Exhibit 10.7

EXECUTION VERSION

CERTAIN CONFIDENTIAL INFORMATION, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE (I) IT IS NOT MATERIAL AND (II) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THE INFORMATION AS PRIVATE AND CONFIDENTIAL.

CREDIT AGREEMENT

by and among

MINERVA SURGICAL, INC.,

as Borrower,

Certain Subsidiaries thereof, as Guarantors,

The Lenders

from Time to Time Party Hereto,

and

ARES CAPITAL CORPORATION,

as Administrative Agent,

Dated as of December 30, 2019

i

EXHIBITS

Exhibit A-1	Form of Assignment and Acceptance
Exhibit C-1	Form of Compliance Certificate
Exhibit D-1	Form of DDTL Note
Exhibit G-1	Form of Guarantee Agreement
Exhibit N-1	Form of Notice of Borrowing
Exhibit N-2	Form of Notice of Conversion or Continuation
Exhibit T-1	Form of Term Loan Note
Exhibit P-1	Form of Perfection Certificate

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of December 30, 2019, is among MINERVA SURGICAL, INC., a Delaware corporation (the “Borrower”), the lenders from time to time party hereto (each a “Lender” and, collectively, the “Lenders”), and ARES CAPITAL CORPORATION, a Maryland corporation (“Ares”), as administrative agent and collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”).

RECITALS

WHEREAS, the Borrower has requested that the Lenders extend credit to the Borrower in the form of (a) an initial term loan in the aggregate principal amount of $30,000,000 on the Closing Date (the “Initial Term Loan Facility”) and (b) a delayed draw term loan facility (the “DDTL Facility”) in the aggregate principal amount of up to $10,000,000; and

WHEREAS, (a) the proceeds of the Initial Term Loan Facility will be used (i) to finance the repayment of amounts outstanding under the Existing Term Credit Facility (as defined herein) and any other Indebtedness outstanding as of the date hereof, (ii) to fund ongoing working capital needs, general corporate purposes, and growth capital expenditure investments of the Borrower, and (iii) to pay fees and expenses incurred in connection with the transactions contemplated hereby (collectively, the “Initial Term Loan Facility Purposes”) and (b) the proceeds of the DDTL Facility will be used to fund ongoing working capital needs, general corporate purposes, and growth capital expenditure investments of the Borrower (the “DDTL Facility Purposes”).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Defined Terms. As used herein, the following terms shall have the meanings specified in this Section 1.01 unless the context otherwise requires:

“AAA” shall have the meaning set forth in the definition of “Valuation Firm”.

“ABR” shall mean, for any day, a fluctuating rate of interest per annum (rounded upward, if necessary, to the next highest 1/16 of 1%) equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 1⁄2 of one percentage point (c) the Eurodollar Rate with a term of three (3) months plus one percentage point, and (d) 3.00% per annum. Changes in the rate of interest on that portion of any Loans maintained as ABR Loans will take effect simultaneously with each change in the ABR.

“ABR Loan” shall mean each Loan bearing interest at ABR, as provided in Section 2.08.

“Acquisition” shall mean any transaction, or any series of related transactions, consummated on or after the Closing Date, by which any Credit Party or any Subsidiary acquires all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person.

“Additional Notes” shall mean (i) those certain Subordinated Secured Convertible Promissory Notes issued by the Borrower in favor of each investor named therein, dated as of November 22, 2019, and November 25, 2019, as amended, and (ii) any other Subordinated Secured Convertible Promissory Notes issued by the Borrower after the Closing Date, in accordance with the terms of this Agreement, in favor of each investor named therein.

“Administrative Agent” shall have the meaning set forth in the preamble to this Agreement.

“Administrative Questionnaire” shall mean a questionnaire completed by each Lender, in a form approved by the Administrative Agent, in which such Lender, among other things, (a) designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with such Lender’s compliance procedures and Applicable Laws, including federal and state securities laws and (b) designates an address, facsimile number, electronic mail address and/or telephone number for notices and communications with such Lender.

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, that, no Secured Party shall be an Affiliate of any Credit Party solely by reason of the provisions of the Credit Documents. The term “Control” means either (a) the power to vote, or the beneficial ownership of, 10% or more of the voting Capital Stock of such Person or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Agreement” shall mean this Credit Agreement, as the same may be amended, amended and restated, supplemented, or otherwise modified from time to time.

“Amortization Amount” shall have the meaning set forth in Section 2.05(a).

“Amortization Extension Period Condition” shall mean any of the following: (i) the Borrower has delivered to the Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent, an executed letter of intent for the sale (or merger) of the Borrower, which sale or merger will result in net proceeds sufficient to prepay the Term Loans in full, (ii) Agent shall be reasonably satisfied that the Borrower shall have raised at least $10,000,000 in Net Cash Proceeds after the Closing Date in the form of Additional Notes or Capital Stock (other than Disqualified Capital Stock), (iii) Agent shall be reasonably satisfied that the Borrower shall have received at least $10,000,000 in Net Cash Proceeds after the Closing Date from business development initiatives (but not, for the avoidance of doubt, from the licensing of any Product or any other Disposition not permitted hereunder), or (iv) Agent shall be reasonably satisfied that the Borrower shall have received at least $10,000,000 in Net Cash Proceeds after the Closing Date in connection with settlements or judgments of outstanding litigation.

“Anti-Corruption Laws” shall mean any and all laws, rules or regulations relating to corruption or bribery, including, but not limited to, the FCPA and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” shall mean any and all laws, rules or regulations relating to money laundering or terrorism financing, including (a) 18 U.S.C. §§ 1956 and 1957; and (b) the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., as amended by the PATRIOT Act, and its implementing regulations.

“Anti-Terrorism Laws” shall mean any laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, all as amended, supplemented or replaced from time to time.

“Applicable Laws” shall mean, with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its Property or Products or to which such Person or any of its Property or Products is subject. For the avoidance of doubt, the term “Applicable Laws” shall include Healthcare Laws, Environmental Laws, FATCA and any intergovernmental agreements with respect thereto between the United States and another jurisdiction.

“Applicable Margin” shall mean the sum of (x) a percentage per annum equal to, with respect to Loans, (i) that are Eurodollar Loans, 9.50 percentage points and (ii) that are ABR Loans, 8.50 percentage points, plus, (y) to the extent applicable pursuant to Section 2.08(f), the PIK Increase Amount.

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit A-1, or otherwise in form and substance satisfactory to the Administrative Agent.

“Attributable Indebtedness” shall mean, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Authorizations” means, with respect to any Person, any permits (including Regulatory Required Permits), approvals, authorizations, licenses, registrations, listings, certificates, clearances, concessions, grants, franchises, variances or permissions from or filed with, and any other contractual obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, and any supplements or amendments with respect to the foregoing.

“Authorized Officer” shall mean, with respect to any Credit Party, the Chief Executive Officer, the Chief Financial Officer, or any other senior financial officer (to the extent that such senior financial officer is designated as such in writing to the Administrative Agent by such Credit Party) of such Credit Party.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” shall mean the Federal Bankruptcy Reform Act of 1978.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” shall mean the board of directors (or comparable managers) of each Credit Party, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Borrower” shall have the meaning set forth in the preamble to this Agreement.

“Borrowing” shall mean and include the incurrence of one Type of Loan on a given date (or resulting from conversions on a given date) having, in the case of Eurodollar Loans, the same Interest Period.

“Budget” shall have the meaning set forth in Section 8.01(f).

“Business Day” shall mean (a) any day excluding Saturday, Sunday and any day that shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close, and (b) any day that is also a day for trading by and between banks in Dollar deposits in the interbank Eurodollar market.

“Capital Stock” shall mean any and all shares, interests, participations, units or other equivalents (however designated) of capital stock of a corporation, membership interests in a limited liability company, partnership interests of a limited partnership, any and all equivalent ownership interests in a Person and any and all warrants, rights or options to purchase any of the foregoing.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capitalized Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP.

“Capitalized Leases” shall mean, as applied to any Person, all leases of property that have been or should be, in accordance with GAAP, recorded as capitalized leases on the balance sheet of such Person or any of its Subsidiaries, on a consolidated basis; provided, that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP.

“Cash Equivalents” shall mean:

(a) any direct obligation of (or unconditional guarantee by) the United States (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States) maturing not more than one year after the date of acquisition thereof;

(b) commercial paper maturing not more than one hundred eighty (180) days from the date of issue and issued by (i) a corporation (other than an Affiliate of any Credit Party) organized under the laws of any state of the United States or of the District of Columbia and, at the time of acquisition thereof, rated A-1 or higher by S&P or P-1 or higher by Moody’s, or (ii) any Lender (or its holding company);

(c) any certificate of deposit, time deposit or bankers acceptance, maturing not more than one hundred eighty (180) days after its date of issuance, which is issued by either: (i) a bank organized under the laws of the United States (or any state thereof) which has, at the time of acquisition thereof, (A) a credit rating of P2 or higher from Moody’s or A or higher from S&P and (B) a combined capital and surplus greater than $500,000,000, or (ii) a Lender;

(d) any repurchase agreement having a term of thirty (30) days or less entered into with any Lender or any commercial banking institution satisfying, at the time of acquisition thereof, the criteria set forth in clause (c)(i) which (i) is secured by a fully perfected security interest in any obligation of the type described in clause (a), and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender or commercial banking institution thereunder; and

(e) money market and mutual funds investing primarily in assets described in clauses (a) through (d) of this definition.

“Casualty Event” shall mean the damage, destruction or condemnation, as the case may be, of property of any Person or any of its Subsidiaries.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Change of Control” shall mean an event or series of events by which: (a) any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities

Exchange Act of 1934, as amended), directly or indirectly, (i) before a Qualified IPO, of more than 50% of the outstanding voting Capital Stock of Borrower having the right to vote for the election of the members of the Board of Directors or (ii) after a Qualified IPO, of more than 35% of the outstanding voting Capital Stock of Borrower having the right to vote for the election of the members of the Board of Directors, (b) except as permitted by this Agreement, Borrower ceases to own 100% of the issued and outstanding Capital Stock of its Subsidiaries that are Credit Parties, (c) during any period of 24 consecutive months commencing on or after the Closing Date, the occurrence of a change in the composition of the Board of Directors of Borrower such that a majority of the members of such Board of Directors are not Continuing Directors, (d) the sale, conveyance or disposal of all or substantially all of the Borrower’s property or business or any other transaction or series of related transactions (other than a Qualified IPO) in which the holders of the voting Capital Stock of the Borrower outstanding immediately prior to such transaction or series of related transactions cease to retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting Capital Stock of the Borrower or (e) a “Change of Control” (as defined in the Investor Notes) shall occur.

“Claims” shall have the meaning set forth in the definition of “Environmental Claims”.

“Closing Date” shall mean December 30, 2019.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean the assets of any Credit Party upon which Administrative Agent has been granted a Lien in connection with this Agreement pursuant to the Collateral Documents, but excludes in all cases Excluded Collateral (as defined in the Security Agreement).

“Collateral Documents” shall mean the Security Agreement and each other document or agreement that creates or perfects any security interests granted by any of the Credit Parties to the Administrative Agent on behalf of the Secured Parties.

“Collateral Sale” shall have the meaning set forth in Section 11.14.

“Collections” shall mean all cash, checks, credit card slips or receipts, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and Tax refunds) of the Credit Parties.

“Commitment” shall mean any of the Initial Term Loan Commitment or DDTL Commitment. The aggregate amount of the Commitments as of the date hereof is $40,000,000, as set forth on Schedule 1.01(a).

“Compliance Certificate” shall mean a certificate duly completed and executed by an Authorized Officer of the Borrower substantially in the form of Exhibit C-1, or otherwise in form and substance satisfactory to the Administrative Agent.

“Confidential Information” shall have the meaning set forth in Section 12.17.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Liability” shall mean, for any Person, any agreement, undertaking or arrangement by which such Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Stock of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

“Continuing Director” shall mean (a) any member of the Board of Directors who was a director (or comparable manager) of Borrower on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors.

“Control” shall have the meaning set forth in the definition of “Affiliate”.

“Control Agreement” shall mean a control agreement, in form and substance reasonably satisfactory to Administrative Agent, executed and delivered by the applicable Credit Party, Administrative Agent, and the applicable securities intermediary or bank, which agreement is sufficient to give the Administrative Agent “control” over each of such Credit Party’s securities accounts, deposit accounts or investment property, as the case may be.

“Correction” means the repair, modification, adjustment, relabeling, or destruction of a device to prevent a serious injury or death without its physical removal from its point of use to some other location.

“Credit Documents” shall mean this Agreement, the Control Agreements, the Fee Letter, the Guarantee Agreement, the Security Documents, the Subordination Agreement, the Perfection Certificate, any Notes issued by the Borrower hereunder, any intercreditor or subordination agreements in favor of the Administrative Agent with respect to this Agreement, and any other agreement entered into now, or in the future, by any Credit Party, on the one hand, and the Administrative Agent or Lender, on the other hand, in connection with this Agreement.

“Credit Extension” shall mean and include the making (but not the conversion or continuation) of a Loan.

“Credit Facility” shall mean any of the Initial Term Loan Facility or DDTL Facility, as applicable, and collectively, the Initial Term Loan Facility and DDTL Facility.

“Credit Party” shall mean the Borrower, each of the Guarantors and each other Person that becomes a Credit Party hereafter pursuant to the execution of joinder documents.

“DDTL Commitment” shall mean, (a) in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.01(a) as such Lender’s “DDTL Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “DDTL Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the DDTL Commitment, in each case as the same (x) shall be permanently reduced each time there is a Delayed Draw Term Loan draw by the amount of such Delayed Draw Term Loan draw that such Lender funds and (y) may be otherwise changed from time to time pursuant to the terms hereof. The aggregate amount of the DDTL Commitments as of the date hereof is $10,000,000, as set forth on Schedule 1.01(a).

“DDTL Commitment Expiration Date” shall mean December 31, 2020.

“DDTL Facility” shall have the meaning set forth in the recitals to this Agreement.

“DDTL Facility Purposes” shall have the meaning set forth in the recitals.

“DDTL Note” shall mean a promissory note substantially in the form of Exhibit D-1.

“Declined Proceeds” shall have the meaning set forth in Section 5.02(k).

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 2.08(c).

“Defaulting Lender” shall mean, subject to Section 2.15, any Lender that, as determined by the Administrative Agent, (a) has failed to (i) fund any portion of the Term Loans required to be funded by it hereunder for three (3) or more Business Days unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder, (b) has notified the Borrower, or the Administrative Agent in writing that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) or more Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing in a manner satisfactory to the Administrative Agent that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a bankruptcy or insolvency proceeding,

(ii) had a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error.

“Delayed Draw Term Loan” shall have the meaning set forth in Section 2.01(a).

“Disclosure Letter” shall mean the disclosure letter, dated as of the Closing Date, as amended or supplemented from time to time pursuant to the terms of this Agreement, delivered by the Borrower to the Administrative Agent for the benefit of the Lenders.

“Disposition” shall mean, with respect to any Person, any sale, transfer, lease, contribution, division or other conveyance (including by way of merger) or abandonment of, or the granting of options, warrants, license or other rights to, any of such Person’s or their respective Subsidiaries’ assets (including Receivables and Capital Stock of Subsidiaries) to any other Person in a single transaction or series of transactions.

“Disqualified Capital Stock” shall mean any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a Change of Control or asset sale so long as any rights of the holders thereof upon the occurrence of a Change of Control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock) (except as a result of a Change of Control or asset sale so long as any rights of the holders thereof upon the occurrence of a Change of Control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provides for the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is ninety-one (91) days after the latest Maturity Date; provided, that if such Capital Stock is issued pursuant to a plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the Applicable Laws of the United States, any state, territory, protectorate or commonwealth thereof, or the District of Columbia.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Claims” shall mean any and all administrative, regulatory, adjudicatory or judicial actions, suits, demands, demand letters, claims, liens, fines, penalties, requests for information, inquiries, notices of noncompliance or violation, investigations (other than internal reports prepared by the Credit Parties in the ordinary course of such Person’s business) or proceedings relating in any way to any Environmental Law, any Hazardous Material (including any exposure to any Hazardous Material), or any permit issued, or any approval given, under any such Environmental Law (“Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial, investigation, monitoring or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence, Release of, or threat of Release of Hazardous Materials or arising from alleged injury or threat of injury to human health, public safety or the environment, pursuant to any Environmental Law.

“Environmental Law” shall mean any federal, state, foreign, regional, county or local statute, law, rule, regulation, ordinance, and code now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, decree or judgment, relating to the protection of human health, safety or the environment or natural resources, including laws relating to the Release, threat of Release, manufacture, processing, distribution, use, presence, production, treatment, storage, disposal, transport, labeling or handling of, or exposure to, Hazardous Materials, including the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Clean Air Act and CERCLA, and other similar state and local statutes, and any regulations promulgated thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that, together with any Credit Party or a Subsidiary thereof, is, or within the last six (6) years was, treated as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived pursuant to applicable regulations), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is reasonably expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by Holdings, the Borrower, and Restricted Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by Holdings, the Borrower, any Restricted Subsidiary or any ERISA Affiliate from the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the cessation of operations at a facility of Holdings, the Borrower, any Restricted Subsidiary or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA with respect to any Plan subject to Section 4062(e) of ERISA, (h) the incurrence by Holdings, the Borrower, any Restricted Subsidiary or any ERISA Affiliate of any liability with respect to its withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (i) the receipt by Holdings, the Borrower, any Restricted Subsidiary or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability on it or a determination that a Multiemployer Plan is, or is reasonably expected to be, insolvent, within the meaning of Title IV of ERISA or in “endangered” or “critical” status, within the meaning of Section 305 of ERISA.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Rate” shall mean, with respect to any Eurodollar Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the greater of (a) 2.00% per annum and (b) an amount equal to (i) the rate per annum appearing on Bloomberg Professional Service Page BBAM1 offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two (2) business days prior to the first day of such interest period for a three (3) month term; multiplied by (ii) the Statutory Reserve Rate. If for any reason the rate referred to in clause (b)(i) is not available, for any such interest period, such rate will be (x) a comparable successor or alternative interbank rate for deposits in Dollars that is, at such time, broadly accepted by the loan market in lieu of the Eurodollar Rate and is reasonably acceptable to the Administrative Agent and the Borrower or (y) solely if no such broadly accepted comparable successor interbank rate exists at such time, a successor or alternative index rate as the Administrative Agent may reasonably determine in light of prevailing market practices and is reasonably acceptable to the Borrower, and in either case, such rate shall be implemented as agreed between the Administrative Agent and the Borrower; provided that, to the extent a successor or alternative index rate cannot be agreed upon in accordance with clause (x) or (y) above within five (5) Business Days after the Eurodollar Rate becomes unavailable, all Loans hereunder will be deemed to be ABR Loans (and shall bear interest accordingly) for purposes of the definition of “Applicable Margin” and Section 2.10, until such time as an alternative rate can be agreed upon in accordance with clause (x) or (y).

“Event of Default” shall have the meaning set forth in Article X.

“Excluded Account” means each deposit or securities accounts constituting (a) a zero balance account that sweeps on a daily basis into a deposit account subject to a Control Agreement, (b) a deposit account used solely to fund payroll obligations, health benefit or employee benefit obligations, trust fund Tax obligations, escrow arrangements, trust accounts or holding third-party insurance funds or funds owned by Persons other than the Credit Parties, (c) a deposit account into which an Account Debtor makes payment under Medicare, Medicaid, TRICARE or any other health program operated by or financed in whole or in part by any foreign or domestic federal, state or local government so long as funds on deposit in such deposit account are transferred on each Business Day to an account subject to a Control Agreement, or (e) a deposit account established solely for the purpose of holding amounts on deposit for use as cash collateral for credit card obligations and reimbursement obligations under letters of credit permitted by Section 9.01.

“Excluded Subsidiary” shall mean any Subsidiary that is (a) a Foreign Subsidiary, (b) a FSHCO, or (c) a Subsidiary owned by a Foreign Subsidiary, in each case, solely to the extent that the pledge of Capital Stock of, or the provision of a guarantee by, the foregoing would reasonably be expected to result in adverse Tax consequences to the Credit Parties.

“Excluded Taxes” shall mean with respect to the Administrative Agent, any Lender or any other Recipient, (a) income, franchise, branch profits or similar Taxes imposed on (or measured by) its net income (i) by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of a Non-U.S. Lender, any U.S. federal withholding Tax that is imposed on amounts payable to such Non-U.S. Lender pursuant to a law in effect at the time such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office, unless such designation was at the request of the Borrower), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 5.04(a), (c) Taxes imposed by reason of the failure of the Administrative Agent or such Lender to comply with its obligations under Section 5.04(b), Section 5.04(c), or Section 5.04(e), or to the extent that such documentation fails to establish a complete exemption from applicable withholding Taxes, other than, in either case, due to a change in Applicable Laws after the Closing Date, and (d) U.S. federal withholding Taxes imposed under FATCA.

“Exit Fee” shall have the meaning set forth in Section 4.01(c).

“Exit Fee Equity Value” shall mean (i) in the event the Exit Fee is being paid in connection with (A) a sale, transfer or other conveyance or disposal of all or substantially all of the Borrower’s assets, properties or business, or (B) any transaction or series of related transactions (other than a Qualified IPO) in which the holders of the voting Capital Stock of the Borrower outstanding immediately prior to such transaction or series of related transactions cease to retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting Capital Stock of the Borrower, an amount equal to the acquisition price paid or to be paid to the Borrower or the equity holders of the Borrower, or (ii) in any other circumstance, (A) if the Capital Stock of the Borrower is publicly traded at such time, (1) if the Exit Fee Equity Value is being determined at any time on or after the closing of a Qualified IPO through the twentieth consecutive Business Day following the closing of such Qualified IPO, the sale price per share of Borrower’s Capital Stock sold in the Qualified IPO multiplied by the number of shares of Borrower’s Capital Stock outstanding immediately after the closing of the Qualified IPO, or (2) if the Exit Fee Equity Value is being determined at any time on or after the twenty-first consecutive Business Day following the closing of a Qualified IPO, an amount equal to the volume-weighted average of the closing sales prices of such securities for the twenty consecutive Business Days ending on the Business Day immediately prior to the day on which the Exit Fee Equity Value is to be determined, multiplied by the number of shares of Borrower’s Capital Stock outstanding on the Business Day immediately prior to the day on which the Exit Fee Equity Value is to be determined, or (B) if the equity securities of the Borrower are not publicly traded at such time, an amount equal to Borrower’s post-money valuation immediately following the closing of Borrower’s most recent round of bona fide equity financing, as adjusted to take into account the exercise of all outstanding options and warrants and the conversion of any outstanding convertible debt securities (including the Investor Notes), into Borrower’s Capital Stock at the price per share that such Capital Stock was sold in such bona fide equity financing. In the event that the Borrower and the Administrative Agent are unable to agree on the Exit Fee Equity Value within twenty (20) days after the date on which the Exit Fee Equity Value is to be determined pursuant to Section 4.01(c), the Exit Fee Equity Value shall be determined by the Valuation Firm (acting as an expert and not as an arbitrator). The Borrower and the Administrative Agent shall instruct the Valuation Firm to render a final resolution in writing to the Borrower and the Administrative Agent promptly after its appointment, and in any event not later than twenty (20) days after the date on which the Valuation Firm is retained, which final resolution shall be based solely on presentations by the Borrower and Administrative Agent to the Valuation Firm (and not by independent review by the Valuation Firm), and shall set forth in reasonable detail the basis for the Valuation Firm’s final determination. The Valuation Firm’s final determination shall be final and binding on the Borrower and the Administrative Agent. The expenses of the Valuation Firm will be borne by the Administrative Agent, on the one hand, and the Borrower, on the other hand, on a proportional basis based on the disputed amount of the Exit Fee Equity Value that has been submitted to the Valuation Firm for resolution that ultimately is determined by the Valuation Firm to be included in the Exit Fee Equity Value (for example, to the extent (1) 100% of the disputed amount is ultimately included in the Exit Fee Equity Value, Borrower shall bear 100% of the expenses, (2) 0% of the disputed amount is ultimately included in the Exit Fee Equity Value, Administrative Agent shall bear 100% of the expenses, and (3) 50% of the disputed amount is ultimately included in the Exit Fee Equity Value, each of Administrative Agent and Borrower shall bear 50% of the expenses).

“Existing Notes” shall mean those certain Subordinated Secured Convertible Promissory Notes outstanding as of the Closing Date by the Borrower in favor of each investor named therein (the “Existing Investors”), as set forth on Schedule 1.01(b) to the Disclosure Letter.

“Existing Term Credit Facility” shall mean that certain Amended and Restated Loan and Security Agreement, dated as of July 19, 2019, by and among the Borrower and Silicon Valley Bank.

“Extraordinary Receipts” any cash received by or paid to or for the account of any Person not in the ordinary course of business, including, without limitation, Tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action and similar payments, indemnity payments and any purchase price adjustment received in connection with any purchase agreement; provided, however, that Extraordinary Receipts shall not include cash receipts from proceeds of insurance or similar payments, or indemnity payments to the extent that such funds are received by any Person in respect of any third party claim against such Person and applied to pay (or reimburse such Person for its prior payment of) such claim plus related costs and expenses. For the avoidance of doubt, Extraordinary Receipts shall not include any proceeds from the sale of the Borrower’s Capital Stock.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities implementing such Sections of the Code.

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977, as amended from time to time, and the rules and regulations thereunder.

“FDA” shall mean the United States Food and Drug Administration and any successor thereto.

“Federal Funds Rate” shall mean, for any day, a fluctuating interest rate per annum equal to: (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next succeeding Business Day) by the Federal Reserve Bank of New York; or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the Fee Letter dated as of the date hereof by and between the Borrower and the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.01 or the Fee Letter.

“Financial Performance Covenants” shall mean the covenants set forth in Section 9.13.

“Flood Hazard Property” shall have the meaning set forth in the definition of the term “Flood Insurance Requirements”.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 and (v) the Biggert –Waters Flood Insurance Reform Act of 2012, as now or hereafter in effect of any successor statute thereto, in each case, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing or interpreting any of the foregoing, as amended or modified from time to time.

“Flood Insurance Requirements” shall mean (i) a completed “life of loan” Federal Emergency Management Standard Flood Hazard Determination as to whether such real property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and (ii) if such real property is a Flood Hazard Property, evidence as to (A) whether the community in which such real property, or as applicable, the leasehold interest of such Credit Party in such real property, is located is participating in the National Flood Insurance Program, (B) the applicable Credit Party’s written acknowledgment of receipt of written notification from the Administrative Agent (1) as to the fact that such real property is a Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (C) copies of flood insurance policies under the National Flood Insurance Program (or private insurance endorsed to cause such private insurance to be fully compliant with the federal law as regards private placement insurance applicable to the National Flood Insurance Program, with financially sound and reputable insurance companies not Affiliates of the Borrower) or a declaration page, application accompanied by proof of premium payment for such policies, or such other documentation as is satisfactory to the Administrative Agent and each Lender, with confirmation of such satisfaction of such Lender to be made in writing (which, for purposes of such confirmation, shall include email) and such confirmation shall not be unreasonably withheld or delayed, in each case, for the Borrower and its Subsidiaries evidencing such flood insurance coverage in such amounts and with such deductibles as required by Flood Insurance Laws or as the Administrative Agent may request (but no less than required by applicable Flood Insurance Laws) and naming the Administrative Agent and its successors and/or assigns as sole loss payee on behalf of the Lenders.

“Foreign Subsidiary” shall mean each Subsidiary of a Credit Party that characterized as a corporation for U.S. federal income Tax purposes and is not a Domestic Subsidiary.

“FSHCO” shall mean any Domestic Subsidiary substantially all of the assets of which consist of (or are treated as consisting of, for U.S. federal income Tax purposes) the equity interests of (or the equity interests and Indebtedness of) one or more Foreign Subsidiaries and/or other entities that are described in this definition.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the Administrative Agent, the Lenders and the Credit Parties shall negotiate in good faith to effect such amendment and such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Good Manufacturing Practices” means current good manufacturing practices, as set forth in 21 C.F.R. Parts 820 and any comparable and applicable foreign requirements.

“Governmental Authority” shall mean the government of the United States, any foreign country or any multinational authority, or any state, commonwealth, protectorate or political subdivision thereof, and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the PBGC and other quasi-governmental entities established to perform such functions.

“Guarantee Agreement” shall mean a Guarantee Agreement, executed and delivered by each Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit G-1, or otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Guarantee Obligations” shall mean, as to any Person, any Contingent Liability of such Person or other obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date, entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean (a) each Person that is a Subsidiary (other than an Excluded Subsidiary) on the Closing Date and (b) each Person that becomes a party to the Guarantee Agreement after the Closing Date pursuant to Section 8.11.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any Environmental Law; and (c) any other chemical, material or substance, which is classified, prohibited, limited or regulated by, or forming the basis of liability under any Environmental Law.

“Healthcare Laws” means all Applicable Laws relating to the procurement, development, provision, clinical and non-clinical evaluation or investigation, product approval or clearance, manufacture, production, analysis, distribution, dispensing, importation, exportation, use, handling, quality, reimbursement, sale, labeling, advertising, promotion, or post-market requirements of any Product (including, without limitation, any component of, or accessory to, such Product) subject to regulation under the FFDCA or otherwise regulated by the FDA and similar state or foreign laws, Medicare, Medicaid, and all laws and regulations pursuant to which Regulatory Required Permits are issued, in each case, as the same may be amended from time to time.

“Hedge Termination Value” shall mean, in respect of any one or more Hedging Obligations, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Obligations, (a) for any date on or after the date such Hedging Obligations have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Obligations, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Obligations (which may include any Lender or any Affiliate of a Lender).

“Hedging Obligations” shall mean, with respect to any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (a) any and all Hedging Transactions, (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (c) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) permitted under Section 9.11 now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided, that, the term “Hedging Transaction” shall not include (i) phantom stock, stock option plans or similar plans providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its Subsidiaries or (ii) any option or warrant agreement for the purchase of Capital Stock of the Borrower.

“Historical Financial Statements” shall mean (a) audited consolidated financial statements of Borrower for the fiscal year ended December 31, 2018 and (b) unaudited consolidated financial statements of the Borrower for the fiscal year to date periods ended March 31, 2019, June 30, 2019 and September 30, 2019.

“Indebtedness” shall mean, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all indebtedness of such Person for borrowed money and all indebtedness of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) available under all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) the Hedge Termination Value of all Hedging Obligations of such Person;

(d) all obligations of such Person to pay the deferred purchase price of property or services, including earn-out obligations (other than (i) trade accounts payable in the ordinary course of business and (ii) to the extent such obligation is not due at any time prior to the date that is six months after the latest Maturity Date, any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Capital Stock; and

(h) all Guarantee Obligations of such Person in respect of any of the foregoing,

provided, that Indebtedness shall not include (i) prepaid or deferred revenue arising in the ordinary course of business, (ii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset, (iii) endorsements of checks or drafts arising in the ordinary course of business, and (iv) preferred Capital Stock to the extent not constituting Disqualified Capital Stock.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited. The amount of any net Hedging Obligations on any date shall be deemed to be the Hedge Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property of such Person encumbered thereby as determined by such Person in good faith.

“Initial Term Loan” shall have the meaning set forth in Section 2.01(a)(x).

“Initial Term Loan Facility” shall have the meaning set forth in the recitals to this Agreement.

“Initial Term Loan Commitment” shall mean, (a) in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.01(a) as such Lender’s “Initial Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Initial Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed all or a portion of the Initial Term Loan Commitment, in each case as the same (x) shall be permanently reduced on the Closing Date upon the Initial Term Loan draw that such Lender funds and (y) may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Initial Term Loan Commitments as of the date hereof is $30,000,000, as set forth on Schedule 1.01(a).

“Intellectual Property” shall have the meaning set forth in the Security Agreement.

“Interest Period” shall mean, with respect to any Eurodollar Loan, the interest period applicable thereto, as determined pursuant to Section 2.09.

“Investment” shall mean, relative to any Person, (a) any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such first Person of any bonds, notes, debentures or other debt securities of any such other Person; (b) Contingent Liabilities in favor of any other Person; and (c) any Capital Stock held by such Person in any other Person. The amount of any Investment at any time shall be the original principal or capital amount thereof less all returns of principal or equity thereon made on or before such time and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.

“Investors” shall mean, individually or collectively, any investor named in the Investor Notes.

“Investor Notes” shall mean, individually or collectively, the Additional Notes and the Existing Notes.

“IP Rights” shall have the meaning set forth in Section 7.13.

“IRS” shall mean the U.S. Internal Revenue Service.

“Lender” shall have the meaning set forth in the preamble to this Agreement.

“Letter of Direction” shall mean that certain executed letter of direction from Borrower addressed to Administrative Agent, on behalf of itself and Lenders, directing the disbursement on the Closing Date of the proceeds of the Loans made on such date.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment for collateral purposes, lien (statutory or other) or similar encumbrance, and any easement, right-of-way, license, restriction (including zoning restrictions), defect, exception or irregularity in title or similar charge or encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof); provided, that in no event shall an operating lease entered into in the ordinary course of business or any precautionary UCC filings made pursuant thereto by an applicable lessor or lessee, be deemed to be a Lien.

“Liquidity” shall mean Qualified Cash of the Credit Parties, net of any checks written by the Credit Parties.

“Loan” shall mean, individually, any Loan made by any Lender hereunder, and collectively, the Loans made by the Lenders hereunder. “Loan” shall include the Initial Term Loan and each Delayed Draw Term Loan.

“Management Forecast” shall mean that certain management forecast of Borrower provided to the Administrative Agent by Borrower on September 30, 2019.

“Master Agreement” shall have the meaning set forth in the definition of the term “Hedging Transaction”.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, properties, liabilities (actual or contingent), operations, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, (b) the validity or enforceability of this Agreement or any of the other Credit Documents, (c) the Secured Parties’ rights or remedies hereunder or under any of the other Credit Documents, or (d) a material impairment of the ability of the Borrower and its Subsidiaries, taken as a whole, to perform their payment and other material obligations under the Credit Documents to which they are parties.

“Material Contract” shall mean, as to any Person, (i) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate annual consideration payable to or by such Person or such Subsidiary of $250,000 or more (other than customer contracts or compensatory agreements with employees or other professional service providers), and (ii) all other contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Effect. A reasonably detailed description of each Material Contract is set forth on Schedule 1.01(c) to the Disclosure Letter as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 8.01(d).

“Material Hologic Judgment” shall have the meaning set forth in Section 10.01(f).

“Maturity Date” shall mean December 30, 2022.

“Minimum DDTL Borrowing Amount” shall mean $10,000,000.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a mortgage or a deed of trust, deed to secure debt, trust deed or other security document entered into by any applicable Credit Party and the Administrative Agent for the benefit of the Secured Parties in respect of any Real Property owned by such Credit Party, in such form as agreed between such Credit Party and the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Mortgaged Property” shall mean each parcel of Real Property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 8.11(d).

“Multiemployer Plan” shall mean a “multiemployer plan” within the meaning of Section 3(37) of ERISA to which any Credit Party, any Subsidiary of a Credit Party or any ERISA Affiliate makes, is making, is obligated, or within the last six (6) years has been obligated, to make contributions, or with respect to which any Credit Party or any Subsidiary of a Credit Party has any liability, actual or contingent.

“Necessary Documents” shall have the meaning set forth in Section 7.18.

“Net Proceeds” shall mean (a) in respect of a Disposition or Casualty Event, cash proceeds as and when received by the Person making a Disposition, as well as insurance proceeds and condemnation and similar awards received on account of a Casualty Event, net of: (i) in the event of a Disposition (v) the direct costs relating to such Disposition, (w) income and other similar Taxes actually paid, assessed or estimated by such Person (in good faith) to be payable in cash in connection with such proceeds, (x) sales, use or other transaction Taxes actually paid, assessed or estimated by such Person (in good faith) to be payable in cash within the next twelve (12) months in connection with such proceeds provided, that if after the expiration of the twelve (12) month period, the amount of estimated or assessed Taxes, if any, exceeded the Taxes actually paid in cash in respect of proceeds from such Disposition, the aggregate amount of such excess shall constitute Net Proceeds under Section 5.02 and, subject to Section 5.02(j), be promptly applied to the prepayment of the Obligations in accordance with Section 5.02(g), (y) amounts required to be applied to pay principal, interest and prepayment premiums and penalties on Indebtedness (other than the Obligations) secured by a Lien on the asset which is the subject of such Disposition and (z) with respect to a Disposition, any escrow or reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of the applicable Disposition undertaken by any Credit Party or other liabilities in connection with such Disposition (provided that upon release of any such escrow or reserve, the amount released shall be considered Net Proceeds) and (ii) in the event of a Casualty Event, (x) all money actually applied to repair or reconstruct the damaged property affected thereby or otherwise reinvested in replacement property in accordance with this Agreement, (y) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (z) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments and (b) in respect of any incurrence of Indebtedness, cash proceeds, net of underwriting discounts and out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of a Borrower.

“Net Revenue” means, for any period, (a) Borrower’s gross revenues during such period, less (b)(i) trade, quantity and cash discounts allowed by Borrower, (ii) discounts, refunds, rebates, charge backs, retroactive price adjustments and any other allowances which effectively reduce net selling price, (iii) product returns and allowances, (iv) allowances for shipping or other distribution expenses, (v) set-offs and counterclaims, and (vi) any other similar and customary deductions used by Borrower in determining net revenues, all, in respect of (a) and (b), as determined in accordance with GAAP and in the ordinary course of business (and not, for the avoidance of doubt, revenues from extraordinary, non-recurring or unusual events).

“Non-Consenting Lender” shall have the meaning set forth in Section 12.07(b).

“Non-Excluded Taxes” shall have the meaning set forth in Section 5.04(a).

“Non-U.S. Lender” shall have the meaning set forth in Section 5.04(b).

“Note” shall mean, as the context may require, a DDTL Note or a Term Loan Note.

“Notice of Borrowing” shall have the meaning set forth in Section 2.03(a).

“Notice of Conversion or Continuation” shall have the meaning set forth in Section 2.06(a).

“Obligations” shall mean all Loans, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any Lender, Agent, or any other Person required to be indemnified hereunder, that arise under any Credit Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired, including all fees, expenses and other amounts accruing during the pendency of any proceeding of the type described in Section 10.01(h), whether or not allowed in such proceeding.

“Organization Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan, or sold or assigned an interest in any Loan).

“Other Taxes” shall mean any and all present or future stamp, court, documentary, intangible recording, filing or similar Taxes or any other excise or property Taxes, charges or similar levies (but excluding any Tax, charge or levy that constitutes an Excluded Tax) arising from any payment made hereunder or from the execution, delivery or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, except for any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment at the request of Borrower under Section 12.07).

“Participant” shall have the meaning set forth in Section 12.06(c)(i).

“Participant Register” shall have the meaning set forth in Section 12.06(c)(iii).

“Patriot Act” shall have the meaning set forth in Section 12.20.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Pension Plan” shall mean any single-employer plan, as defined in Section 4001(a)(15) of ERISA, and subject to Title IV of ERISA, Section 412 of the Code or Sections 302 or 303 of ERISA, that is or was within any of the preceding six plan years sponsored, maintained or contributed to (or to which there is or was an obligation to contribute or to make payments) by any Credit Party, Subsidiary of a Credit Party or an ERISA Affiliate thereof, or respect of which any Credit Party, Subsidiary of a Credit Party or an ERISA Affiliate thereof incurs or otherwise has any obligation or liability, contingent or otherwise.

“Perfection Certificate” shall mean, individually and collectively, the certificates, substantially in the form of Exhibit P-1 or otherwise in form and substance reasonably satisfactory to the Administrative Agent, delivered by the Credit Parties to the Administrative Agent.

“Permitted Acquisition” means any Acquisition by a Credit Party of (i) all or substantially all of the assets of a target, which assets are located in the United States or (ii) 100% of the Capital Stock of a target organized under the laws of any State in the United States or the District of Columbia, in each case, to the extent that each of the following conditions shall have been satisfied:

(a) the Credit Parties shall have notified the Administrative Agent and Lenders of such proposed acquisition at least ten (10) days prior to the consummation thereof and furnished to the Administrative Agent and Lenders such other information and documents that the Administrative Agent may reasonably request;

(b) the total cash consideration paid or payable for Permitted Acquisitions (including any payments in respect of earnouts permitted under Section 9.01(m)) shall be funded solely with net proceeds from an issuance of Qualified Capital Stock;

(c) the Credit Parties and its Subsidiaries (including any new Subsidiary) shall be in compliance with Section 8.11;

(d) such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the target;

(e) such Acquisition shall be in compliance with Section 9.12;

(f) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom; and

(g) Borrower shall be in pro forma compliance with the Financial Performance Covenants in Section 9.13.

“Permitted Liens” shall have the meaning set forth in Section 9.02.

“Permitted Refinancing Indebtedness” shall mean Indebtedness issued or incurred (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend, renew or replace existing Indebtedness of any Credit Party or any of its Subsidiaries permitted hereunder (the “Refinanced Indebtedness”); provided, that the original principal amount of such refinancing, refunding, extending, renewing or replacing Indebtedness does not exceed the principal amount of such Refinanced Indebtedness plus the amount of any interest, premiums or penalties required to be paid thereon plus fees and expenses associated therewith.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“PIK Increase Amount” shall mean 0.50%.

“PIK Interest” shall have the meaning set forth in Section 2.08(f).

“PIK Notice” shall have the meaning set forth in Section 2.08(f).

“PIK Termination Date” shall mean the second anniversary of the Closing Date.

“Plan” shall mean a Pension Plan or a Multiemployer Plan.

“Prepayment Premium” shall mean, with respect to any prepayment of the Term Loans at any time, the amount equal to the difference, if any, between (x) the principal amount of the prepayment amount described in clause (y)(i) herein multiplied by 1.30, minus (y) the sum of (i) the principal amount of the Term Loans being prepaid as of the date of such prepayment, plus (ii) all interest payments and fees paid on such Term Loans in cash on or prior to the date of such prepayment (including, the Exit Fee, if applicable); provided that in no event shall the Prepayment Premium be less than zero.

“Prime Rate” shall mean a variable per annum rate, as of any date of determination, equal to the rate as of such date published in The Wall Street Journal as being the “Prime Rate” (or, if more than one rate is published as the Prime Rate, then the highest of such rates). The Prime Rate will change as of the date of publication in The Wall Street Journal of a Prime Rate that is different from that published on the preceding Business Day. In the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Rate, the Administrative Agent shall choose a reasonably comparable index or source to use as the basis for the Prime Rate.

“Products” shall mean any item or any service that is researched or developed, designed, created, tested, investigated, packaged, labeled, distributed, manufactured, prepared, assembled, managed, performed, or otherwise used, offered, marketed, sold, or handled by or on behalf of the Credit Parties or any of their Subsidiaries, whether marketed or in development.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Pro Rata Share” shall mean (a) with respect to the Initial Term Loan Commitment of any Lender at any time, a percentage, the numerator of which shall be the sum of such Lender’s unfunded Initial Term Loan Commitment, plus such Lender’s funded Initial Term Loans, and the denominator of which shall be the sum of the unused Initial Term Loan Commitments of all Lenders, plus all funded Initial Term Loans of all Lenders or (b) with respect to the DDTL Commitment of any Lender at any time, a percentage, the numerator of be the sum of such Lender’s unfunded DDTL Commitment, plus such Lender’s funded Delayed Draw Term Loan, and the denominator of which shall be the sum of the DDTL Commitment of all Lenders, plus all funded Delayed Draw Term Loan of all Lenders.

“Qualified Capital Stock” shall mean any Capital Stock that is not Disqualified Capital Stock.

“Qualified Cash” shall mean, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of the Credit Parties that is in deposit accounts or in securities accounts, or any combination thereof, which deposit accounts and securities accounts are the subject of Control Agreements and are maintained by a branch office of the applicable bank or securities intermediary located within the United States of America.

“Qualified IPO” shall mean an underwritten public offering of Capital Stock of Borrower (or any parent thereof of which Borrower is a Subsidiary) in accordance with the Securities Act of 1933.

“Real Property” shall mean, with respect to any Person, all right, title and interest of such Person (including, without limitation, any leasehold estate) in and to a parcel of real property owned, leased or operated by such Person together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Recall” shall mean a Removal or Correction.

“Receivable” shall mean, with respect to each Credit Party, each (i) Account, (ii) Health-Care-Insurance Receivable, (iii) credit card receivable, (iv) right to payment under any contract, Document, Instrument, promissory note, Chattel Paper, or electronic chattel paper, (v) Tax refund or right to receive any Tax refund, (vi) bond or certificate owned or held by such Credit Party or held for the benefit of such Credit Party, (vi) right to payment for the sale, lease or license of any Inventory, Equipment or General Intangible, (vii) policy of insurance issued to or for the benefit of such Credit Party and each right to payment and Proceeds of such insurance, (viii) right to payment in connection with each Investment Property, Deposit Account, book account, credit or reserve, and (ix) form of obligation whatsoever owing to such Credit Party, together with all Instruments, Documents and Certificates of Title representing any of the foregoing, and all rights in any merchandise or Goods which any of the same may represent, all files and Records with respect to any collateral or security given by such Credit Party to Administrative Agent in the foregoing, together with all rights, title, security, Supporting Obligations and guarantees with respect to the foregoing, including any right of stoppage in transit, whether now owned or hereafter created or acquired by such Credit Party or in which such Credit Party now has or hereafter acquires any interest.

“Recipient” means the Administrative Agent or any Lender, as applicable.

“Refinanced Indebtedness” shall have the meaning set forth in the definition of “Permitted Refinancing Indebtedness”.

“Register” shall have the meaning set forth in Section 12.06(b)(iv).

“Regulatory Matters” shall mean, collectively, activities and Products that are subject to Healthcare Laws.

“Regulatory Required Permit” means any and all licenses, clearances, exemptions, approvals, registrations, listings, and permits issued by or filed with the FDA or any other applicable Governmental Authority, including, without limitation, any 510(k) premarket clearance, grant of a de novo request, premarket approval application (“PMA”), or investigational device exemption (“IDE”), or the foreign equivalent to any of the foregoing necessary for the design, testing, manufacture, processing, assembly, packaging, labeling, marketing, distribution, commercialization, import, export, or sale of any Product by any applicable Credit Party (or Credit Parties) and its (or their) Subsidiaries as such activities are being conducted by such Credit Party (or Credit Parties) and its (or their) Subsidiaries with respect to such Product; and any device listings and device establishment registrations under 21 C.F.R. Part 807, and those licenses, registrations, and permits issued or required by state governments for the conduct of the Credit Parties’ or any of their Subsidiaries’ business and activities.

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Rejection Notice” shall have the meaning set forth in Section 5.02(k).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Release” shall mean a “release”, as such term has the meaning set forth in CERCLA.

“Removal” means the physical removal of a product from its point of use to some other location for repair, modification, adjustment, relabeling, destruction or inspection.

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder (excluding any such event for which the notice requirement has been waived by the PBGC).

“Required Lenders” shall mean, at any date, Lenders having or holding a majority of (a) unused Commitments of Lenders plus (b) the aggregate outstanding principal amount of the Loans; provided that the Commitment of, and the portion of the outstanding principal amount of the Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Restricted Payment” shall mean, with respect to any Person, (a) the declaration or payment of any dividend on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any class of Capital Stock of such Person or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or the making of any other distribution in respect thereof, either directly or indirectly, whether in cash or property, (b) the payment or prepayment of principal of, or premium or interest or any other amount in respect of, any Indebtedness that is contractually subordinate to the Obligations, including any cash payment on the Investor Notes, unless such payment is permitted under the terms of the subordination agreement applicable thereto, and (c) any payment in respect of earn-out obligations.

“SEC” means the Securities and Exchange Commission.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Secured Parties” shall mean, collectively, (a) the Lenders, (b) the Administrative Agent, (c) the beneficiaries of each indemnification obligation undertaken by any Credit Party under the Credit Documents and (d) any successors, endorsees, transferees and assigns of each of the foregoing.

“Security Agreement” shall mean a Security Agreement, by and among each Credit Party and the Administrative Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Security Documents” shall mean, collectively, the Security Agreement, any Mortgage and each other security agreement or other instrument or document executed and delivered pursuant to Section 8.11 or pursuant to any of the Security Documents to secure any of the Obligations.

“Solvency Certificate” shall mean a solvency certificate dated as of the Closing Date, duly executed and delivered by an Authorized Officer of the Borrower to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent.

“Solvent” shall mean, with respect to any Person, at any date, that (a) the sum of such Person’s debt (including Contingent Liabilities) does not exceed the present fair saleable value of such Person’s present assets, (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on such date, (c) such Person has not incurred and does not intend to incur debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” within the meaning given that term and similar terms under Applicable Laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any Contingent Liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Statutory Reserve Rate” shall mean, for any day as applied to any Eurodollar Loan, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages that are in effect on that day (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, as prescribed by the Board and to which the Administrative Agent is subject, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” shall mean Indebtedness incurred by Borrower subordinated to all of the Obligations pursuant to a subordination, intercreditor or other similar agreement reasonably satisfactory to Administrative Agent.

“Subordination Agreement” shall mean that certain Subordination Agreement dated as of even date herewith by and among the Administrative Agent, the Credit Parties and the Investors, as the same may be amended, restated and/or modified from time to time in accordance with the terms thereof.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Voting Stock having by the terms thereof power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% voting equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of a Credit Party.

“Taxes” shall mean all income, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, enacted, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties, additions to tax or similar liabilities with respect thereto.

“Term Loan” shall mean the Initial Term Loan or the Delayed Draw Term Loan and, collectively, means the Initial Term Loan and the Delayed Draw Term Loan.

“Term Loan Facility Purposes” shall have the meaning set forth in the recitals.

“Term Loan Note” shall mean a promissory note substantially in the form of Exhibit T-1.

“Test Period” shall mean, for any date of determination under this Agreement, the four consecutive fiscal quarters of Borrower most recently ended as of such date of determination.

“Transaction Documents” shall mean each of the documents executed and/or delivered in connection with the Transactions, including without limitation, the Credit Documents.

“Transactions” shall mean collectively, the transactions contemplated by the Credit Documents.

“Type” shall mean, as to any Loan, its nature as an ABR Loan or Eurodollar Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

“Unasserted Contingent Obligations” shall have the meaning given to such term in the Security Agreement.

“Unfunded Current Liability” of any Pension Plan shall mean the amount, if any, by which the present value of all accumulated benefit obligations under such Pension Plan as of the close of its most recent plan year, determined in accordance with FASB Accounting Standards Codification 715: Compensation—Retirement Benefits, as in effect on the date hereof, exceeds the fair market value of the assets of such Pension Plan allocable to such accrued benefits.

“Unused DDTL Commitment Fee” shall have the meaning set forth in Section 4.01(b).

“U.S.” and “United States” shall mean the United States of America.

“U.S. Person” shall mean a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Valuation Firm” means a valuation firm mutually agreed by the Borrower and the Administrative Agent. In the event the Borrower and the Administrative Agent are unable to agree on a Valuation Firm, each of the Borrower and the Administrative Agent will rank three (3) valuation firms in order of preference and provide its ranking to the American Arbitration Association in New York, New York. The AAA shall appoint the highest ranking Valuation Firm based on the rankings provided by both the Borrower and the Administrative Agent. In the event that the highest-ranking Valuation Firm is unavailable or unable, or declines, to serve as the Valuation Firm, the AAA will appoint the next-highest-ranking Valuation Firm, and so on until one is engaged.

“Voting Stock” shall mean, with respect to any Person, shares of such Person’s Capital Stock having the right to vote for the election of directors (or Persons acting in a comparable capacity) of such Person under ordinary circumstances.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

SECTION 1.03 Accounting Terms and Determination. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Historical Financial Statements, except as otherwise specifically prescribed herein, and except with respect to unaudited financial statements (i) for non-compliance with FAS 123R and (ii) for the absence of footnotes and subject to year-end audit adjustments. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by the Borrower shall be given effect for purposes of measuring compliance with any provisions of Article IX unless the Borrower, the Administrative Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, (x) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article IX shall be made, without giving effect to any election under Accounting Standards Codification 825-10 or 470-20 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value” and (y) all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions, calculations and covenants for purposes of this Agreement (other than for purposes of the delivery of financial statements prepared in accordance with GAAP) whether or not such operating lease obligations were in effect on such date), notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in accordance with GAAP. A breach of any Financial Performance Covenant shall be deemed to have occurred as of the last day of the relevant specified measurement period, regardless of when the financial statements reflecting such breach are delivered to the Administrative Agent.

SECTION 1.04 Rounding. Any financial ratios required to be maintained or complied with by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05 References to Agreements, Laws, etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Credit Documents) and other Material Contracts shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.07 Timing of Payment of Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

SECTION 1.08 Corporate Terminology. Any reference to officers, shareholders, stock, shares, directors, boards of directors, corporate authority, articles of incorporation, bylaws or any other such references to matters relating to a corporation made herein or in any other Credit Document with respect to a Person that is not a corporation shall mean and be references to the comparable terms used with respect to such Person.

SECTION 1.09 UCC Definitions. When used in this Agreement, the following terms have the same definitions as provided in Article 9 of the UCC, but for convenience in this Agreement the first letter of all such terms shall be capitalized : “Accession”, “Account”, “Account Debtor”, “Authenticate” (and all derivations thereof), “Certificate Of Title”, “Chattel Paper”, “Commercial Tort Claim”, “Deposit Account”, “Document”, “Equipment”, “General Intangible”, “Goods”, “Health-Care-Insurance Receivable”, “Instrument”, “Inventory”, “Investment Property”, “Letter-Of-Credit Right”, “Obligor”, “Proceeds” (as specifically defined in Section 9-102(64) of the UCC), “Record”, “Secondary Obligor”, “Secured Party”, “Software” and “Supporting Obligation”.

ARTICLE II

Amount and Terms of Credit Facilities

SECTION 2.01 Loans.

(a) Subject to and upon the terms and conditions herein set forth:

(x) Each Lender having an Initial Term Loan Commitment, severally agrees to make a term loan (collectively, the “Initial Term Loan”) to the Borrower on the Closing Date in the amount of the Initial Term Loan Commitment of such Lender.

(y) Each Lender having a DDTL Commitment, severally agrees to make a term loan or loans (collectively, the “Delayed Draw Term Loan”) to the Borrower on or before the DDTL Commitment Expiration Date in the aggregate amount of the DDTL Commitment of such Lender.

(b) Each of the Term Loans made pursuant to Section 2.01(a) may, at the option of the Borrower, (i) be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Loans; provided, that all such Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type, and (ii) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid may not be reborrowed.

(c) Each Lender, may at its option, make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Eurodollar Loan; provided, that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Eurodollar Loan and (ii) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom.

(d) Reductions in DDTL Commitments. Borrower may at any time upon at least two (2) Business Days’ (or such shorter period as is acceptable to Administrative Agent) prior written notice by the Borrower to the Administrative Agent permanently reduce any DDTL Commitment; provided that such reductions shall be in an amount greater than or equal to $1,000,000 or, if less, the remaining amount of such DDTL Commitment. Any such written notice to reduce any DDTL Commitment may indicate that such reduction is conditioned upon the consummation of a refinancing of this Agreement or other specified transaction and may be revoked (no more than one (1) time) by the Borrower in the event such refinancing or other transaction is not consummated, and if so revoked, such reduction shall not take effect. All reductions of a DDTL Commitment shall be allocated pro rata among all Lenders holding such DDTL Commitment.

(e) Delayed Draw Term Loan Conditions:

(i) Delayed Draw Term Loan Conditions. No Lender with a DDTL Commitment shall be obligated to fund any Delayed Draw Term Loan unless each of the following conditions have been satisfied or waived in accordance with this Agreement (in addition to all other conditions to the funding of Delayed Draw Term Loan set forth in this Agreement):

a.	no Default or Event of Default shall have occurred or be continuing prior to and immediately after giving effect to such Delayed Draw Term Loan;

b.	Administrative Agent shall have received a Notice of Borrowing in form and substance reasonably satisfactory to the Administrative Agent;

c.	Administrative Agent shall have received a pro forma balance sheet of Borrower and its Subsidiaries giving effect to the Delayed Draw Term Loan;

d.

Administrative Agent shall have received evidence, in form and substance satisfactory to the Administrative Agent, that the Borrower has achieved a minimum of $30,000,000 in Net Revenues in the prior twelve-month period; and

e.

each of the conditions set forth in Section 6.02 shall have been satisfied (it being understood that all references to “the date of such Credit Extension” or similar language in Section 6.02 shall be deemed to refer to the date of funding of the Delayed Draw Term Loan).

(ii) Terms. The Delayed Draw Term Loan shall have the same pricing and maturity as the Initial Term Loan.

(iii) Required Amendments. The Loans and Commitments established pursuant to this Section 2.01(e) shall constitute Term Loans and Commitments hereunder and shall be entitled to all the benefits afforded by, this Agreement and the other Credit Documents, and shall, without limiting the foregoing, benefit equally and ratably from the guarantees and security interests created by the applicable Collateral Documents. The Credit Parties shall take any actions reasonably required by the Administrative Agent to ensure that the Liens and security interests granted by the applicable Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such new Loans and Commitments to the extent provided in any Collateral Documents. Each of the parties hereto hereby agrees that the Administrative Agent may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that all Delayed Draw Term Loans which are not separate tranches, when originally made, are included in each Borrowing of outstanding Term Loans on a pro rata basis. This may be accomplished by requiring each outstanding Borrowing of Term Loans that are Eurodollar Loans to be converted into a Borrowing of Term Loans that are ABR Loans on the date of each such Delayed Draw Term Loan, or by allocating a portion of each such Delayed Draw Term Loan to each outstanding Borrowing of Term Loans that are Eurodollar Loans on a pro rata basis. Any conversion of Eurodollar Loans to ABR Loans required by the preceding sentence shall be subject to Section 2.11.

SECTION 2.02 Minimum Amount of Each Borrowing; Maximum Number of Borrowings The aggregate principal amount of each Borrowing of the Delayed Draw Term Loan shall not be less than the Minimum DDTL Borrowing Amount. More than one Borrowing may be incurred on any date; provided, that at no time shall there be outstanding more than 2 Borrowings of Eurodollar Loans under this Agreement.

SECTION 2.03 Notice of Borrowing.

(a) The Borrower shall give the Administrative Agent prior written notice in the form of Exhibit N-1 (a “Notice of Borrowing”) (or telephonic notice promptly confirmed in writing) (i) prior to 1:00 p.m. (New York time) at least three Business Days’ prior to each Borrowing of Term Loans which are to be initially Eurodollar Loans and (ii) prior to 12:00 noon (New York time) on the day prior to each Borrowing of Term Loans which are to be ABR Loans. Except as otherwise expressly provided in Section 2.10, each Notice of Borrowing shall be irrevocable and shall specify (A) the aggregate principal amount of the Term Loans to be made, (B) the date of the Borrowing (which shall be, in the case of Term Loans, the Closing Date) and (C) whether the Term Loans shall consist of ABR Loans and/or Eurodollar Loans and, if the Term Loans are to include Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Term Loans, of such Lender’s Pro Rata Share thereof and of the other matters covered by the related Notice of Borrowing.

(b) [Reserved].

(c) Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of any such telephonic notice.

SECTION 2.04 Disbursement of Funds.

(a) No later than (i) 2:00 p.m. (New York time), in the case of the Borrowing of the Delayed Draw Term Loan for which a Notice of Borrowing has been timely delivered in accordance with Section 2.03 (other than for Borrowings on the Closing Date), each Lender will make available its Pro Rata Share, if any, of the Borrowing requested to be made on such date in the manner provided below, and (ii) 5:00 p.m. (New York time), in the case of the making of the Initial Term Loan, if the conditions set forth in Article VI to the effectiveness of this Agreement are met prior to 4:00 p.m. (New York time) on the Closing Date, each Lender will make available its Pro Rata Share of the Initial Term Loan in the manner provided below.

(b) Each Lender shall make available all amounts it is to fund to the Borrower, under any Borrowing, in immediately available funds to the Administrative Agent, in an account designated by the Borrower to the Administrative Agent in writing, the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available the same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall promptly pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower, to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Federal Funds Rate or (ii) if paid by the Borrower, the then-applicable rate of interest, calculated in accordance with Section 2.08, applicable to ABR Loans. If the Borrower and such Lender shall pay interest to the Administrative Agent for the same (or a portion of the same) period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.

(c) Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

SECTION 2.05 Payment of Loans; Evidence of Debt.

(a) The Borrower agrees to pay to the Administrative Agent, for the benefit of the Lenders, on the last day of each calendar quarter commencing on December 31, 2021, the principal amount of the Term Loans in an amount equal to 25% of the original principal amount of the Term Loans funded hereunder (the “Amortization Amount”); provided, that, to the extent that any Amortization Extension Period Condition has been satisfied by the Borrower prior to December 31, 2021, no payments under this Section 2.05(a) shall be due prior to June 30, 2022 and the Amortization Amount shall equal 50% of the original principal amount of the Term Loans funded hereunder. Each Amortization Amount shall be reduced as a result of (and after giving effect to) the application of prepayments in accordance with Section 5.01 and 5.02. The entire remaining principal balance of the outstanding Term Loans shall be due and payable on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(c) The Borrower agrees that from time to time on and after the Closing Date, upon the request to Administrative Agent by any Lender, at Borrower’s own expense, the Borrower will execute and deliver to such Lender a Note, evidencing the Loans made by, and payable to such Lender or registered assigns in a maximum principal amount equal to such Lender’s applicable Initial Term Loan Commitment or DDTL Commitment, as the case may be. The Administrative Agent shall maintain the Register pursuant to Section 12.06(b)(iv), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded

(i) the amount of each Loan made hereunder, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent from the Borrower and each Lender’s share thereof.

(d) The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (c) and (d) of this Section 2.05 shall, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure of any Lender or Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

SECTION 2.06 Conversions and Continuations (a) The Borrower shall have the option on any Business Day to convert all or a portion equal to at least the Minimum Delayed Draw Term Loan, as applicable, of the outstanding principal amount of Term Loans of one Type into a Borrowing or Borrowings of another Type and the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any Eurodollar Loans as Eurodollar Loans for an additional Interest Period; provided, that (i) no partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum DDTL Borrowing Amount, (ii) ABR Loans may not be converted into Eurodollar Loans if an Event of Default is in existence on the date of the proposed conversion and the Administrative Agent has, or the Required Lenders in respect of the Credit Facility that is the subject of such conversion have, determined in its or their sole discretion not to permit such conversion, (iii) Eurodollar Loans may not be continued as Eurodollar Loans for an additional Interest Period in excess of one month if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has, or the Required Lenders in respect of the Credit Facility that is the subject of such conversion have, determined in its or their sole discretion not to permit such continuation and (iv) Borrowings resulting from conversions pursuant to this Section 2.06 shall be limited in number as provided in Section 2.02. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) prior to 1:00 p.m. (New York time) at least three Business Days (or one Business Day in the case of a conversion into ABR Loans) (and in either case on not more than five Business Days) prior to such proposed conversion or continuation, in the form of Exhibit N-2 (each, a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued into and, if such Loans are to be converted into or continued as Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b) If any Event of Default is in existence at the time of any proposed continuation of any Eurodollar Loans and the Administrative Agent has, or the Required Lenders in respect of the Credit Facility that is subject of such continuation have, determined in its or their sole discretion not to permit such continuation, such Eurodollar Loans shall be automatically converted into a Borrowing of ABR Loans effective as of the expiration date of such Interest Period. If, upon the expiration of any Interest Period in respect of Eurodollar Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in Section 2.06(a), Borrower shall be deemed to have elected to convert such Borrowing of Eurodollar Loans into a Borrowing of ABR Loans effective as of the expiration date of such current Interest Period.

SECTION 2.07 Pro Rata Borrowings Borrowing of the Initial Term Loan funded on the Closing Date under this Agreement shall be made by each Lender with an Initial Term Loan Commitment on the basis of its then-applicable Initial Term Loan Commitment. Each Borrowing of Delayed Draw Term Loan under this Agreement shall be made by each Lender with a DDTL Commitment on the basis of its then-applicable DDTL Commitment. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

SECTION 2.08 Interest (a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until repayment or prepayment thereof at a rate per annum that shall at all times be the Applicable Margin plus the ABR in effect from time to time.

(b) The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until repayment or prepayment thereof at a rate per annum that shall at all times be the Applicable Margin in effect from time to time plus the relevant Eurodollar Rate.

(c) From and after the occurrence and during the continuance of any Event of Default, upon notice by the Administrative Agent or the Required Lenders to the Borrower (or automatically while any Event of Default under Section 10.01(a) or Section 10.01(h) exists), the Borrower shall pay interest on the principal amount of all Loans and all other due and unpaid Obligations, to the extent permitted by Applicable Law, at the rate described in Section 2.08(a) or Section 2.08(b), as applicable, plus two (2) percentage points per annum (the “Default Rate”). All such interest at the Default Rate shall be payable on demand of the Administrative Agent or the Required Lenders and in cash.

(d) Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last day of each March, June, September and December, beginning with the fiscal quarter ending March 31, 2020 (the “ABR Interest Payment Date”), (ii) in respect of each Eurodollar Loan, quarterly in arrears on the last day of each March, June, September and December, commencing on March 31, 2020 (the “Eurodollar Interest Payment Date”), and (iii) in respect of each Loan, on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e) [Reserved].

(f) On each of the ABR Interest Payment Date or Eurodollar Interest Payment Date, as applicable, Borrower shall pay all accrued and unpaid interest on the Term Loans by, at Borrower’s option (upon advanced written notice to Administrative Agent, in form and substance as addressed below), either (x) paying all such accrued interest in cash or (y) until the PIK Termination Date, paying up to 50% of such accrued interest in kind by increasing the then aggregate outstanding principal amount of the applicable Term Loans by the amount of such accrued and unpaid interest (“PIK Interest”) and paying the remaining portion of the accrued and unpaid interest in cash. In addition, to the extent Borrower elects to pay any portion of interest in the form of PIK Interest in accordance with clause (y) of the preceding sentence, the Applicable Margin shall be increased by the PIK Increase Amount. The PIK Increase Amount shall be payable in kind as additional PIK Interest. On or prior to the first interest payment date after the Closing Date through and including the PIK Termination Date, the Borrower shall deliver a written notice, which such notice may be in the form of electronic mail (the “PIK Notice”), to the Administrative Agent specifying whether the Borrower will elect to pay PIK Interest by increasing the then aggregate outstanding principal amount of the Loans in accordance with clause (y) above. On each subsequent interest payment date, unless a new PIK Notice has been delivered to the Administrative Agent on or prior to such interest payment date, the Borrower is deemed to have made the election set forth in the most recently delivered PIK Notice. All accrued, but unpaid Interest shall be payable in cash on the Maturity Date.

(g) The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

SECTION 2.09 Interest Periods At the time the Borrower gives a Notice of Borrowing or a Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 1:00 p.m. (New York time) on the third Business Day (and in any event, on not more than five Business Days’ notice) prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower shall have, by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) elected the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower, be a three (3) month period (subject to clause (a) below):

(a) the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the immediately preceding Interest Period expires; provided, that, (i) the initial Interest Period commencing on the Closing Date shall expire on March 31, 2020 and (ii) subject to clause (b) below, each Interest Period thereafter shall expire on the last day of each June, September, December and March, regardless of the commencement date of such Interest Period; and

(b) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; and

(c) the Borrower shall not be entitled to elect any Interest Period in respect of any Eurodollar Loan if such Interest Period would extend beyond the applicable Maturity Date of such Loan.

SECTION 2.10 Increased Costs, Illegality, etc (a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender, in each case, shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the Eurodollar Rate for any Interest Period that (A) deposits in the principal amounts of the Loans comprising any Eurodollar Loan are not generally available in the relevant market or (B) by reason of any changes arising on or after the Closing Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii) at any time, after the later of the Closing Date and the date such entity became a Lender hereunder, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans (excluding all Taxes except any Other Connection Taxes that are not Connection Income Taxes) because of (A) any change since the date hereof in any Applicable Law (or in the interpretation or administration thereof and including the introduction of any new Applicable Law), such as, for example, without limitation, a change in official reserve requirements (but excluding changes in the rate of Tax on the overall net income of such Lender), and/or (B) other circumstances affecting the interbank Eurodollar market or the position of such Lender in such market; or

(iii) at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender in good faith with any Applicable Law (or would conflict with any such Applicable Law not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date hereof that materially and adversely affects the interbank Eurodollar market, then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (if by telephone, confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (A) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion or Continuation given by the Borrower with respect to Eurodollar Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (B) in the case of clause (ii) above, the Borrower shall, pay to such Lender, within 5 days after receipt of written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (C) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b) At any time that any Eurodollar Loan is affected by the circumstances described in (i) Section 2.10(a)(ii), the Borrower may either (A) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (B) if the affected Eurodollar Loan is then outstanding, upon at least three (3) Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such Eurodollar Loan into an ABR Loan; provided, that if more than one Lender is so affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b) or (ii) Section 2.10(a)(iii), (A) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, such Borrowing shall automatically be deemed cancelled and rescinded and (B) if the affected Eurodollar Loan is then outstanding, each such Eurodollar Loan shall automatically be converted into an ABR Loan; provided, that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c) If, after the later of the date hereof, and that date such entity becomes a Lender hereunder, the adoption of any Applicable Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender or its parent with any request or directive made or adopted after such date regarding capital adequacy (whether or not having the force of law) of any such authority, association, central bank or comparable agency, has the effect of reducing the rate of return on such Lender’s or its parent’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then within 5 days after written demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any such Applicable Law as in effect on the date hereof. Each Lender (on its own behalf), upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will, as promptly as practicable upon ascertaining knowledge thereof, give written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts. The failure to give any such notice, with respect to a particular event, within the time frame specified in Section 2.13, shall not release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) for amounts accrued or incurred after the date of such notice with respect to such event.

(d) Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in Applicable Law, regardless of the date enacted, adopted or issued.

(e) This Section 2.10 shall not apply to Taxes to the extent duplicative of Section 5.04.

SECTION 2.11 Compensation If (a) any payment of principal of a Eurodollar Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Eurodollar Loan as a result of a payment or conversion pursuant to Sections 2.05, 2.06, 2.10, 5.01, or 5.02, as a result of acceleration of the maturity of the Loans pursuant to Article X or for any other reason, (b) any Borrowing of Eurodollar Loans is not made as a result of a withdrawn Notice of Borrowing (except with respect to a revocation as provided in Section 2.10 or by reason of a Lender being a Defaulting Lender), (c) any ABR Loan is not converted into a Eurodollar Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any Eurodollar Loan is not continued as a Eurodollar Loan as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of a Eurodollar Loan is not made as a result of a withdrawn notice of prepayment pursuant to Sections 5.01 or 5.02, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue, failure to prepay, reduction or failure to reduce, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Eurodollar Loan.

SECTION 2.12 Change of Lending Office Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.10(a)(ii), 2.10(a)(iii), 2.10(b) or 5.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided, that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender provided in Sections 2.10 or 5.04.

SECTION 2.13 Notice of Certain Costs Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Sections 2.10, 2.11 or 5.04 is given by any Lender more than one hundred twenty (120) days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, Tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Sections 2.10, 2.11, or 5.04, as the case may be, for any such amounts incurred or accruing prior to the giving of such notice to the Borrower.

SECTION 2.14 [Reserved].

SECTION 2.15 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 5.02(f) or Article X or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 12.09), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy such Defaulting Lender’s potential future funding with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. A Lender that is a Defaulting Lender shall not be entitled to receive any Unused DDTL Commitment Fee, as applicable, for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(iv) [Reserved].

(v) [Reserved].

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Lenders to hold their respective Pro Rata Share of Loans, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to a Lender that is not a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

[RESERVED]

ARTICLE IV

Fees and Commitment Terminations

SECTION 4.01 Fees.

(a) The Borrower agrees to pay to the Administrative Agent, all the Fees set forth in the Fee Letter.

(b) The Borrower agrees to pay to each Lender having a DDTL Commitment a commitment fee (the “Unused DDTL Commitment Fee”) calculated at the per annum rate of 0.50% on the daily balance of the DDTL Commitment of such Lender during each fiscal quarter or portion thereof from the Closing Date to the DDTL Commitment Expiration Date. The Unused DDTL Commitment Fee shall be payable quarterly in arrears on the last day of each March, June, September and December, beginning with the fiscal quarter ending March 31, 2020, and on the DDTL Commitment Expiration Date or any earlier date on which the DDTL Commitments shall terminate.

(c) The Borrower shall pay to the Administrative Agent an exit fee (the “Exit Fee”) based upon the Exit Fee Equity Value (determined in accordance with the next sentence) on the Exit Fee Payment Date, which Exit Fee shall be earned in full on the Closing Date and due and payable on the earliest to occur (such earliest date, the “Exit Fee Payment Date”) of (A) the Maturity Date and (B) the date on which all the Obligations are repaid, prepaid or required to be repaid or prepaid in full in cash (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise). The Exit Fee shall be in an amount equal to (i) 4.00% of the principal amount of the Loans funded under this Agreement (plus all PIK Interest added thereon) if the Exit Fee Equity Value on the Exit Fee Payment Date is less than or equal to $300,000,000, (ii) 7.00% of the principal amount of the Loans funded under this Agreement (plus all PIK Interest added thereon) if the Exit Fee Equity Value on the Exit Fee Payment Date is greater than $300,000,000, but less than or equal to $400,000,000 or (iii) 10.00% of the principal amount of the Loans funded under this Agreement (plus all PIK Interest added thereon) if the Exit Fee Equity Value on the Exit Fee Payment Date is greater than $400,000,000.

SECTION 4.02 Mandatory Termination of Commitments.

(a) The Initial Term Loan Commitment shall terminate at 5:00 p.m. (New York time) on the Closing Date.

(b) The DDTL Commitment shall terminate at 5:00 p.m. (New York time) on the DDTL Commitment Expiration Date.

ARTICLE V

Payments

SECTION 5.01 Voluntary Prepayments.

(a) Subject to the terms and conditions set forth in this Section 5.01, the Borrower shall have the right to prepay the Loans, in whole or in part, from time to time, subject to payment of accrued and unpaid interest on the principal amount being prepaid to the prepayment date, plus the payment of the Prepayment Premium and the Exit Fee, as applicable.

(b) When making a voluntary prepayment, the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of (i) its intent to make such prepayment, (ii) the amount of such prepayment and (iii) in the case of Eurodollar Loans, the specific Borrowing(s) pursuant to which such prepayment will be made, no later than (A) in the case of Eurodollar Loans, 1:00 p.m. (New York time) three (3) Business Days prior to, and (B) in the case of ABR Loans, 1:00 p.m. (New York time) on the date of such prepayment, and such prepayment shall promptly be transmitted by the Administrative Agent to each of the relevant Lenders, as the case may be. Any such written prepayment notice may indicate that such prepayment is conditioned upon the consummation of a refinancing of this Agreement or other specified transaction and may be revoked (no more than one (1) time) by the Borrower in the event such refinancing or other transaction is not consummated, and if so revoked, such prepayment shall not be due and payable.

(c) Each voluntary partial prepayment of any Loans shall be in a multiple of $500,000 and in aggregate principal amount of at least $100,000; provided, that no partial prepayment of Eurodollar Loans outstanding under a single Borrowing shall reduce the outstanding Eurodollar Loans outstanding under such Borrowing to an amount less than $500,000.

(d) With respect to each prepayment of Term Loans pursuant to this Section 5.01, the Borrower may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made; provided, that the Borrower pays any amounts, if any, required to be paid pursuant to Section 2.11 with respect to prepayments of Eurodollar Loans made on any date other than the last day of the applicable Interest Period. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11. Each such prepayment shall be accompanied by all accrued interest on the Loans so prepaid, through the date of such prepayment.

(e) Each prepayment in respect of any Term Loans pursuant to this Section 5.01 shall be applied ratably to Term Loans and applied to the installments due thereunder as instructed by Borrower.

SECTION 5.02 Mandatory Prepayments.

(a) Promptly after the receipt by any Credit Party of any Net Proceeds from any Disposition pursuant to Sections 9.04(a) or 9.04(h), the Borrower shall prepay the Loans in an amount equal to one hundred percent (100%) of the Net Proceeds from such Disposition, to be applied as set forth in Section 5.02(g); provided, that such Net Proceeds shall not be required to be so applied (i) until the aggregate amount of Net Proceeds derived from all such Dispositions in any fiscal year is equal to or greater than $250,000 (and then only in excess of such amount) and (ii) if the Borrower, at its option by notice in writing to the Administrative Agent, which such notice shall be received within thirty (30) days of the receipt of the Net Proceeds from such Disposition, within two hundred seventy (270) days after such event, instead reinvests such Net Proceeds in assets to be used in the business of the Borrower or such Credit Party so long as no Event of Default shall have occurred and be continuing at such time, in each case as certified by the Borrower in writing to the Administrative Agent. Nothing in this Section 5.02(a) shall be construed to permit or waive any Default or Event of Default arising from any Disposition not permitted under the terms of this Agreement.

(b) Promptly after the receipt by any Credit Party of any Net Proceeds from any Casualty Event, the Borrower shall prepay the Loans in an amount equal to one hundred percent (100%) of such Net Proceeds, to be applied as set forth in Section 5.02(g); provided, that such Net Proceeds shall not be required to be so applied (i) until the aggregate amount of Net Proceeds derived from all such Casualty Events in any fiscal year is equal to or greater than $250,000 (and then only in excess of such amount) and (ii) so long as no Event of Default shall have occurred and be continuing, if Borrower, at its option by notice in writing to the Administrative Agent, which such notice shall be received within thirty (30) days of the receipt of the Net Proceeds from such Casualty Event, applies such Net Proceeds to the rebuilding or replacement of such damaged, destroyed or condemned assets or property, or otherwise reinvest such Net Proceeds in assets to be used in the business, so long as such Net Proceeds are in fact used to rebuild or replace the damaged, destroyed or condemned assets or property, or otherwise so reinvested, within two hundred seventy (270) days following the receipt of such Net Proceeds, with the amount of Net Proceeds unused after such period to be applied as set forth in Section 5.02(g).

(c) Concurrently with the incurrence of any Indebtedness by any Credit Party (other than Indebtedness permitted under Section 9.01), the Borrower shall prepay the Loans in an amount equal to one hundred percent (100%) of such Net Proceeds, to be applied as set forth in Section 5.02(g). Nothing in this Section 5.02(c) shall be construed to permit or waive any Default or Event of Default arising from any incurrence of Indebtedness not permitted under the terms of this Agreement.

(d) Upon the receipt by any Credit Party or any of its Subsidiaries of any Extraordinary Receipts (other than Extraordinary Receipts resulting from litigation matters disclosed on Schedule 5.02(d) to the Disclosure Letter), the Borrower shall prepay the Loans in an amount equal to one hundred percent (100%) of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts (including, without limitation, any reasonable legal or other professional fees) and any income, sales, use or other transaction Taxes actually paid, assessed or estimated by such Person (in good faith) to be payable in cash in connection with such proceeds, to be applied as set forth in Section 5.02(g); provided, that such Extraordinary Receipts shall not be required to be so applied (i) until the aggregate amount of such Extraordinary Receipts in any fiscal year is equal to or greater than $250,000 (and then only in excess of such amount) and (ii) so long as no Event of Default shall have occurred and be continuing, if Borrower, at its option by notice in writing to the Administrative Agent, which such notice shall be received within thirty (30) days of the receipt of the Extraordinary Receipts, applies such Extraordinary Receipts in assets to be used in the business, so long as such Extraordinary Receipts are in fact so reinvested, within two hundred seventy (270) days following the receipt of such Extraordinary Receipts, with the amount of such Extraordinary Receipts unused after such period to be applied as set forth in Section 5.02(g).

(e) Substantially concurrently with any Change of Control, the Borrower shall prepay the Loans in full, to be applied as set forth in Section 5.02(g).

(f) Immediately upon any acceleration of the Maturity Date of any Loans pursuant to Section 10.02, the Borrower shall repay all the Loans and other Obligations, unless only a portion of all the Loans and other Obligations is so accelerated (in which case the portion so accelerated shall be so repaid).

(g) Subject to Section 5.02(j), prepayments made pursuant to this Section 5.02 shall be applied, first, to the prepayment of the outstanding principal amount of the Term Loans, together with any accrued and unpaid interest thereon, until such Term Loans are repaid in full and, second, to the prepayment of any other outstanding Obligations. Each prepayment of the Loans under this Section 5.02 shall be accompanied by accrued interest to the date of such prepayment on the principal amount prepaid and the Prepayment Premium and Exit Fee, as applicable.

(h) Subject to Section 5.02(g), each prepayment in respect of any Term Loans pursuant to this Section 5.02 shall be applied ratably to Term Loans and pro rata to the installments due thereunder.

(i) Application to Loans. With respect to each prepayment of Term Loans required by this Section 5.02, the Borrower may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made; provided, that the Borrower pays any amounts, if any, required to be paid pursuant to Section 2.11 with respect to prepayments of Eurodollar Loans made on any date other than the last day of the applicable Interest Period. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(j) Application of Collateral Proceeds and Payments. Notwithstanding anything to the contrary in Section 5.01, this Section 5.02 or any other provision of any Credit Document, (x) all payments (including, without limitation, prepayments) in respect of the Obligations after acceleration and (y) all proceeds of Collateral and other payments received by the Administrative Agent pursuant to the exercise of remedies against the Collateral, applied as set forth in this clause (j), as follows:

(i) first, ratably to pay any fees then due to the Administrative Agent under the Credit Documents and any costs or expense reimbursements of the Administrative Agent and any indemnities then due to the Administrative Agent under the Credit Documents, until paid in full,

(ii) second, ratably, to pay any fees or premiums then due to any of the Lenders of any Term Loans until paid in full,

(iii) third, ratably to pay any costs or expense reimbursements of Lenders of any Term Loans and indemnities then due to any of the Lenders of any Term Loans until paid in full,

(iv) fourth, ratably to pay interest due in respect of the outstanding the Term Loans until paid in full,

(v) fifth, ratably to pay the outstanding principal balance of the Term Loans (in the inverse order of the maturity of the installments due thereunder) until the Term Loans are paid in full,

(vi) sixth, to pay any other Obligations in respect of Term Loans,

(vii) seventh, to Borrower or such other Person entitled thereto under Applicable Law.

(k) Notwithstanding the foregoing, each Lender may reject all or a portion of its Pro Rata Share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of any class of Term Loans required to be made pursuant to clauses (a), (b), or (c) of this Section 5.02 by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 1:00 p.m. one (1) Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment (subject to extension by Administrative Agent in its sole discretion). Each Rejection Notice from a Lender shall specify the principal amount of the mandatory prepayment of Term Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of such Term Loans. Any Declined Proceeds may be retained by the Borrower and shall be refunded to the Borrower if already paid by the Borrower to Administrative Agent.

(l) Notwithstanding anything to the contrary in this Section 5.02, to the extent any mandatory prepayment requires the distribution or other transfer of cash or property from an

Excluded Subsidiary and the Borrower has reasonably determined in good faith that such distribution or transfer (or the obligation to do so) would have a material adverse Tax cost consequence, such cash or property may be retained by the applicable Subsidiary and the associated mandatory prepayment obligation will be reduced by such amount.

SECTION 5.03 Payment of Obligations; Method and Place of Payment.

(a) The obligations of the Borrower hereunder and under each other Credit Document are not subject to counterclaim, set-off, rights of rescission, or any other defense. Subject to Section 5.05, and except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, rights of rescission, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Secured Parties entitled thereto, as the case may be, not later than 2:00 p.m. (New York time) on the date when due and shall be made in immediately available funds in Dollars to the Administrative Agent. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York time), on such day) like funds relating to the payment of principal or interest or Fees ratably to the Secured Parties entitled thereto.

(b) For purposes of computing interest or fees, any payments under this Agreement that are made later than 2:00 p.m. (New York time), shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall continue to accrue during such extension at the applicable rate in effect immediately prior to such extension.

SECTION 5.04 Net Payments.

(a) Subject to the following sentence, all payments made by or on behalf of the Borrower under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any current or future Taxes (including Other Taxes) other than as required by Applicable Laws, in which case, the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law. If any taxes, levies, imposts, duties, charges, fees, deductions or withholdings are required to be withheld from any amounts payable under this Agreement other than Excluded Taxes (“Non-Excluded Taxes”), the Borrower shall increase the amounts payable to the Administrative Agent or such Lender to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes, including any such Non-Excluded Taxes payable in respect of additional amounts paid pursuant to this Section 5.04(a)) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, net of any Excluded Taxes. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Administrative Agent for its own account or for the account of such Secured Party, as the case may be, a certified copy of an original official receipt (or other evidence acceptable to such Lender, acting reasonably) received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental Taxes, interest, costs or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure in accordance with Section 5.04(d). In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law. The agreements in this Section 5.04(a) shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. For purposes of this Section 5.04(a), the term “Applicable Law” includes FATCA.

(b) Each Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax.

Each Lender that is not a U.S. Person (a “Non-U.S. Lender”) shall:

(i) deliver to the Borrower and the Administrative Agent two copies of either (A) in the case of Non-U.S. Lender claiming exemption from U.S. federal withholding Tax under Sections 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” United States IRS Form W-8BEN or IRS Form W-8BEN-E (together with a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), (B) Form W-8ECI, (C) IRS Form W-8BEN or IRS Form W-8BEN-E, claiming complete exemption from, or a reduced rate of, U.S. federal withholding Tax under an applicable Tax treaty, or (D) to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-9, the certificate described in (A) above, if applicable, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender will provide the documents set forth in (A) above on behalf of each such direct and indirect partner, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. federal withholding tax on payments by the Borrower under this Agreement;

(ii) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender; and

(iii) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent, unless in any such case any change in treaty, law or regulation has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent, in which case such Lender shall not be required to provide any form under subparagraphs (i) or (ii) above. Each Person that shall become a Participant pursuant to Section 12.06 or a Lender pursuant to Section 12.06 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.04(b) or Section 5.04(c), as applicable; provided, that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased. Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(c) Each Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate; provided, that such Lender is legally entitled to complete, execute and deliver such documentation and (except with respect to documentation set forth in Section 5.04(b) or Section 5.04(e)) in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(d) The Borrower shall indemnify the Administrative Agent and each Lender within 10 days after written demand therefor, for the full amount of any Non-Excluded Taxes or Other Taxes paid by Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Non-Excluded Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest, additions to Tax and reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(e) If a payment made to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 5.04(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) If any Lender or the Administrative Agent determines, in its sole discretion exercised in good faith, that it has received a refund of a Tax for which an additional payment has been made by the Borrower pursuant to this Section 5.04 or Section 12.05 of this Agreement, then such Lender or the Administrative Agent, as the case may be, shall reimburse the Borrower for such amount (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.04 or Section 12.05 with respect to the Tax giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed on the receipt of such refund) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g) Each party’s obligations under this Section 5.04 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Loans and Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

SECTION 5.05 Computations of Interest and Fees. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of (a) 365 (or 366 as appropriate) days in the case of ABR Loans and (b) 360 days in all other cases. Payments due on a day that is not a Business Day shall (except as otherwise required by Section 2.09(c)) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment.

ARTICLE VI

Conditions Precedent

SECTION 6.01 Conditions Precedent to Initial Credit Extension. The making of the initial Credit Extension is subject to the satisfaction of the following conditions precedent on or before the Closing Date:

(a) Credit Documents. The Administrative Agent shall have received the following documents, duly executed by an Authorized Officer of each Credit Party and each other relevant party:

(i) this Agreement;

(ii) the Fee Letter;

(iii) the Subordination Agreement;

(iv) the Security Agreement;

(v) each Note requested by any Lender;

(vi) the Notice of Borrowing, reasonably satisfactory to the Administrative Agent;

(vii) the Letter of Direction and flow of funds, reasonably satisfactory to the Administrative Agent; and

(viii) each other Credit Document.

(b) Collateral. To the extent required under the Security Documents, all Capital Stock of each Subsidiary of each Credit Party that is not Excluded Collateral (as defined in the Security Agreement) shall have been pledged to the Administrative Agent.

(i) For all Indebtedness owed to any of the Credit Parties in excess of $100,000 that is evidenced by one or more promissory notes, such promissory notes shall have been pledged pursuant to the Security Agreement, and the Administrative Agent shall have received all such promissory notes, together with instruments of transfer with respect thereto endorsed in blank.

(ii) The Administrative Agent shall have received the results of a search of the UCC filings (or equivalent filings), in addition to Tax Lien, judgment Lien, bankruptcy and litigation searches made with respect to each Credit Party, together with copies of the financing statements and other filings (or similar documents) disclosed by such searches, and accompanied by evidence satisfactory to the Administrative Agent that the Liens indicated in any such financing statement and other filings (or similar document) are Permitted Liens or have been released or will be released substantially simultaneously with the initial Credit Extensions hereunder.

(iii) The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, the appropriate UCC (or equivalent) financing statements for filing in such office or offices as may be necessary or, in the opinion of Administrative Agent, desirable, to perfect the Administrative Agent’s Liens in and to the Collateral.

(c) Legal Opinions. The Administrative Agent shall have received an executed legal opinion of Wilson Sonsini Goodrich & Rosati, counsel to the Borrower and the other Credit Parties, which opinion shall be addressed to the Administrative Agent and the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent.

(d) Note Issuance. The Administrative Agent shall have received executed copies of the Additional Notes in an aggregate principal amount equal to or greater than $10,000,000, which shall be reasonably satisfactory to the Administrative Agent and shall be subject to the Subordination Agreement.

(e) Legal and Collateral Due Diligence. The Administrative Agent shall have completed its legal and collateral due diligence, including a satisfactory review of regulatory due diligence and a satisfactory review of the terms of the Investor Notes.

(f) Existing Notes. The Administrative Agent shall have received (i) executed copies of the amendments to the Existing Notes, which shall be reasonably satisfactory to the Administrative Agent and (ii) the Subordination Agreement executed by each Investor.

(g) Officer’s Certificates. The Administrative Agent shall have received a certificate for each Credit Party, dated the Closing Date, duly executed and delivered by such Credit Party’s secretary or assistant secretary, other duly authorized officer, managing member or general partner, as applicable, as to:

(i) resolutions of each such Person’s board of managers/directors (or other managing body, in the case of a Person that is not a corporation) then in full force and effect expressly and specifically authorizing, to the extent relevant, all aspects of the Credit Documents and the other Transaction Documents applicable to such Person and the execution, delivery and performance of each Credit Document and each other Transaction Document, in each case, to be executed by such Person;

(ii) the incumbency and signatures of its Authorized Officers and any other of its officers, managing member or general partner, as applicable, authorized to act with respect to each Credit Document to be executed by such Person;

(iii) each such Person’s Organization Documents, as amended, modified or supplemented as of Closing Date, with the certificate or articles of incorporation or formation certified by the appropriate officer or official body of the jurisdiction of organization of such Person;

(iv) (A) certificates of good standing with respect to each Credit Party, each dated within a recent date prior to the Closing Date, such certificates to be issued by the appropriate officer or official body of the jurisdiction of organization of such Credit Party, which certificate shall indicate that such Credit Party is in good standing in such jurisdiction, and (B) certificates of good standing with respect to each Credit Party, each dated within a recent date prior to the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions where such Credit Party is qualified to do business as a foreign entity and conducts material business operations, which certificates shall indicate that such Credit Party is in good standing in such jurisdictions, which certificates shall provide that each Secured Party may conclusively rely thereon until it shall have received a further certificate of a secretary or assistant secretary, other duly authorized officer, managing member or general partner, as applicable, of any such Person canceling or amending the prior certificate of such Person as provided in Section 8.01(k).

(h) Other Documents and Certificates. The Administrative Agent shall have received the following documents and certificates, each of which shall be dated the Closing Date and properly executed by an Authorized Officer of each applicable Credit Party, in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) a certificate of an Authorized Officer of the Borrower, certifying as to such items as reasonably requested by the Administrative Agent, including without limitation:

(A) the consummation of the Transactions, all in accordance with Applicable Laws and the Transaction Documents;

(B) the receipt of all required approvals and consents of all Governmental Authorities and other third parties with respect to the consummation of the Transactions (if any) and the transactions contemplated by the Transaction Documents; and

(C) the names of each of the officers and directors of each Credit Party as of the Closing Date.

(ii) a Perfection Certificate of each Credit Party.

(i) Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate of an Authorized Officer of the Borrower or the chief executive officer of the Borrower, on behalf of the Credit Parties, confirming the Solvency of the Credit Parties and their Subsidiaries, taken as a whole, after giving effect to the Transactions.

(j) Financial Information. The Administrative Agent shall have received the following documents and reports (each in form and substance reasonably satisfactory to the Administrative Agent):

(i) the Historical Financial Statements;

(ii) the forecasted financial projections, including Liquidity calculations, of the Credit Parties for the fiscal years 2020-2022 as of the Closing Date along with a pro forma balance sheet of the Borrower and its Subsidiaries giving effect to the Transactions; and

(iii) a detailed sources and uses statement which reflects (A) the sources of all funds to be used by the Credit Parties to consummate the Transactions and to pay all transaction expenses incurred in connection therewith (including the fees, costs and expenses due and payable pursuant to the Fee Letter, Sections 4.01 and 12.05) and (B) all uses of such funds, which sources and uses shall be attached as an exhibit to the Notice of Borrowing delivered pursuant to Section 6.01(a).

(k) Insurance. The Administrative Agent shall have received a certificate of insurance, together with the endorsements thereto, in each case, as to the insurance required by Section 8.03, in form and substance reasonably satisfactory to Administrative Agent.

(l) Payment of Outstanding Indebtedness. (A) On the Closing Date, the Credit Parties and each of their respective Subsidiaries shall have no outstanding Indebtedness other than the Loans hereunder, the Indebtedness (if any) listed on Schedule 7.24 to the Disclosure Letter, and any other Indebtedness permitted by Section 9.01, and the Administrative Agent shall have received copies of all documentation and instruments evidencing the discharge of all Indebtedness paid off in connection with the Transactions on the Closing Date, including the Existing Term Credit Facility, and (B) all Liens (other than Permitted Liens) securing payment of any such Indebtedness shall have been released and the Administrative Agent shall have received pay-off letters and all form UCC-3 termination statements and other instruments as may be reasonably requested by Administrative Agent in connection therewith. The terms, maturity and subordination of any indebtedness listed on Schedule 7.24 to the Disclosure Letter shall be satisfactory to the Administrative Agent.

(m) Material Adverse Effect. There has been no Material Adverse Effect, since December 31, 2018.

(n) Fees and Expenses. Each of the Administrative Agent and each Lender shall have received, for its own respective account, (i) all fees and expenses due and payable to such Person under the Fee Letter, and (ii) the reasonable fees, costs and expenses due and payable to such Person pursuant to Sections 4.01 and 12.05 (including the reasonable and documented fees, disbursements and other charges of counsel) for which invoices have been presented at least one (1) Business Day prior to the Closing Date.

(o) Patriot Act Compliance. The Administrative Agent shall have received, at least 5 Business Days prior to the Closing Date, all documentation and other information required by banking regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws, rules and regulations, and any required Patriot Act compliance, the results of which are satisfactory to Administrative Agent in its sole discretion.

(p) No Adverse Actions. The Administrative Agent shall be reasonably satisfied that there is no action or proceeding before any court or Governmental Authority, litigation or investigation, pending or threatened in writing against the Borrower or any other Credit Party, or any of their respective Subsidiaries that would reasonably be expected to (w) prevent the consummation of any of the Transactions, (x) declare unlawful any of the Transactions, (y) cause any of the Transactions to be rescinded, or (z) result in damages owing by Ares in connection with the consummation of the Transactions.

SECTION 6.02 Conditions Precedent to all Credit Extensions.

(a) No Default; Representations and Warranties. The agreement of each Lender to make any Loan requested to be made by it on any date is subject to the satisfaction of the condition precedent that at the time of each such Credit Extension and also after giving effect thereto, and in the case of the Credit Extensions on the Closing Date, both before and after giving effect to the consummation of the Transactions: (i) no Default or Event of Default shall have occurred and be continuing, (ii) all representations and warranties made by each Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects (except in the case of the initial Credit Extensions to occur on the Closing Date, in which case all representations and warranties made by each Credit Party contained herein or in the other Credit Documents shall be true and correct in all respects), in each case, with the same effect as though such representations and warranties had been made on and as of the date of such Credit Extension (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date); provided, that any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates, and (iii) no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, such Credit Extension shall have been issued and remain in force by any Governmental Authority against the Borrower, the Administrative Agent, any Lender. The acceptance of the benefits of each Credit Extension shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified above are satisfied as of that time.

(b) Notice of Borrowing. Prior to the making of each Loan, the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.03.

ARTICLE VII

Representations, Warranties and Agreements

In order to induce the Lenders to enter into this Agreement, make the Loans as provided for herein, the Credit Parties make the following representations and warranties as of the Closing Date and as of the date of making of each Loan thereafter, all of which shall survive the execution and delivery of this Agreement:

SECTION 7.01 Corporate Status. Each Credit Party and each of their Subsidiaries (a) is a duly organized or formed and validly existing corporation or other registered entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it does business or owns assets, except where the failure to be so qualified, authorized or in good standing could not reasonably be expected to result in a Material Adverse Effect.

SECTION 7.02 Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered the Credit Documents and each other Transaction Document to which it is a party and such Transaction Documents constitute the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

SECTION 7.03 No Violation. None of (a) the execution, delivery and performance by any Credit Party of the Credit Documents to which it is a party and compliance with the terms and provisions thereof, (b) the consummation of the Transactions, or (c) the consummation of the other transactions contemplated hereby or thereby on the relevant dates therefor will (i) contravene any applicable provision of any material Applicable Law of any Governmental Authority, (ii) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any Credit Party (other than Permitted Liens and Liens created under the Credit Documents) pursuant to, (A) the terms of any material indenture, loan agreement, lease agreement, mortgage or deed of trust (for the avoidance of doubt, including, but not limited to, the Investor Notes), or (B) any other Material Contracts, in the case of either clause (A) and (B) to which any Credit Party is a party or by which it or any of its property or assets is bound or (iii) violate any provision of the Organization Documents any Credit Party, except with respect to any conflict, breach or contravention or default (but not the creation of Liens) referred to in clauses (ii)(A) or (ii)(B), to the extent that such conflict, breach, contravention or default could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.04 Litigation, Labor Controversies, etc. There is no litigation, action, proceeding or labor controversy (including without limitation, strikes, lockouts or slowdowns) against the Credit Parties or any of their respective Subsidiaries that is pending or, to the knowledge of any Credit Party, threatened in writing (a) except as disclosed in Schedule 7.04 to the Disclosure Letter and other matters (including those disclosed pursuant to Section 8.01(h)) that could not reasonably be expected to have a Material Adverse Effect, or (b) which purports to affect the legality, validity or enforceability of any Credit Document, any Transaction Document or the Transactions.

SECTION 7.05 Use of Proceeds; Regulations U and X. The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 8.10. No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Credit Extension will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with Regulation U or Regulation X. No Credit Party and no Subsidiary of any Credit Party owns any margin stock.

SECTION 7.06 Approvals, Consents, etc. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person, and no consent or approval under any contract or instrument (other than (a) those that have been duly obtained or made and which are in full force and effect, or if not obtained or made, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (b) the filing of UCC financing statements and other equivalent filings for foreign jurisdictions) is required for the consummation of the Transactions or the due execution, delivery or performance by any Credit Party of any Credit Document to which it is a party, or for the due execution, delivery or performance of the other Transaction Documents, in each case by any of the parties thereto. There does not exist any judgment, order, injunction or other restraint issued or filed with respect to the transactions contemplated by the Transaction Documents, the consummation of the Transactions, the making of any Credit Extension or the performance by the Credit Parties or any of their respective Subsidiaries of their Obligations under the Credit Documents.

SECTION 7.07 Investment Company Act. No Credit Party is, or will be after giving effect to the Transactions and the transactions contemplated under the Credit Documents, an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940.

SECTION 7.08 Full Disclosure.

(a) In connection with the execution of this Agreement and the Transactions, Credit Parties have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which any Credit Party or any of its Subsidiaries is subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to have Material Adverse Effect. None of the factual information and data (taken as a whole) at any time furnished by any Credit Party, any of their respective Subsidiaries or any of their respective authorized representatives in writing to the Administrative Agent or any Lender (including all information contained in the representations and warranties, reports, exhibits or otherwise in the Credit Documents but excluding the Budget, Management Forecast, any pro forma financial information or projections, which are subject to the requirements of clause (b) below) for purposes of or in connection with this Agreement or any of the Transactions contains any untrue statement of a material fact or omits to state any material fact necessary to make such information and data (taken as a whole) not materially misleading, in each case, at the time such information was provided in light of the circumstances under which such information or data was furnished.

(b) The Budget, Management Forecast, pro forma financial information, Liquidity calculations and projections provided pursuant to this Agreement were prepared in good faith based upon assumptions believed by the Credit Parties to be reasonable at the time made in light of then current market conditions, it being recognized by the Administrative Agent and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

SECTION 7.09 Financial Condition; No Material Adverse Effect.

(a) The Historical Financial Statements present fairly in all material respects the financial position and results of operations of the Credit Parties at the respective dates of such information and for the respective periods covered thereby, subject in the case of unaudited financial information, to changes resulting from normal year end audit adjustments and to the absence of footnotes. The Historical Financial Statements and all of the balance sheets, all statements of income and of cash flow and all other financial information furnished pursuant to Section 8.01 have been and will for all periods following the Closing Date be prepared in accordance with GAAP consistently applied, subject in the case of unaudited financial information, to changes resulting from normal year end audit adjustments and to the absence of footnotes. All of the financial information furnished pursuant to Section 8.01 presents fairly in all material respects the financial position and results of operations of the Credit Parties at the respective dates of such information and for the respective periods covered thereby, subject in the case of unaudited financial information, to changes resulting from normal year end audit adjustments and to the absence of footnotes.

(b) As of the dates and for the periods covered by the financial statements most recently delivered pursuant to Section 8.01, there are no material liabilities of any Credit Party of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in any such liabilities, other than those liabilities provided for or disclosed in the most recently delivered financial statements pursuant to Section 8.01.

(c) Since December 31, 2018, there has been no circumstance, event or occurrence, and no fact is known to the Credit Parties that has resulted in or could reasonably be expected to result in a Material Adverse Effect.

SECTION 7.10 Tax Returns and Payments. Each Credit Party has filed all applicable federal and state income Tax returns and all other material Tax returns, domestic and foreign, required to be filed by them and has paid all material Taxes and assessments payable by them that have become due, in each case, other than those not yet delinquent or being diligently contested in good faith by appropriate proceedings with respect to which such Credit Party has maintained adequate reserves in accordance with GAAP. Each Credit Party and its Subsidiaries has paid, or has provided adequate reserves (in the good faith judgment of the management of the applicable Credit Party) in accordance with GAAP for the payment of, all applicable material federal, state and foreign income Taxes applicable for all prior fiscal years and for the current fiscal year, other than those not yet delinquent or being diligently contested in good faith by appropriate proceedings with respect to which such Credit Party has maintained adequate reserves in accordance with GAAP. No Tax Lien (other than Permitted Liens) has been filed, and, to the knowledge of any Credit Party, no material claim is being asserted in writing, with respect to any such Tax, fee, or other charge.

SECTION 7.11 Compliance with ERISA. Except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Pension Plan is in compliance with ERISA, the Code and any Applicable Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Pension Plan; each Pension Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS for all required amendments regarding its qualification thereunder that considers the law changes incorporated in the plan sponsor’s most recently expired remedial amendment cycle determined under the provisions of Rev. Proc. 2007-44, and nothing has occurred subsequent to the issuance of such determination letter which would reasonably be expected to prevent, or cause the loss of, such qualification. To the knowledge of the Credit Parties, no Multiemployer Plan is insolvent or in reorganization or in endangered or critical status within the meaning of Section 432 of the Code or Section 4241 or 4245 of Title IV of ERISA (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to any of the Credit Parties, any of their respective Subsidiaries or any ERISA Affiliate. Except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) no Pension Plan is, or is reasonably expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (ii) no Pension Plan has failed to satisfy the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, any obligation to make any required installment under Section 430(j) of the Code (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA), (or is reasonably likely to do so); (iii) no failure to make any required contribution to a Multiemployer Plan when due has occurred; (iv) none of the Credit Parties, any of their respective Subsidiaries or any ERISA Affiliate has incurred (or is reasonably expected to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; (v) no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to any of the Credit Parties, any of their respective Subsidiaries or any ERISA Affiliate; and (vi) no Lien imposed under the Code or ERISA on the assets of any of the Credit Parties, any of their respective Subsidiaries or any ERISA Affiliate exists (or is reasonably likely to exist) nor have the Credit Parties, any of their respective

Subsidiaries or any ERISA Affiliate been notified in writing that such a Lien will be imposed on the assets of any of the Credit Parties, any of their respective Subsidiaries or any ERISA Affiliate on account of any Plan. No Pension Plan has an Unfunded Current Liability that exceeds $100,000. No employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA of any Credit Party or any of their respective Subsidiaries, provides benefit coverage subsequent to termination of employment except for coverage required by Title I, Subtitle B, Part 6 of ERISA or applicable state insurance laws or the payment or reimbursement of premiums for such coverage. No liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA has been, or is reasonably expected to be, incurred. With respect to any Foreign Plan, except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) all employer and employee contributions required by applicable law or by the terms of such Foreign Plan have been made or, if applicable, accrued in accordance with normal accounting practices; (b) the accrued benefit obligations of each Foreign Plan (based on those assumptions used to fund such Foreign Plan) with respect to all current and former participants do not exceed the assets of such Foreign Plan; (c) each Foreign Plan that is required to be registered has been registered and has been maintained in good standing and applicable regulatory authorities; and (d) each Foreign Plan is in compliance in all material respects with applicable law and regulations and with the terms of such Foreign Plan.

SECTION 7.12 Capitalization and Subsidiaries. Except as set forth on Schedule 7.12 to the Disclosure Letter as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 8.01(d), no Credit Party and no Subsidiary of any Credit Party (a) has any Subsidiaries or (b) is engaged in any joint venture or partnership with any other Person. All of the issued and outstanding Capital Stock of each of the Credit Parties and their Subsidiaries is validly issued, fully paid and non-assessable, free and clear of all Liens except those created under the Credit Documents. All such securities were issued in compliance with all Applicable Laws concerning the issuance of securities. Except as set forth in Schedule 7.12 to the Disclosure Letter, there are no pre-emptive or other outstanding rights to purchase, options, warrants or similar rights or agreements (other than stock options granted to employees or other service providers) pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Capital Stock or any Capital Stock of its Subsidiaries.

SECTION 7.13 Intellectual Property; Licenses, etc. Each Credit Party and each of its Subsidiaries owns, or possesses the right to use, all of the material trademarks, service marks, trade names, trade dress, domain names, social media accounts, copyrights, patents, patent rights, trade secrets, know-how, inventions, ideas, methods, processes, techniques, and other confidential proprietary information, data and database rights, rights of privacy and publicity, franchises, licenses and other intellectual property rights, together with any goodwill associated with the foregoing, whether registered or unregistered or otherwise protected, created, or arising under the laws of any jurisdiction in the world (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses. To each Credit Party’s knowledge, neither the use of such IP Rights, nor the operation of the respective businesses of any Credit Party or any of their respective Subsidiaries, infringes upon any intellectual property rights held by any other Person. Except as specifically set forth on Schedule 7.13 to the Disclosure Letter, as of the Closing Date, no claim or litigation is pending or, to the knowledge of such Credit Party threatened in writing, that alleges that any Credit Party has infringed, misappropriated or otherwise violated any intellectual property rights held by another Person that challenges any Credit Party’s ownership of or right to use any of the IP Rights (as applicable), or that challenges the validity or enforceability of any of the IP Rights that are owned by a Credit Party.

SECTION 7.14 Environmental. (a) Except as would not reasonably be expected to result in a Material Adverse Effect: (i) the Credit Parties and each of their respective Subsidiaries are in compliance with all Environmental Laws in all jurisdictions in which the Credit Parties or such Subsidiary, as the case may be, are currently doing business (including obtaining, maintaining in full force and effect, and complying with all permits required under Environmental Laws to operate the business of the Credit Parties and their respective Subsidiaries as currently conducted); (ii) none of the Credit Parties or any of their respective Subsidiaries is subject to any Environmental Claim or any other liability under any Environmental Law that is pending or, to the knowledge of such Credit Party, threatened in writing; (iii) to the knowledge of the Credit Parties, there are no conditions relating to the formerly owned Real Property that could reasonably be expected to give rise to any Environmental Claim against any of the Credit Parties or any of their Subsidiaries and (iv) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Claims has attached to any Real Property of any of the Credit Parties or any of their Subsidiaries.

(a) None of the Credit Parties or any of their respective Subsidiaries has treated, stored, transported, Released or disposed of Hazardous Materials at, from, on or under any currently or formerly owned Real Property, facility relating to its business, or, to the knowledge of any Credit Party, any other location, in each case, in a manner that could reasonably be expected to constitute a material violation of any applicable Environmental Law or that could give rise to an Environmental Claim that could reasonably be expected to result in a Material Adverse Effect.

(b) Each Credit Party has made available to the Administrative Agent copies of all existing material environmental assessment reports, assessments, reviews, audits, correspondence and other documents and data that have a material bearing on actual or potential Environmental Claims or compliance with Environmental Laws, in each case to the extent such reports, assessments, reviews, audits and documents and data are in their possession or reasonable control.

SECTION 7.15 Ownership of Properties. Set forth on Schedule 7.15 to the Disclosure Letter is a list of all of the Real Property owned or leased by any of the Credit Parties or their respective Subsidiaries as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 8.01(d), indicating in each case whether the respective property is owned or leased, the identity of the owner or lessor and the location of the respective property. Each Credit Party owns (a) in the case of owned Real Property, good, indefeasible and marketable fee simple title to such Real Property, (b) in the case of owned personal property, good and valid title to such personal property, and (c) in the case of leased Real Property or personal property, valid, subsisting, insurable and enforceable (except as may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance or other laws applicable to creditors’ rights generally and by generally applicable equitable principles, whether considered in an action at law or in equity) leasehold interests (as the case may be) in such leased property, in each case, free and clear in each case of all Liens, except for Permitted Liens.

SECTION 7.16 No Default. None of the Credit Parties or any of their respective Subsidiaries is in default under or with respect to, or a party to, any Material Contract (copies of which have been received by the Administrative Agent) (other than any such Material Contract in respect of Indebtedness) that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Upon the effectiveness of this Agreement and the other Credit Documents, none of the Credit Parties or any of their respective Subsidiaries is in default under or with respect to any Material Contract in respect of Indebtedness the breach of which could reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would reasonably be expected to result from the consummation of the transactions contemplated by this Agreement or any other Credit Document.

SECTION 7.17 Solvency. On the Closing Date after giving effect to the Transactions, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

SECTION 7.18 Permits and Authorizations. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (a)(i) the Borrower holds, and is operating in compliance in all material respects with, all franchises, grants, Authorizations, licenses, permits, easements, consents, certificates and orders of any Governmental Authority (collectively, “Necessary Documents”) required for the conduct of its business and (ii) all Necessary Documents are valid and in full force and effect and (b) the Borrower has not (i) received written notice of any revocation, non-renewal, amendment, expiration, suspension, withdrawal or cancellation of any of the Necessary Documents and (ii)  reason to believe that any of the Necessary Documents will not be renewed in the ordinary course of business.

SECTION 7.19 Compliance with Laws; Authorizations. Neither the Borrower nor any of its Subsidiaries (a) is, or has ever been, in violation of Applicable Laws, rules, regulations, executive orders, or codes that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (c) has received any warning letter or other correspondence or notice from the any Governmental Authority alleging or asserting noncompliance with any Applicable Laws or any Authorizations that could reasonably be expected to result in a Material Adverse Effect; (d) has failed to comply with the Authorizations, which are valid and in full force and effect, except as could not reasonably be expected to result in a Material Adverse Effect; (e) has received written notice that any Governmental Authority has taken, is taking or intends to take action to suspend, cancel, withdraw or revoke any Authorization and has no knowledge that any Governmental Authority is considering such action, in each case, except as could not reasonably be expected to result in a Material Adverse Effect; (f) has failed to file, obtain, maintain or submit all reports, documents, forms, notices, applications, records, claims, submissions, permits, renewals, and supplements or amendments as required by any Applicable Laws or Authorizations, except, in each case, as could not reasonably be expected to result in a Material Adverse Effect; or (g) has received any notice, and are aware, of any violation of applicable antitrust laws, employment or landlord-tenant laws of any federal, state or local government or quasi-governmental body, agency, board or other authority with respect to the Borrower that could reasonably be expected to result in a Material Adverse Effect.

SECTION 7.20 Contractual or Other Restrictions. Other than the Credit Documents and to the extent permitted by Section 9.10, no Credit Party or any of its Subsidiaries is a party to any agreement or arrangement or subject to any Applicable Law that limits its ability to pay dividends to, or otherwise make Investments in or other payments to any Credit Party, that limits its ability to grant Liens in favor of the Administrative Agent or that otherwise limits its ability to perform the terms of the Credit Documents.

SECTION 7.21 [Reserved].

SECTION 7.22 Collective Bargaining Agreements. Set forth on Schedule 7.22 to the Disclosure Letter is a list and description (including dates of termination) of all collective bargaining or similar agreements between or applicable to any Credit Party or any of its Subsidiaries and any union, labor organization or other bargaining agent in respect of the employees of any Credit Party or any of its Subsidiaries as of the date hereof or as of the last date such schedule was required to be updated in accordance with Section 8.01(d).

SECTION 7.23 Insurance. The properties of each Credit Party are insured with financially sound and reputable insurance companies which are not Affiliates of any Credit Party against loss and damage in such amounts, with such deductibles and covering such risks as are customarily carried by Persons of comparable size and of established reputation engaged in the same or similar businesses and owning similar properties in the general locations where such Credit Party operates, in each case as described on Schedule 7.23 to the Disclosure Letter as in effect on the Closing Date. All premiums with respect thereto that are due and payable have been duly paid and no Credit Party has received or is aware of any notice of violation or cancellation thereof and each Credit Party has complied in all material respects with the requirements of such policy.

SECTION 7.24 Evidence of Other Indebtedness. Borrower has no existing Indebtedness except the Indebtedness described on Schedule 7.24 to the Disclosure Letter and Indebtedness permitted by Section 9.01.

SECTION 7.25 Deposit Accounts and Securities Accounts. Set forth in Schedule 7.25 to the Disclosure Letter is a list of all of the deposit accounts and securities accounts of each Credit Party, including, with respect to each bank or securities intermediary at which such accounts are maintained by such Credit Party (a) the name and location of such Person and (b) the account numbers of the deposit accounts or securities accounts maintained with such Person, in each case, as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 8.01(d).

SECTION 7.26 Foreign Assets Control Regulations; Anti-Money Laundering and Anti-Corruption Practices. Each Credit Party and each Subsidiary of each Credit Party is (x) in compliance in all material respects with all U.S. economic sanctions laws, executive orders and implementing regulations (“Sanctions”) as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and (y) in compliance in all material respects with all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Credit Party and no Subsidiary, nor to the knowledge of the Borrower, any Affiliate of a Credit Party (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii)

is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation, by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Credit Document would be prohibited under U.S. law. Each Credit Party and each Subsidiary of each Credit Party is in compliance in all material respects with all applicable Anti-Corruption Laws. None of the Credit Parties or any Subsidiary thereof, nor to the knowledge of the Borrower, any director, officer, agent, employee, or other person acting on behalf of a Credit Party or any Subsidiary, has taken any action, directly or indirectly, that would result in a violation of applicable Anti-Corruption Laws. Each Credit Party and each Subsidiary of a Credit Party has instituted and will continue to maintain policies and procedures designed to promote compliance with Applicable Anti-Corruption laws.

SECTION 7.27 Patriot Act. The Credit Parties, each of their Subsidiaries and each of their controlled Affiliates are in compliance in all material respects with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state laws relating to “know your customer” and Anti-Money Laundering Laws, rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

SECTION 7.28 Status as Senior Debt; Subordinated Debt.

(a) The Obligations constitute “Senior Debt” or any similar designation under and as defined in any agreement governing the Investor Notes and the subordination provisions set forth in each such agreement are legally valid and enforceable against the parties thereto, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

(b) As of the Closing Date, the Borrower has delivered to the Administrative Agent a complete and correct copy of the Investor Notes (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith). All Obligations constitute Indebtedness entitled to the benefits of the subordination provisions contained in the Investor Notes and the Subordination Agreement.

SECTION 7.29 Flood Insurance. Borrower and its Subsidiaries maintain, if available, fully paid flood hazard insurance on all Real Property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by Flood Insurance Laws or as otherwise reasonably required by the Administrative Agent.

SECTION 7.30 Location of Collateral; Equipment List. Schedule 7.30 to the Disclosure Letter lists, as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 8.01(d):

(a) all places at which Records relating to the Collateral, including, but not limited to, all Documents and Instruments relating to Receivables, are maintained by Borrower or by any other Person; and

(b) except for Inventory in transit or temporarily placed with vendors, all places where Credit Parties maintain, or will maintain, Collateral, and whether the premises are owned or leased by Credit Parties or whether the premises are the premises of a warehouseman, bailee or other third party, and if owned by a third party, the name and address of such third party.

SECTION 7.31 Regulatory Matters.

(a) Schedule 7.31 to the Disclosure Letter sets forth, as of the Closing Date, a complete and correct list of all material Regulatory Required Permits held by each Credit Party and its Subsidiaries. Such listed material Regulatory Required Permits are the only material Regulatory Required Permits that are required for the Credit Parties and their Subsidiaries to conduct their respective businesses as presently conducted. Each Credit Party and its Subsidiaries has, and it and its Products are in conformance in all material respects with, all Regulatory Required Permits required to conduct its respective businesses as now conducted. To the knowledge of each Credit Party and its Subsidiaries, neither the FDA nor other Governmental Authority has provided notice of or is considering limiting, suspending, revoking or terminating such Regulatory Required Permits or changing the regulatory status or marketing classification or labeling or other material parameter affecting the Products of the Credit Parties or any of their respective Subsidiaries. The Credit Parties and their respective Subsidiaries have fulfilled and performed, in all material respects, their obligations under each material Regulatory Required Permit, and, to the knowledge of each Credit Party and its Subsidiaries, no event has occurred or condition or state of facts exists which would constitute a breach or default, or would cause revocation, limitation, suspension, or termination of any such Regulatory Required Permit. To the knowledge of each Credit Party and its Subsidiaries, any third party that is a manufacturer or contractor for the Credit Parties or any of their respective Subsidiaries is in compliance with all material Regulatory Required Permits insofar as they reasonably pertain to the Products of the Credit Parties and their respective Subsidiaries.

(b) All Products that are subject to Healthcare Laws, to the knowledge of each Credit Party and its Subsidiaries, have been and are being researched, designed, developed, tested, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold and marketed in compliance in all material respects with applicable Healthcare Laws or any other Applicable Law, including, without limitation, the Applicable Laws related to clinical and non-clinical testing, product approval or clearance, current good manufacturing practices, labeling, advertising and promotion, record-keeping, establishment registration and listing, and medical device and other post-market reporting, and all other importation and distribution requirements.

(c) With respect to any Product, the Borrower and its respective Subsidiaries have received all Regulatory Required Permits required in connection with the design, testing,

manufacture, processing, assembly, packaging, labeling, marketing, distribution, commercialization, import, export, or sale of such Product as currently being conducted by or on behalf of such Borrower or Subsidiaries. Borrower has not been restrained in its ability to manufacture, process, distribute, supply, import, export, market, or sell any of its Products, except where such restraint could not reasonably be expected to result in a Material Adverse Effect.

(d) None of the Products have been subject to a Recall, nor is any such action currently under consideration by the Borrower or, to the knowledge of the Borrower, any manufacturer or supplier of a Product.

(e) No Credit Party nor its Subsidiaries is subject to any investigation or inspection by or on behalf of a Governmental Authority, warning letter, notice of violation letter, untitled letter, consent decree, request for information or any other enforcement-related notice or communication, response, or commitment made to or with a Governmental Authority, and, to the knowledge of each Credit Party and its Subsidiaries, no such obligation has been threatened in writing. There is no, and there is no act, omission, event, or circumstance of which any Credit Party or any of its Subsidiaries has knowledge that would reasonably be expected to give rise to or lead to, any civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, FDA Form 483, penalty, fine, reprimand, sanction, data integrity review, or enforcement proceeding against any Credit Party or its Subsidiaries, and, to each Credit Party’s and its Subsidiary’s knowledge, no Credit Party nor its Subsidiaries has any liability (whether actual or contingent) for failure to comply in any material respect with any Healthcare Laws. There has not been any violation of any Healthcare Laws by any Credit Party or its Subsidiaries in its Product research or development efforts, testing submissions, record keeping, importation, and reports to the FDA or any other Governmental Authority that could reasonably be expected to require or lead to investigation, corrective action or enforcement, regulatory or administrative action. To the knowledge of each Credit Party and each of their respective Subsidiaries, there are no civil or criminal proceedings relating to any Credit Party or any of its Subsidiaries or any officer, director or employee of any Credit Party or Subsidiary of any Credit Party that involve an alleged violation of any Public Health Law.

(f) As of the Closing Date, no Credit Party nor its Subsidiaries is undergoing any inspection related to Regulatory Matters, or any other Governmental Authority investigation, except as set forth on Schedule 7.31 to the Disclosure Letter.

(g) During the period of five calendar years immediately preceding the Closing Date, no Credit Party nor any Subsidiary of any Credit Party has introduced into commercial distribution any Products that were upon their shipment by any Credit Party or any of its Subsidiaries adulterated or misbranded in violation of the Federal Food, Drug, and Cosmetic Act. No Product has been seized, detained, or subject to a suspension, FDA safety communication or other adverse Governmental Authority notice, and there are no facts or circumstances reasonably likely to cause any such Product seizure, detention, suspension, safety communication, or notice.

(h) No Credit Party nor any Subsidiary of any Credit Party nor any of their respective officers, directors or employees or, to the knowledge of each Credit Party and its Subsidiaries, agents or contractors (i) have been excluded or debarred from any federal healthcare program (including without limitation Medicare or Medicaid) or any other federal program or (ii)

have been debarred or disqualified by the FDA or any other Governmental Authority or received notice from the FDA or any other Governmental Authority with respect to debarment or disqualification proceeding or investigation. No Credit Party nor any Subsidiary of any Credit Party nor any of their respective officers, directors or employees or, to the knowledge of each Credit Party and its Subsidiaries, agents or contractors have been convicted of any crime or engaged in any conduct for which (x) debarment is mandated or permitted by 21 U.S.C. § 335a or (y) such Person could be excluded or otherwise deemed ineligible from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar law.

(i) No Credit Party nor any Subsidiary of any Credit Party nor any of their respective officers, directors or employees or, to the knowledge of each Credit Party and its Subsidiaries, agents or contractors, has (A) made any untrue statement of material fact, fraudulent statement, or material omission to the FDA or any other Governmental Authority or in any documents or records required to be maintained under the Applicable Laws; (B) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority; or (C) committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991); or (D) been investigated by FDA or any other Governmental Authority, including but not limited to the Office of the Inspector General for the Department of Health and Human Services, or the Department of Justice, for data or healthcare program fraud. Neither Credit Party or any of its subsidiaries, nor any of their respective officers, directors, employees, or, to their knowledge, contractors, have made or offered any payment, gratuity, or other thing of value that is prohibited by any Applicable Law to personnel of the FDA or any other Governmental Authority.

(j) There are no civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, or other communications relating to any alleged hazard or alleged defect in design, manufacture, materials, or workmanship, including, without limitation, any failure to warn or alleged breach of express or implied warranty or representation, relating to any Product provided by the Credit Party or its Subsidiaries, or alleging that any Products are otherwise unsafe or ineffective for their intended use, that are presently pending or threatened in writing.

(k) The Credit Party and its Subsidiaries have timely filed all reports, documents, applications, notices, Authorizations, and copies of any contracts required by any Applicable Laws to be filed or furnished to any Governmental Authority, including, without limitation, the FDA and state agencies. Such reports, documents, applications, notices, Authorizations, and copies of any contracts were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing such that no liability exists in respect to the Credit Party or its Subsidiaries with respect to such filings or lack thereof).

ARTICLE VIII

Affirmative Covenants

The Credit Parties hereby covenant and agree that on the Closing Date and thereafter, until the Commitments have been terminated and the Loans and all other Obligations incurred hereunder (other than Unasserted Contingent Obligations) are paid in full in accordance with the terms of this Agreement:

SECTION 8.01 Financial Information, Reports, Notices and Information. The Credit Parties will furnish the Administrative Agent for further distribution to each Lender copies of the following financial statements, reports, notices and information:

(a) Monthly Financial Statements. Prior to a Qualified IPO, as soon as available and in any event within thirty (30) days after the end of each month, (i) (x) unaudited consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such month, and (y) unaudited consolidated statements of income and cash flow of the Borrower and its Subsidiaries as of the end of such month and for the portion of the fiscal year then ended, in each case, including in comparative form (both in Dollar and percentage terms) the figures for the corresponding month in the preceding fiscal year of Borrower, and year-to-date portion of, the immediately preceding fiscal year of Borrower, and when such Budget has been delivered pursuant to Section 8.01(f), a comparison (both in Dollar and percentage terms) to projections for such month in the then-current Budget, (ii) a monthly Liquidity report based upon (and including) Borrower’s account statements, together with a certification from an Authorized Officer of Borrower, that Borrower has met its minimum Liquidity requirement set forth in Section 9.13(b) in a form reasonably acceptable to Administrative Agent, (iii) a monthly sales report detailing (w) the number of Products sold in such month, (x) Net Revenues for Products sold in such month, (y) the number of generators sold in such month and (z) Net Revenues for generators sold in such month.

(b) Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of Borrower, (i)(A) unaudited consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal quarter, (B) unaudited consolidated statements of income and cash flow of the Borrower and its Subsidiaries for such fiscal quarter and (C) calculations of Net Revenue of the Borrower and its Subsidiaries for such fiscal quarter, in each case, and for the period commencing at the end of the previous fiscal year of Borrower and ending with the end of such fiscal quarter, including (x) (for each of clauses (A), (B) and (C)), in comparative form (both in Dollar and percentage terms) the figures for the corresponding fiscal quarter in, and year-to-date portion of, the immediately preceding fiscal year of Borrower, and when such Budget has been delivered pursuant to Section 8.01(f), a comparison (both in Dollar and percentage terms) to projections for such fiscal quarter, and period commencing at the end of the previous fiscal year of Borrower and ending with the end of such fiscal quarter, in the then-current Budget and (y) (for clause (C), in comparative form (in percentage terms) the figures for the corresponding fiscal quarter in the Management Forecast, (for each of clauses (x) and (y)) certified as complete and correct by an Authorized Officer of the Borrower and (ii) a management discussion and analysis (with reasonable detail and specificity) of the results of operations for the fiscal periods reported, including, in comparative form the figures for the corresponding fiscal quarter in, and year-to-date portion of, the immediately preceding fiscal year of Borrower, and a comparison to projections for such fiscal quarter, and period commencing at the end of the previous fiscal year of Borrower and ending with the end of such fiscal quarter.

(c) Annual Financial Statements. As soon as available and in any event within two hundred seventy (270) days after the end of each fiscal year of Borrower, copies of the consolidated balance sheets of the Borrower and its Subsidiaries, and the related consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form (both in Dollar and percentage terms) the figures for the immediately preceding fiscal year, such consolidated statements to be audited and certified accompanied by a report and unqualified opinion (other than a qualification with respect to “going concern”) of BDO USA, LLP or another independent firm of certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent (which report and opinion shall (x) state that such financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP and (y) not be subject to any exception as to the scope of the audit), together with a management discussion and analysis (with reasonable detail and specificity) of the results of operations for the fiscal periods reported.

(d) Compliance Certificates. Concurrently with the delivery of the financial information pursuant to clauses (b) and (c) above, a Compliance Certificate, executed by an Authorized Officer of the Borrower, (i) showing compliance with the Financial Performance Covenants and stating that no Default or Event of Default has occurred and is continuing (or, if a Default or an Event of Default has occurred, specifying the details of such Default or Event of Default and the actions taken or to be taken with respect thereto) and containing the applicable certifications set forth in Section 7.09 with respect thereto, (ii) specifying any change in the identity of the Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Subsidiaries identified to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be, (iii) including a written supplement substantially in the form of Schedules 1-5 to the Collateral Disclosure Letter (as defined in the Security Agreement), as applicable, to the Security Agreement with respect to any assets and property acquired by any Credit Party after the date hereof or since the date of the most recently delivered Compliance Certificate, as applicable, all in reasonable detail, and (iv) to the extent applicable, a written supplement updating Schedules 1.01(b), 1.01(c) (including delivery of copies of (a)(x) each Material Contract entered into since the Closing Date or the most recently delivered Compliance Certificate, as applicable, and (y) each material amendment or modification of any Material Contract entered into since the Closing Date or the most recently delivered Compliance Certificate, as applicable), 7.12, 7.15, 7.22, 7.23, 7.25, 7.30 and 7.31 to the Disclosure Letter (it being agreed that Borrower may deliver at any time and from time to time written supplements to any such Schedules to make the representations and warranties set forth herein or in the Security Agreement, as applicable, true and correct) and each such written supplement shall be deemed to immediately and automatically amend such Schedule as then in effect.

(e) Report. Promptly upon, and in any event within five (5) Business Days after, receipt thereof, copies of all serious adverse event monthly reports received by any Credit Party.

(f) Budget. Within thirty (30) days after the commencement of each fiscal year of Borrower, commencing with its fiscal year 2020, the forecasted financial projections for the then current fiscal year and the next succeeding fiscal year (on a month-by-month basis, as well as for each following fiscal year to the last Maturity Date, on an annual basis), in each case (including projections for Liquidity), a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), in each case, as customarily prepared by management of the Credit Parties for their internal use consistent in scope with the financial statements provided pursuant to Section 8.01(c), setting forth the principal assumptions on which such projections are based (such projections and the projections delivered as of the Closing Date pursuant to Section 6.01(j)(ii), collectively, the “Budget”).

(g) Defaults. As soon as possible and in any event within five (5) Business Days after an Authorized Officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice from an Authorized Officer of the Borrower of (i) the occurrence of any event that constitutes a Default or an Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the applicable Credit Parties propose to take with respect thereto or (ii) the occurrence of a breach or non-performance of, or any default under, any other Material Contracts of any Credit Party or any Subsidiary of a Credit Party, or any violation of, or non-compliance with any Applicable Laws, in each case, which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.

(h) Other Litigation. As soon as possible and in any event within five (5) Business Days after an Authorized Officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice from an Authorized Officer of the Borrower of (i) the commencement of, or any material development in, any litigation, action, proceeding, including pursuant to any applicable Healthcare Law, Environmental Laws or in respect of IP Rights, or labor controversy or proceeding affecting any Credit Party or any Subsidiary of any Credit Party or its respective property (A) in which the amount of damages claimed is $250,000 or more, (B) which would reasonably be expected to have a Material Adverse Effect, (C) which purports to affect the legality, validity or enforceability of any Credit Document, any other Transaction Document or (D) in which the relief sought is an injunction or other stay of the performance of this Agreement, any other Credit Document or any Transaction Document or any other document or instrument referred to in Section 9.07, or (ii) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy described in Schedule 7.04 to the Disclosure Letter, and, in each case together with a statement of an Authorized Officer of the Borrower, which notice shall specify the nature thereof, and what actions the applicable Credit Parties propose to take with respect thereto, and, to the extent the Administrative Agent requests, copies of all documentation related thereto.

(i) [Reserved].

(j) Management Letters. Promptly upon, and in any event within five (5) Business Days after, receipt thereof, copies of all “management letters” submitted to any Credit Party by the independent public accountants referred to in Section 8.01(c) in connection with each audit made by such accountants.

(k) Corporate Information. Concurrently with the Compliance Certificate next delivered pursuant to Section 8.01(d) after, becoming aware of any additional corporate or limited liability company information or division information of the type delivered pursuant to Section 6.01(g), a certificate, certified to the extent of any change from a prior certification, from the secretary, assistant secretary, managing member or general partner of such Credit Party notifying the Administrative Agent of such information or change and attaching thereto any relevant documentation in connection therewith.

(l) Other Information. With reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request from time to time.

(m) Insurance Report. Substantially concurrently with the delivery of the financial statements provided for in Section 8.01(c), a report of a reputable insurance broker with respect to insurance policies maintained by the Credit Parties, as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing from time to time.

(n) Investor Notes. Promptly, and in no event later than five (5) days after delivery to the Investors, copies of all statements, reports and notices made available to all Investors.

(o) FDA Notices. Promptly, and in no event later than three (3) Business Days after an Authorized Officer becomes aware thereof, notify and provide copies to the Administrative Agent of any notice and related correspondence that (i) the FDA or any other similar Governmental Authority is limiting, suspending or revoking any material Regulatory Required Permit, changing the Product Approval, manufacturing process or facilities, distribution pathway or parameters, or label or labeling of the Products of the Credit Parties or their respective Subsidiaries, or considering any of the foregoing; (ii) any Credit Party or any of its Subsidiaries becoming subject to any administrative or regulatory enforcement action, including FDA application integrity review, Form FDA 483 observation or other inspection-related or audit documents, warning letter, untitled letter, notice of violation letter, penalty, fine, sanction or reprimand, or other notice, response or commitment made to or with the FDA or any comparable Governmental Authority, or any Product of any Credit Party or any of its Subsidiaries being seized, withdrawn, recalled (voluntarily or otherwise), detained, or subject to a suspension of manufacturing, or the commencement of any proceedings in the United States or any other jurisdiction seeking the withdrawal, recall (voluntary or otherwise), suspension, import detention, or seizure of any Product are pending or threatened in writing against the Credit Parties or their respective Subsidiaries; and (iii) any voluntary withdrawal or recall of any Product by any Credit Party or any of its Subsidiaries.

Information required to be delivered pursuant to Section 8.01(b) or Section 8.01(c) (to the extent any such information is included in materials filed with the Securities and Exchange Commission) may be delivered electronically, and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such information, or provides a link thereto on the Borrower’s website or at http://www.sec.gov; or (ii) on which such information is posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Lenders and the Administrative Agent have been granted access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

SECTION 8.02 Books, Records and Inspections. The Borrower will, and will cause each of its Subsidiaries to, maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Credit Parties or such Subsidiary, as the case may be. The Borrower will, and will cause each of its Subsidiaries to, permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom (subject to applicable confidentiality agreements or undertakings and copyright laws), and to discuss its affairs, finances and accounts with its directors and officers, all at the expense of the Credit Parties and (unless an Event of Default then exists) as often as the Administrative Agent may reasonably request at reasonable times during normal business hours, upon reasonable advance notice to the Credit Parties; provided that during any calendar year, absent the continuation of an Event of Default, reasonable expenses of a reasonable number of people in connection with only one (1) inspection by Administrative Agent shall be at the Borrower’s expense and reimbursable under this Agreement. Any information obtained by the Administrative Agent pursuant to this Section 8.02 may be shared with the Administrative Agent or any Lender upon the request of such Secured Party.

SECTION 8.03 Maintenance of Insurance.

(a) The Borrower will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect, with insurance companies that the Borrower believes (in its reasonable business judgment) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in businesses similar to those engaged in by the Credit Parties; and will furnish to the Administrative Agent for further delivery to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried, including (i) endorsements to (A) all “All Risk” policies naming the Administrative Agent, on behalf of the Secured Parties, as loss payee and (B) all general liability and other liability policies naming the Administrative Agent, on behalf of the Secured Parties, as additional insured and (ii) legends providing that no cancellation in insurance coverage thereof shall be effective until at least thirty (30) days after receipt by the Administrative Agent of written notice thereof.

(b) Within forty-five (45) days after the Closing Date, the Borrower shall have delivered to the Administrative Agent copies of each insurance policy (or binders in respect thereof), in form and substance reasonably satisfactory to the Administrative Agent.

(c) Without limiting the foregoing, the Borrower will, and will cause each of its Subsidiaries to, (i) maintain, if available, fully paid flood hazard insurance on all owned or leased Real Property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by Flood Insurance Laws or as otherwise reasonably required by the Administrative Agent or any Lender, (ii) furnish to the Administrative Agent evidence of the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (iii) furnish to the Administrative Agent prompt written notice of any redesignation of any such owned or leased improved Real Property into or out of a special flood hazard area.

SECTION 8.04 Payment of Taxes. The Credit Parties will pay and discharge, and will cause each of their respective Subsidiaries to pay and discharge, all material Taxes payable by them that have become due, other than those not yet delinquent or being diligently contested in good faith and by proper proceedings which stay the enforcement of any Lien as to which such Credit Party has maintained adequate reserves in accordance with GAAP.

SECTION 8.05 Maintenance of Existence; Compliance with Laws, etc.

(a) Each Credit Party will, and will cause its Subsidiaries to, (a) preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation as applicable, except as permitted by Section 9.03, and (b) preserve and maintain its good standing under the laws of each state or other jurisdiction where such Person is required to be so qualified, to do business as a foreign entity except, in the case of this clause (b) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b) Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with all Applicable Laws and Authorizations (including without limitation, all Regulatory Required Permits) of any Governmental Authority having jurisdiction over it, its business or its Products, except where such failures to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, each Credit Party and its Subsidiaries shall comply in all material respects with all material Healthcare Laws and their implementation by any applicable Governmental Authority and all lawful requests of any Governmental Authority applicable to its Products. All Products that are subject to the jurisdiction of the FDA or comparable Governmental Authority shall be designed, developed, tested, investigated, manufactured, labeled, packaged, distributed, marketed, and sold in compliance in all material respects with the Healthcare Laws and any other Applicable Laws, including, without limitation, those Applicable Laws related to product approval or premarket notification, good manufacturing practices, labeling, advertising, record-keeping, and adverse event reporting.

SECTION 8.06 Environmental Compliance.

(a) Each Credit Party will, and will cause its Subsidiaries to, use and operate all of its and their facilities and Real Property in compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all Environmental Laws, and keep its and their Real Property free of any Lien imposed by any Environmental Law, except, in each case, where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) The Borrower will promptly give notice to the Administrative Agent upon any Credit Party or Subsidiary thereof becoming aware of: (i) any violation by any Credit Party or any of its Subsidiaries of any Environmental Law which could reasonably be expected to result in a Material Adverse Effect, (ii) any proceeding against or investigation of any Credit Party under any Environmental Law, including a written request for information or a written notice of violation or potential environmental liability from any Governmental Authority or any other Person, which could reasonably be expected to result in a Material Adverse Effect, (iii) the occurrence or discovery of a new Release or new threat of a Release (or discovery of any Release or threat of a Release previously undisclosed by any Credit Party to Administrative Agent) at, on, under or from any of the Real Property of any Credit Party or any facility or assets therein in excess of reportable or allowable standards or levels under any Environmental Law, or under circumstances, or in a manner or amount which could reasonably be expected to result in a Material Adverse Effect, or (iv) any Environmental Claim arising or existing on or after the Closing Date which could reasonably be expected to result in a Material Adverse Effect.

(c) In the event of a Release of any Hazardous Material on any Real Property of any Credit Party which could reasonably be expected to result in material liability on the part of any Credit Party under any Environmental Law, such Credit Party, upon discovery thereof, shall take all necessary steps to initiate and expeditiously complete all response, corrective and other action to mitigate and resolve any such violation or potential liability in accordance with and to the extent required of such Credit Party under Environmental Law, and shall keep the Administrative Agent informed on a regular basis of their actions and the results of such actions; provided, however, that no Credit Party (or its respective Subsidiaries) shall be required to undertake any such response, corrective action or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(d) Each Credit Party shall provide the Administrative Agent with copies of any material demand, request for information, notice, submittal, documentation or correspondence received or provided by any Credit Party or any of its Subsidiaries from or to any Governmental Authority or other Person under any Environmental Law. Such notice, submittal or documentation shall be provided to the Administrative Agent promptly and, in any event, within five (5) Business Days after such material is provided to any Governmental Authority or third party.

(e) At the written request of the Administrative Agent, the Borrower shall obtain and provide, at its sole expense, an environmental site assessment (including, without limitation, the results of any groundwater or other testing, conducted at the Administrative Agent’s reasonable request) concerning any Real Property now or hereafter owned, leased or operated by any Credit Party or any of its Subsidiaries, conducted by an environmental consulting firm approved by the Administrative Agent indicating, to the reasonable satisfaction of the Administrative Agent, the likely presence or absence of Hazardous Materials and the potential cost of any required action in connection with any Hazardous Materials on, at, under or emanating from such Real Property; provided, that such request may be made only if (i) there has occurred and is continuing an Event of Default, or (ii) circumstances exist that in the reasonable judgment of the Administrative Agent could be expected to result in a violation of or liability under any Environmental Law on the part of any Credit Party or its respective Subsidiaries; provided further, if the Borrower fails to provide the same within sixty (60) days after such request was made, the

Administrative Agent may but is under no obligation to conduct the same, and the Credit Parties shall grant and hereby do grant to the Administrative Agent and its agents access to such Real Property and specifically grants the Administrative Agent an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment, all at the Borrower’s sole cost and expense.

SECTION 8.07 ERISA. (a) Promptly after any Credit Party or any Subsidiary of any Credit Party knows or has reason to know of the occurrence of any of the following events (including such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), the Borrower will deliver to the Administrative Agent and each Lender a certificate of an Authorized Officer of the Borrower setting forth details as to such occurrence and the action, if any, that such Credit Party, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by such Credit Party, such Subsidiary, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator and all documentation with respect thereto: that a Reportable Event has occurred; that a failure to satisfy the minimum funding standard of Section 412 of the Code or Section 302 of ERISA (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA) has occurred (or is reasonably likely to occur) or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412, 430 or 431 of the Code with respect to a Plan; the failure to make a required contribution to any Plan if such failure is sufficient to give rise to a Lien under Section 303(k) or 4068 of ERISA or under Section 430(k) of the Code; that a Pension Plan having an Unfunded Current Liability has been or is to be terminated, reorganized or partitioned under Title IV of ERISA (including the giving of written notice thereof); the taking of any action with respect to a Plan which would reasonably be expected to result in the requirement that any Credit Party furnish a bond or other security to the PBGC or such Plan; that a proceeding has been instituted against a Credit Party, a Subsidiary thereof or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan; or that the PBGC has notified any Credit Party, any Subsidiary thereof or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; or the occurrence of any event with respect to any Plan which could result in the incurrence by any Credit Party or any Subsidiary of any Credit Party of any material liability (including any contingent or secondary liability), fine or penalty.

(a) Promptly following any request therefor, copies of any documents or notices described in Sections 101(f), 101(k) or 101(l) of ERISA that any Credit Party, any of its Subsidiaries or any ERISA Affiliate may reasonably request with respect to any Plan; provided, that if any Credit Party, any of its Subsidiaries or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Plan, the applicable Credit Party, the applicable Subsidiary(ies) or the ERISA Affiliate(s) shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

SECTION 8.08 Maintenance of Property and Assets. Each Credit Party will, and will cause its Subsidiaries to, maintain, preserve, protect and keep its properties and assets in good repair, working order and condition (ordinary wear and tear excepted and subject to dispositions permitted pursuant to Section 9.04), and make necessary repairs, renewals and replacements thereof and will maintain and renew as necessary all licenses, permits and other clearances necessary to use and occupy such properties and assets, in each case so that the business carried on by such Person may be properly conducted at all times, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.09 End of Fiscal Years; Fiscal Quarters. The Credit Parties will, for financial reporting purposes, cause (a) each of their, and each of their Subsidiaries’, fiscal years to end on December 31 of each year and (b) each of their and each of their Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end and the Borrower’s past practice; provided, that the Credit Parties may change their, and each of their respective Subsidiaries’, fiscal year end (and change the end of the fiscal quarters in a corresponding manner) upon thirty (30) days’ prior written notice to the Administrative Agent.

SECTION 8.10 Use of Proceeds. The proceeds of the Initial Term Loan shall be used to finance the Term Loan Facility Purposes. The proceeds of the DDTL Facility shall be used to finance the DDTL Facility Purposes. The Credit Parties shall not use the proceeds of any Credit Extension made hereunder, or use or allow its respective directors, officers, employees and agents to use, the proceeds of any extension of credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, Anti-Terrorism Laws or Anti-Money Laundering Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Person on the SDN List or (iii) in any manner that would result in the violation of any Sanctions applicable to any party.

SECTION 8.11 Further Assurances; Additional Guarantors and Grantors.

(a) The Credit Parties will and will cause their Subsidiaries to execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust (excluding leasehold deeds of trust) and other documents), which may be required under any Applicable Law, or which the Administrative Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Agreement, any Mortgage or any other Security Document, all at the sole cost and expense of the Borrower.

(b) Subject to any applicable limitations set forth in the Guarantee Agreement and the Security Agreement, as applicable, the Credit Parties will promptly upon the formation or acquisition thereof (and in any event within twenty (20) Business Days after the formation, division or acquisition thereof (or such later date as agreed by the Administrative Agent)) cause any direct or indirect Subsidiary (other than any Excluded Subsidiary) formed or otherwise purchased or acquired after the Closing Date to execute (i) a supplement to the Guarantee Agreement in the form of Annex I to the Guarantee Agreement or a guarantee in form and substance reasonably satisfactory to Administrative Agent, and (ii) a supplement to the Security Agreement in the form of Annex I to the Security Agreement, or a security agreement in form and substance reasonably satisfactory to Administrative Agent.

(c) Subject to any applicable limitations set forth in the Security Agreement, the Credit Parties (i) will promptly upon the formation or acquisition thereof (and in any event within twenty (20) Business Days after the formation or acquisition thereof (or such later date as agreed by the Administrative Agent)) pledge to the Administrative Agent for the benefit of the Secured Parties, all the Capital Stock of each Subsidiary directly held by such Credit Party in each case, formed or otherwise purchased or acquired after the Closing Date; provided, however, that, with respect to any pledge of the Capital Stock of any Excluded Subsidiary, such pledge shall be limited to 65% of the issued and outstanding Voting Stock and 100% of the outstanding non-voting Capital Stock of such Excluded Subsidiary and (ii) will promptly deliver to the Administrative Agent any promissory notes executed after the Closing Date evidencing Indebtedness of any Credit Party or Subsidiary of any Credit Party that is owing to any other Credit Party or any other promissory notes executed after the Closing Date evidencing Indebtedness in excess of $100,000 owing to the Credit Parties.

(d) Subject to any applicable limitations set forth in any applicable Security Document, if any fee simple interest in Real Property is acquired by any Credit Party after the Closing Date, the Borrower will notify the Administrative Agent and the Lenders thereof and will cause such assets to be subjected to a Lien securing the applicable Obligations and will take, and cause the other Credit Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and/or perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in this Section 8.11, all at the sole cost and expense of the Borrower within 60 days after the acquisition of such Real Property (or such longer period as the Administrative Agent may agree). Any Mortgage delivered to the Administrative Agent in accordance with the preceding sentence shall be accompanied by (A) a policy or policies (or unconditional binding commitment thereof) of title insurance issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid Lien (with the priority described therein) on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 9.02, together with such endorsements as the Administrative Agent may reasonably request and (B) if requested by the Administrative Agent, an opinion of local counsel to the applicable Credit Party(ies) in form and substance reasonably satisfactory to the Administrative Agent. In addition to the obligations set forth in Section 8.03(a), the Credit Parties shall, in connection with the grant to the Administrative Agent for the benefit of the Secured Parties of any Mortgage with respect to any Real Property, (X) provide at least twenty (20) days’ prior written notice to the Administrative Agent of the contemplated pledge of such Real Property as Collateral, (Y) the Borrower shall provide each of the documents and determinations required by the Real Property Flood Insurance Requirements and (Z) notwithstanding anything to the contrary contained herein or in any other Credit Document, the Administrative Agent shall not enter into, accept or record (and no Credit Party shall be required to grant) any mortgage in respect of such Real Property until the Administrative Agent shall have received written confirmation (which shall, for purposes hereunder, include email) from each Lender that flood insurance compliance has been completed by such Lender with respect to such Real Property (such written confirmation not to be unreasonably withheld or delayed). Any increase, extension or renewal of this Agreement shall be subject to flood insurance due diligence and flood insurance compliance reasonably satisfactory to the Administrative Agent and each Lender.

(e) Notwithstanding anything herein to the contrary, if the Administrative Agent determines that the cost of creating or perfecting any Lien on any property is excessive in relation to the practical benefits afforded to the Lenders thereby, then such property may be excluded from the Collateral for all purposes of the Credit Documents.

(f) For the avoidance of doubt, for all purposes under this Section 8.11, the formation and acquisition of a Person shall be deemed to include any formations and acquisitions by division; provided that compliance with the requirements of this Section 8.11 shall not cure any Default or Event of Default for the occurrence of such division.

SECTION 8.12 Bank Accounts.

(a) Within 30 days after the Closing Date (or such longer period as the Administrative Agent may agree), the Borrower shall establish and deliver to Administrative Agent a Control Agreement with respect to each of the Credit Parties’ respective securities accounts, deposit accounts and investment property set forth on Schedule 7.25 to the Disclosure Letter (other than Excluded Accounts); provided, that, so long as no Event of Default has occurred and is continuing, the Credit Parties may establish new deposit accounts or securities accounts so long as, prior to the time such account is established: (i) the Credit Parties have delivered to the Administrative Agent and Administrative Agent an amended Schedule 7.25 to the Disclosure Letter including such account and (ii) the Credit Parties have delivered to Administrative Agent a Control Agreement with respect to such account (other than any Excluded Account).

(b) If, after the occurrence and during the continuance of an Event of Default, any of the Credit Parties receive or otherwise have dominion over or control of any Collections or other amounts, the Borrower shall hold, and shall cause each other Credit Party to hold, such Collections and amounts in trust for the Administrative Agent, and shall not commingle such Collections with any other funds of any Credit Party or other Person or deposit such Collections in any account other than those accounts set forth on Schedule 7.25 to the Disclosure Letter (unless otherwise instructed by the Administrative Agent).

SECTION 8.13 Anti-Corruption Laws, Anti-Terrorism Laws, Etc. To the extent the Borrower or any of its Subsidiaries has any operations, customers, vendors, contracts or other business relationships outside of the United States, Borrower will institute and maintain policies and procedures designed to promote compliance with applicable Anti-Corruption Laws.

SECTION 8.14 Landlord Agreements. Within sixty (60) days of the Closing Date (or such later date approved by Administrative Agent), the Borrower shall obtain and deliver to Administrative Agent a landlord agreement from each lessor of any location where any Credit Party’s books and records are located, which agreements shall be reasonably satisfactory in form and substance to Administrative Agent.

SECTION 8.15 Intellectual Property.

(a) Each Credit Party will (i) maintain its ownership of all Intellectual Property owned by such Credit Party, and shall not do any act knowingly or omit to do any act whereby any owned Intellectual Property may lapse, expire, become abandoned or cancelled, dedicated to the public, or unenforceable, or which would adversely affect the validity, grant, or enforceability of the security interest granted hereunder, (ii) take all reasonable steps in the United States Patent and Trademark Office and the United States Copyright Office and any other applicable Governmental Authority to pursue any application and maintain any registration of each trademark, patent, and copyright owned by such Credit Party and (iii) without limiting Sections 8.15(a)(i) and (ii), register any domain name(s) under the name of such Credit Party, in each of (i) through (iii) except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) Each Credit Party will (i) maintain all licenses for third party Intellectual Property (including commercial software) licensed to such Credit Party and (ii) not violate any such licenses and not cause any such license to cease to be legal, valid, binding, enforceable and in full force and effect following the Closing Date, except for licenses that expire or are terminated in accordance with their terms and in the ordinary course of business (other than a termination resulting from a default or breach by the applicable Credit Party), in each of (i) and (ii), except as could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.16 Board Observation.

(a) Meetings. Until such time as all Obligations incurred hereunder are paid in full in accordance with the terms of this Agreement, Ares shall be entitled to have one of its employees (the “Ares Designee”) present (whether in person or by telephone) at all physical and telephonic meetings of the Board of Directors. The Ares Designee shall not be entitled to vote at such meetings.

(b) Notices and other Information. The Borrower shall send to Ares at the same time such materials distributed by or to the members of any Board of Directors, all of the notices, information and other materials that are distributed to the members of the Board of Directors, including, without limitation, copies of the minutes of all meetings of the Board of Directors and all notices, information and other materials that are distributed by or to the members of the Board of Directors with respect to the meetings of the Board of Directors, but excluding any notices, information or other materials distributed by or to members of the Board of Directors, if the Board of Directors determines that receipt of such materials by Ares would jeopardize the attorney client privilege, confidentiality provisions binding the Borrower or any other Credit Party or if information is being discussed at such meeting or disclosed in such materials relating to any of the Borrower’s or its Subsidiaries’ strategy, negotiating positions or similar matters relating to any of the Lenders or directly relating to any refinancing or replacement of the Obligations. Any material provided to stockholders of the Borrower in connection with any meetings of stockholders shall also be provided to Ares. Upon the request of Ares, Borrower shall refrain from sending such notices, information and other materials to Ares for so long as Ares, shall request.

(c) Consent in lieu of Meetings. If the Borrower proposes to take any action by written consent in lieu of a meeting of the Board of Directors, the Borrower, shall give notice thereof to Ares at the same time and in the same manner as notice is given to the members of the Board of Directors.

(d) Expenses. Promptly upon receipt of a written demand (including documentation supporting such demand) from Ares, the Borrower shall reimburse Ares for the reasonable documented out-of-pocket expenses of the Ares Designee incurred in connection with the attendance at such meetings of the Board of Directors of the Borrower on a basis consistent with its reimbursement policies for its Board of Directors.

SECTION 8.17 Post-Closing. Notwithstanding anything to the contrary set forth in this Agreement and the Loan Documents:

(a) Endorsements. Within thirty (30) days after the Closing Date (or such later date approved by Administrative Agent), the Borrower shall deliver to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, such insurance endorsements as required to be delivered pursuant to Section 8.03 of the Credit Agreement.

ARTICLE IX

Negative Covenants

Each Credit Party hereby covenants and agrees that on the Closing Date and thereafter, until the Commitments have been terminated and the Loans and all other Obligations incurred hereunder (other than Unasserted Contingent Obligations) are paid in full in accordance with the terms of this Agreement:

SECTION 9.01 Limitation on Indebtedness. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, suffer to exist or otherwise become directly or indirectly liable, contingently or otherwise with respect to any Indebtedness, except for:

(a) Indebtedness in respect of the Obligations;

(b) Indebtedness existing as of the Closing Date (other than Investor Notes) which is identified in Schedule 7.24 to the Disclosure Letter and which is not otherwise permitted by this Section 9.01, and Permitted Refinancing Indebtedness thereof;

(c) unsecured Indebtedness (i) incurred in the ordinary course of business of such Credit Party and its Subsidiaries in respect of open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services which are not overdue for a period of more than ninety (90) days or, if overdue for more than ninety (90) days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Credit Party or Subsidiary and (ii) in respect of performance, surety or appeal bonds, bid bonds and similar obligations provided in the ordinary course of business, but excluding (in each case) Indebtedness incurred through the borrowing of money or Contingent Liabilities in respect thereof;

(d) Indebtedness (i) incurred to finance the acquisition of equipment of such Credit Party and its Subsidiaries (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party), provided, that such Indebtedness is incurred within ninety (90) days after such acquisition of such equipment, and (ii) Capitalized Lease Obligations, and, with respect to each of clause (i) and (ii), Permitted Refinancing Indebtedness thereof; provided, that the aggregate principal amount of all Indebtedness outstanding pursuant to this clause (d) shall not at any time exceed $175,000.

(e) Indebtedness pursuant to the Investor Notes subject to the Subordination Agreement, in an aggregate principal amount not to exceed $75,000,000 at any time, plus interest paid in kind thereon, which such amount shall be decreased in an amount equal to the conversion amount, if any, of the Investor Notes;

(f) Hedging Transactions permitted by Section 9.11;

(g) Indebtedness incurred with corporate credit cards in an aggregate principal amount not to exceed $150,000 at any time outstanding;

(h) reimbursement obligations under letters of credit issued after the Closing Date with an aggregate face amount not exceeding $500,000 at any time;

(i) intercompany Indebtedness permitted by Section 6.05;

(j) Guarantees of Indebtedness permitted pursuant to this Section 9.01;

(k) Indebtedness consisting of insurance premium financing in the ordinary course of business;

(l) other unsecured Indebtedness not to exceed $250,000 at any time outstanding; and

(m) unsecured Indebtedness constituting earnouts obligations in connection with Permitted Acquisitions.

SECTION 9.02 Limitation on Liens. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of any such Person, whether now owned or hereafter acquired, except for the following (collectively, the “Permitted Liens”):

(a) Liens securing the Obligations;

(b) Liens existing as of the Closing Date and disclosed in Schedule 9.02 to the Disclosure Letter, and to the extent securing Indebtedness, such Indebtedness is permitted under Section 9.01(b) (other than the Existing Notes or the Additional Notes, to the extent applicable) and any renewals or extensions thereof; provided, that no such Lien shall (1) secure Indebtedness under any Existing Notes or Additional Notes, to the extent applicable, or (2) encumber any additional property and the principal amount of Indebtedness secured by such Lien shall not be increased (as such Indebtedness may be permanently reduced subsequent to the Closing Date) except to the extent permitted by Section 9.01(b);

(c) Liens securing Capitalized Lease Obligations and Liens securing Indebtedness of the type permitted under Section 9.01(d); provided, that (i) the principal amount of the Indebtedness secured thereby does not exceed the cost of the applicable property at the time of such acquisition, replacement or construction and (ii) such Lien secures only the assets that are the subject of the Indebtedness referred to in such clause and proceeds thereof;

(d) Liens arising by operation of law in favor of carriers, warehousemen, mechanics, materialmen, suppliers, laborers and landlords and other similar Liens incurred in the ordinary course of business in an amount not to exceed $250,000 for amounts not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been established on its books;

(e) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety, bid, appeal or performance bonds;

(f) judgment Liens not constituting an Event of Default under Section 10.01(f);

(g) Liens for Taxes, assessments or other governmental charges or levies not yet due and payable or the non-payment of which is permitted by Section 7.10;

(h) Liens arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto) or other funds maintained with a depository institution or securities intermediary, so long as the applicable provisions of Section 8.12 have been complied with, in respect of such deposit accounts (other than Excluded Accounts);

(i) Liens arising from precautionary Uniform Commercial Code financing statements (or similar filings under other applicable law) regarding operating leases or consignment or bailee arrangements in the ordinary course of business;

(j) [Reserved].

(k) Liens arising out of sale and leaseback transactions permitted by Section 9.08;

(l) Leases or subleases granted to other Persons in the ordinary course of business and not interfering in any material respect with the business of the lessor or sublessor;

(m) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or license in the ordinary course of business;

(n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(o) Liens on cash collateral securing (i) corporate credit card obligations permitted by Section 9.01(g) and (ii) reimbursement obligations under letters of credit permitted by Section 9.01(h);

(p) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums permitted by Section 9.01(k);

(q) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Borrower or any Subsidiary; and

(r) Liens in favor of the Investors securing the Investor Notes, subject to the Subordination Agreement.

SECTION 9.03 Consolidation, Merger, etc. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other Person or purchase or otherwise acquire all or substantially all of the assets of any Person (or any division thereof), provided, that (a) any Credit Party or Subsidiary of any Credit Party may liquidate or dissolve voluntarily into, and may merge with and into, the Borrower (so long as the Borrower is the surviving entity), (b) any Guarantor may liquidate or dissolve voluntarily into, and may merge with and into any Credit Party, (c) any Subsidiary that is not a Credit Party may liquidate or dissolve voluntarily into, and may merge with and into any other Subsidiary, (d) the assets or Capital Stock of any Credit Party may be purchased or otherwise acquired by any other Credit Party, (e) the assets or Capital Stock of any Subsidiary that is not a Credit Party may be purchased or otherwise acquired by the Borrower or any Subsidiary Party, (f) any Subsidiary of any Credit Party may file a certificate of division, adopt a plan of division or otherwise take any action to effectuate a division pursuant to Section 18-217 of the Delaware Limited Liability Company Act (or any analogous action taken pursuant to Applicable Law with respect to any corporation, limited liability company, partnership or other entity) so long as such surviving Person shall have complied with the requirements of Section 8.11 within the time periods set forth therein and (g) any Credit Party or Subsidiary of any Credit Party may consummate Permitted Acquisitions.

SECTION 9.04 Permitted Dispositions. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, make a Disposition, of such Credit Party’s or such other Person’s assets (including Receivables and Capital Stock of Subsidiaries) to any Person in one transaction or a series of transactions unless such Disposition:

(a) is in the ordinary course of its business and is of obsolete, surplus or worn out property or property, other than any Product, no longer used or useful in its business, including, in the case of IP Rights, any Intellectual Property that is not necessary for any business conducted by any Credit Party or any of its Subsidiaries;

(b) is a sale of Inventory in the ordinary course of business;

(c) is a sale or disposition of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such Dispositions are reasonably promptly applied to the purchase price of similar replacement equipment, all in the ordinary course of business;

(d) is otherwise permitted by Sections 9.02, 9.03, 9.05, 9.06, or 9.08.

(e) is a Disposition consisting of the non-exclusive licenses for the use of the property, other than any Product, of the Credit Parties in the ordinary course of business;

(f) is a Disposition of cash or Cash Equivalents,

(g) is the unwinding of any Hedge Transaction, or

(h) is a Disposition not otherwise permitted by this Section 9.04 in an amount not to exceed $100,000 per fiscal year, so long as no Event of Default shall have occurred and be continuing after such Disposition, provided, that, notwithstanding the foregoing, in no event shall any Credit Party, or shall any Credit Party permit any of its Subsidiaries to, (i) directly or indirectly, issue, sell, assign or otherwise dispose of any Capital Stock of any of its Subsidiaries, except (1) to qualify directors if required by applicable law or (2) pursuant to clause (d) above or (ii) to file a certificate of division, adopt a plan of division or otherwise take any action to effectuate a division pursuant to Section 18-217 of the Delaware Limited Liability Company Act (or any analogous action taken pursuant to Applicable Law with respect to any corporation, limited liability company, partnership or other entity).

SECTION 9.05 Investments. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, purchase, make, incur, assume or permit to exist any Investment in any other Person, except:

(a) Investments existing on the Closing Date and identified in Schedule 7.12 to the Disclosure Letter;

(b) Investments in cash and Cash Equivalents;

(c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(d) Investments (i) by and among Credit Parties, (ii) by any Subsidiary in any Credit Party, and (iii) by and among Subsidiaries that are not Credit Parties;

(e) Investments constituting (i) Receivables arising, (ii) trade debt granted, or (iii) deposits and prepayments made in connection with the purchase price of goods or services, in each case in the ordinary course of business;

(f) Investments consisting of any deferred portion of the sales price received by any Credit Party in connection with any Disposition permitted under Section 9.04;

(g) the maintenance of deposit accounts in the ordinary course of business so long as the applicable provisions of Section 8.12 have been complied with in respect of such deposit accounts;

(h) loans and advances to current or former employees, officers, directors, consultants and advisors in the ordinary course of business or in connection with relocations, indemnification, or reimbursement in respect of liabilities relating to them serving in any such capacity, including business travel and entertainment expenses, not to exceed $150,000 in the aggregate at any time outstanding;

(i) Contingent Liabilities relating to Indebtedness permitted by Section 9.01;

(j) Investments constituting Permitted Acquisitions; and

(k) after the PIK Termination Date and so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $50,000.

SECTION 9.06 Restricted Payments, etc. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, make any Restricted Payment (including any cash payment in respect of the Investor Notes), or make any deposit for any Restricted Payment, other than:

(a) payments by any Subsidiary of the Borrower to the Borrower or its direct parent so long as such parent is a direct or indirect wholly-owned subsidiary of the Borrower;

(b) Restricted Payments by any Credit Party or any of its Subsidiaries to pay dividends with respect to its Capital Stock payable solely in additional shares of Capital Stock (other than Disqualified Capital Stock);

(c) conversion of the Investor Notes and any other convertible securities into Capital Stock of the Borrower in accordance with the terms thereof or otherwise in exchange thereof, and payments of cash in lieu of issuing fractional shares in connection with such conversion or exchange; and

(d) earnout obligations in connection with Permitted Acquisitions, to the extent payable in cash funded with Net Proceeds from an issuance of Qualified Capital Stock.

SECTION 9.07 Modification of Certain Agreements. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, consent to any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in (a) any of the Investor Notes unless such amendment, supplement, waiver or other modification is permitted under the terms of the Subordination Agreement, (b) any of the Organization Documents if such amendment, modification or change would (i) require any mandatory redemption date of any Capital Stock earlier than the date that is ninety (90) days after the Maturity Date, (ii) require any cash dividends or other payments in cash to be made earlier than the date that is ninety (90) days after the Maturity Date, (iii) without at least ten (10) days prior notice to the Administrative Agent, in the case of a Credit Party, modify any name, jurisdiction of organization, organizational identification number or federal identification number or (iv) otherwise impact the priority or perfection of the Liens of the Administrative Agent, (c) any document, agreement or instrument evidencing or governing any Indebtedness that has been subordinated to the Obligations in right of payment or any Liens that have been subordinated in priority to the Liens of the Administrative Agent unless such amendment, supplement, waiver or other modification is permitted under the terms of the subordination agreement applicable thereto, or (d) any Material Contract, except to the extent that such amendment, modification or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Lenders.

SECTION 9.08 Sale and Leaseback. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, enter into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person.

SECTION 9.09 Transactions with Affiliates. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any Affiliate except (a) on fair and reasonable terms no less favorable to such Credit Party or such Subsidiary than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate, (b) any transaction expressly permitted under Sections 9.03, 9.04, 9.05(d), or 9.06 (c) customary fees to, and indemnifications of, non-officer directors of the Credit Parties and their respective Subsidiaries, (d) the payment of reasonable and customary compensation and indemnification arrangements and benefit plans for officers and employees of the Credit Parties and their respective Subsidiaries in the ordinary course of business, (e) the Investor Notes, and (f)  bona fide equity investments in Borrower by Borrower’s existing investors.

SECTION 9.10 Restrictive Agreements, etc. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, enter into any agreement (other than a Transaction Document) prohibiting:

(a) the creation or assumption by any Credit Party of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, in favor of the Secured Parties to secure the Obligations;

(b) expressly, the ability of such Person to amend or otherwise modify any Credit Documents; or

(c) the ability of such Person to make any payments, directly or indirectly, to the Credit Parties, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments.

The foregoing prohibitions shall not apply to (i) agreements entered into in connection with the Investor Notes, (ii) customary restrictions of the type described in clause (a) above (which do not prohibit the Credit Parties from complying with or performing the terms of this Agreement and the other Credit Documents) which are contained in any agreement, (A) governing any Indebtedness permitted by Section 9.02(d) as to assets financed with the proceeds of such Indebtedness, (B) for the creation or assumption of any Lien on the sublet or assignment of any leasehold interest of any Credit Party or any of its Subsidiaries, (C) for the assignment of any contract entered into by any Credit Party or any of its Subsidiaries, (D) for the transfer of any asset pending the close of the sale of such asset pursuant to a Disposition permitted under this Agreement, or (iii) customary restrictions and conditions in agreements relating to the sale of Borrower or any Subsidiary or assets of Borrower or any Subsidiary, in each case, pending such sale.

SECTION 9.11 Hedging Transactions. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, enter into any Hedging Transaction, except (a) Hedging Transactions entered into to hedge or mitigate risks to which such Credit Party or such Subsidiary has actual exposure (other than those in respect of Capital Stock) and (b) Hedging Transactions entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rate, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of such Credit Party or such Subsidiary.

SECTION 9.12 Changes in Business. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to engage in any business other than the businesses the Credit Parties and their Subsidiaries are engaged in as of the date hereof and other businesses that are reasonably related or incidental thereto or reasonable extensions thereof.

SECTION 9.13 Financial Performance Covenants. The Credit Parties will not permit:

(a) Minimum Revenue. The Net Revenue of the Credit Parties on a consolidated basis to be less than the corresponding amount set forth in the Net Revenue Covenant column for the corresponding Test Period as set forth in the below chart:

Test Period	Net Revenue Covenant Level
March 31, 2020	[***]
June 30, 2020	[***]
September 30, 2020	[***]
December 31, 2020	[***]
March 31, 2021	[***]
June 30, 2021	[***]
September 30, 2021	[***]
December 31, 2021	[***]
March 31, 2022	[***]
June 30, 2022	[***]
September 30, 2022	[***]

(b) Minimum Liquidity. The Liquidity of the Credit Parties on a consolidated basis to be less than $5,000,000 at any time.

SECTION 9.14 Disqualified Capital Stock. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, issue any Disqualified Capital Stock.

SECTION 9.15 Removal of Collateral. No Credit Party shall remove, or cause or permit to be removed, any of the Collateral valued in excess of $250,000 from the premises where such Collateral is currently located and described in Schedule 7.30 to the Disclosure Letter (as such schedule may be updated from time to time in accordance with the Security Agreement) without providing Administrative Agent 10 days’ prior written notice and, upon Administrative Agent’s request, using commercially reasonable efforts to obtain a landlord or bailee agreement for the new location, except in connection with (a) dispositions permitted under Section 9.04, (b) off-site repairs of Equipment in the ordinary course of Borrower’s and its Subsidiaries’ business as conducted on the Closing Date, and (c)  Inventory in transit or temporarily placed with vendors.

ARTICLE X

Events of Default

SECTION 10.01 Listing of Events of Default. Each of the following events or occurrences described in this Section 10.01 shall constitute an “Event of Default”:

(a) Non-Payment of Obligations. The Borrower shall default in the payment of:

(i) any principal of any Loan when such amount is due; or

(ii) any interest on any Loan when such amount is due and such default shall continue unremedied for a period of five (5) Business Days after such amount is due; or

(iii) any fee described in Article IV or any other monetary Obligation under the Credit Documents when such amount is due and such default shall continue unremedied for a period of five (5) Business Days after such amount is due.

(b) Breach of Warranty. Any representation or warranty of any Credit Party made or deemed to be made in any Credit Document (including any certificates delivered pursuant to Article VI) which, by its terms, is subject to a materiality qualifier, is or shall be incorrect in any respect when made or deemed to have been made or any other representation or warranty of any Credit Party made or deemed to be made in any Credit Document (including any certificates delivered pursuant to Article VI) is or shall be incorrect in any material respect when made or deemed to have been made.

(c) Non-Performance of Certain Covenants and Obligations. Any Credit Party shall default in the due performance or observance of any of its obligations under (i) Section 8.01, Section 8.02, Section 8.03, Section 8.05(a), Section 8.10, Section 8.11, Section 8.12, Section 8.13, Section 8.15, Section 8.16, 8.17, Article IX or the Fee Letter.

(d) Non-Performance of Other Covenants and Obligations. Any Credit Party shall default in the due performance and observance of any obligation contained in any Credit Document executed by it (other than as specified in Section 10.01(a), Section 10.01(b) or

Section 10.01(c)), and such default shall continue unremedied for a period of thirty (30) Business Days after the earlier of (i) any officer of any Credit Party shall first have knowledge thereof or (ii) any Credit Party receives written notice from the Administrative Agent or the Required Lenders in respect thereof.

(e) Default on Other Indebtedness. (i) A default shall occur in the payment of any amount when due (subject to any applicable grace period or cure period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, any Indebtedness (other than the Obligations) of any Credit Party, or Subsidiary of any Credit Party having a principal or stated amount, individually or in the aggregate, in excess of $250,000, or a default shall occur in the performance or observance of any obligation or condition with respect to any such Indebtedness if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become immediately due and payable, (ii) a default shall occur (after expiration of any available grace or cure periods) in the performance or observance of any obligation or condition with respect to any Indebtedness which has been subordinated (whether as to payment or Lien priority) to the Obligations or the Administrative Agent’s Liens or any such Indebtedness shall be required to be or prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity or (iii) an “Event of Default” (as defined in any of the Investor Notes) shall have occurred and be continuing under such Investor Note.

(f) Judgments. (i) Any judgment or order for the payment of money individually or in the aggregate in excess of $250,000 (exclusive of any amount fully covered by insurance (less any applicable deductible) and as to which the insurer has been notified of the claim and has not disputed coverage), shall be rendered against any Credit Party or any of its Subsidiaries and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within forty-five (45) days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) a non-appealable judgment or order for the payment of money that is greater than $10,000,000 in the aggregate (exclusive of any amount fully covered by insurance (less any applicable deductible) and as to which the insurer has been notified of the claim and has not disputed coverage) is rendered against any Credit Party or any of its Subsidiaries in connection with the pending case titled Hologic, Inc. et al v. Minerva Surgical, Inc., Case No. 19-02054 (CAFC) (such judgment or order for payment, a “Material Hologic Judgment”), if such Material Hologic Judgment shall not have been vacated within forty-five (45) days after the entry thereof, provided, that, no Event of Default shall occur under this Section 10.01(f)(ii) if, within ninety (90) days after the entry thereof, (x) Borrower shall have received Net Proceeds from an issuance of Qualified Capital Stock and/or Investor Notes in an amount equal to the amount by which the Material Hologic Judgment exceeds $10,000,000 and (y) the Material Hologic Judgment shall have been discharged.

(g) Plans. An ERISA Event occurs that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(h) Bankruptcy, Insolvency, etc. Any Credit Party or any of its Subsidiaries shall:

(i) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, its debts as they become due;

(ii) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the assets or other property of any such Person, or make a general assignment for the benefit of creditors;

(iii) in the absence of such application, consent or acquiesce to or permit or suffer to exist, the appointment of a trustee, receiver, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within forty-five (45) days; provided, that each Credit Party hereby expressly authorizes each Secured Party to appear in any court conducting any relevant proceeding during such 45-day period to preserve, protect and defend their rights under the Credit Documents;

(iv) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by such Person, such case or proceeding shall be consented to or acquiesced in by such Person, or shall result in the entry of an order for relief or shall remain for forty-five (45) days undismissed; provided, that each Credit Party hereby expressly authorizes each Secured Party to appear in any court conducting any such case or proceeding during such 45-day period to preserve, protect and defend their rights under the Credit Documents; or

(v) take any action authorizing, or in furtherance of, any of the foregoing.

(i) Impairment of Security, etc. Any Credit Document or any Lien granted thereunder with respect to any portion of the Collateral (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Credit Party thereto, or any Credit Party or any other Person shall contest in writing such effectiveness, validity, binding nature or enforceability; or, except as permitted under any Credit Document, any Lien on the Collateral shall cease to be a perfected Lien.

(j) [Reserved].

(k) Restraint of Operations; Loss of Assets. If any Credit Party or any Subsidiary of a Credit Party is enjoined, restrained, or in any way prevented by court order or other Governmental Authority from continuing to conduct all or any material part of its business affairs or if any material portion of any Credit Party’s or any of its Subsidiaries’ assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person and the same is not discharged before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such property or asset is subject to forfeiture by such Credit Party or the applicable Subsidiary.

(l) [Reserved].

(m) Subordination Agreements. (i) The subordination provisions of any Subordination Agreement or any subordination provisions governing any subordinated Indebtedness shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Credit Party or any Affiliate of a Credit Party shall contest in writing the validity or enforceability thereof or deny in writing that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by such subordination provisions (other than as a result of the Administrative Agent’s failure to take any action within its control) or (ii) any lien subordination or any other material provision of the Subordination Agreement shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Credit Party or any Affiliate of a Credit Party shall contest in writing the validity or enforceability thereof or deny in writing that it has any further liability or obligation thereunder.

(n) FDA Matters. (i) The FDA or any other Governmental Authority initiates enforcement action including but not limited to any inspection against any Credit Party or any of its Subsidiaries, or any suppliers that causes such Credit Party or Subsidiary to recall, withdraw, remove or discontinue manufacturing, shipping or marketing any of its Products the result of which could reasonably be expected to result in a Material Adverse Effect; (ii) the FDA requires any Credit Party or its Subsidiaries to modify the label or labeling of any Product as a result of a safety or compliance risk, or seeks to restrict in any way, the distribution of any of Credit Party’s or its Subsidiaries’ Products, which could reasonably be expected, in the aggregate, to have a Material Adverse Effect; (iii) the FDA or any other Governmental Authority issues a warning letter or other communication to any Credit Party or any of its Subsidiaries with respect to any Regulatory Matter which if not promptly resolved could reasonably be expected, in the aggregate, to result in a Material Adverse Effect; (iv) any Credit Party or any of its Subsidiaries conducts a mandated or voluntary recall or market withdrawal which could reasonably be expected to result in a Material Adverse Effect; or (v) any Credit Party or any of its Subsidiaries enters into a settlement agreement with the FDA or any other Governmental Authority that could reasonably be expected to result in a Material Adverse Effect.

(o) Product Withdrawal. The voluntary withdrawal or institution of any action or proceeding by the FDA or similar Governmental Authority to order the withdrawal of any Product or Product category from the market or to enjoin the Borrower, the Borrower’s Subsidiaries or any representative of a Borrower or its Subsidiaries from testing, manufacturing, processing, assembly, packaging, labeling, marketing, distribution, import/export, or selling or distributing any Product or Product category that has or could reasonably be expected to have a Material Adverse Effect, (ii) the institution of any action or proceeding by the FDA, or any other Governmental Authority to revoke, suspend or withdraw any Regulatory Required Permit held by Borrower, its Subsidiaries or any representative of Borrower or its Subsidiaries, which, in each case, has or could reasonably be expected to result in Material Adverse Effect, or (iii) the commencement of any enforcement action against Borrower or Borrower’s Subsidiaries by the FDA, or any other Governmental Authority which has or could reasonably be expected to result in a Material Adverse Effect.

SECTION 10.02 Remedies Upon Event of Default. If any Event of Default shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent may, and upon the direction of the Required Lenders shall, by notice to the Borrower (a) permanently reduce the Commitment in whole or in part or (b) declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and the Commitments shall terminate. The Lenders and the Administrative Agent shall have all other rights and remedies available at law or in equity or pursuant to any Credit Documents.

ARTICLE XI

The Administrative Agent

SECTION 11.01 Appointment. Each Lender (and, if applicable, each other Secured Party) hereby appoints Ares as its Administrative Agent under and for purposes of each Credit Document and hereby authorizes the Administrative Agent to act on behalf of such Lender (or, if applicable, each other Secured Party) under each Credit Document and, in the absence of other written instructions from the Lenders pursuant to the terms of the Credit Documents received from time to time by the Administrative Agent, to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be incidental thereto. Each Lender (and, if applicable, each other Secured Party) hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or other Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.

SECTION 11.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

SECTION 11.03 Exculpatory Provisions. Neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders or any other Secured Party for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of any Credit Party or other Person to perform its obligations hereunder or thereunder. The Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit

Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any bankruptcy or insolvency law or other similar law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any bankruptcy or insolvency law or other similar law. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.

SECTION 11.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, electronic mail, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Credit Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other requisite Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans and all other Secured Parties.

SECTION 11.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder, except with respect to any Default or Event of Default in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as the Administrative Agent shall deem advisable in the best interests of the Secured Parties.

SECTION 11.06 Non-Reliance on Agents and Other Lenders. Each Lender (and, if applicable, each other Secured Party) expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Credit Party or any Affiliate of a Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender or any other Secured Party. Each Lender (and, if applicable, each other Secured Party) represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender or any other Secured Party, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Credit Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender (and, if applicable, each other Secured Party) also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Credit Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any other Secured Party with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Credit Party or any Affiliate of a Credit Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

SECTION 11.07 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective Total Credit Exposure in effect on the date on which indemnification is sought under this Section 11.07 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Total Credit Exposure immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents, any Specified Hedging Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section  11.07 shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION  11.08 Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Credit Party as though the Administrative Agent were not the Administrative Agent.

With respect to its Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender”, “Lenders”, “Secured Party” and “Secured Parties” shall include the Administrative Agent in its individual capacity.

SECTION 11.09 Successor Agents. The Administrative Agent may resign as Administrative Agent, upon twenty (20) days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent, which successor agent shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights (other than any rights to indemnity payments owed to the retiring Administrative Agent), powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights (other than any rights to indemnity payments owed to the retiring Administrative Agent), powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans. If no applicable successor agent has accepted appointment as Administrative Agent by the date that is twenty (20) days following such retiring Administrative Agent’s notice of resignation, such retiring Agent’s resignation shall nevertheless thereupon become effective (except that in the case of any Collateral held by the Administrative Agent for the benefit of the Secured Parties under any of the Credit Documents, the Administrative Agent will continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After an Agent’s resignation as the Administrative Agent, the provisions of this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Credit Documents.

SECTION 11.10 Administrative Agent Generally. Except as expressly set forth herein, the Administrative Agent shall not have any duties or responsibilities hereunder in its capacity as such.

SECTION 11.11 Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express written consent of the Administrative Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Administrative Agent, set off against the Obligations, any amounts owing by such Lender to any Credit Party or any of their respective Subsidiaries or any deposit accounts of any Credit Party or any of their respective Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Administrative Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Credit Document against any Credit Party or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) Subject to Section 12.09, if, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from the Administrative Agent pursuant to the terms of this Agreement, or (ii) payments from the Administrative Agent in excess of such Lender’s pro rata share of all such distributions by the Administrative Agent, such Lender promptly shall (A) turn the same over to the Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to the Administrative Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their pro rata shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

SECTION 11.12 Agency for Perfection. Administrative Agent hereby appoints each other Secured Party as its agent (and each Secured Party hereby accepts such appointment) for the purpose of perfecting the Administrative Agent’s Liens in assets which, in accordance with Article 7 or Article 8, as applicable, of the Uniform Commercial Code of any applicable state can be perfected only by possession or control. Should any Secured Party obtain possession or control of any such Collateral, such Secured Party shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor shall deliver possession or control of such Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions.

SECTION 11.13 Authorization to File Proof of Claim. In case of the pendency of any bankruptcy, insolvency or other similar proceeding with respect to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable or whether the Administrative Agent shall have made any demand therefor) shall be entitled: (i) to file and prove a claim in such proceeding for the full amount of the principal and interest owing and unpaid in respect of the Loans and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for reimbursement under Section 12.05) allowed in such proceeding; and (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any trustee, liquidator or another similar official in any such proceedings is hereby authorized by each Lender to make such payments to the Administrative Agent for the account of such Lender. Nothing contained herein shall be deemed to authorize the Administrative Agent to consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the obligations of the Credit Party hereunder or the rights of any Lender, or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 11.14 Credit Bids. Each Credit Party and each Secured Party hereby irrevocably authorizes Administrative Agent, based upon the written instruction of the Required Lenders, to bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted (i) by the Administrative Agent under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code (ii) under the provisions of the Bankruptcy Code, including Section 363, 365 and/or 1129 of the Bankruptcy Code or (iii) by the Administrative Agent (whether by judicial action or otherwise, including a foreclosure sale) in accordance with applicable law (clauses (i), (ii) an (iii), a “Collateral Sale”); and in connection with any Collateral Sale based upon the written instruction of Required Lenders, the Administrative Agent may accept non-cash consideration, including debt and equity securities issued by such acquisition vehicle under the direction or control of the Administrative Agent and the Administrative Agent may offset all or any portion of the Obligations against the purchase price of such Collateral. Each Secured Party hereby agrees that, except as otherwise provided in any Credit Documents, or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Credit Documents, or exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

SECTION 11.15 Binding Effect. Each Secured Party, by accepting the benefits of the Credit Documents, agrees that (i) any action taken by the Administrative Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Credit Documents, (ii) any action taken by the Administrative Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Administrative Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

SECTION 11.16 Authorization to Enter into Subordination Agreement. Each Lender hereby irrevocably appoints, designates and authorizes Administrative Agent to enter into the Subordination on its behalf and to take such action on its behalf under the provisions of any such agreement. Each Lender further agrees to be bound by the terms and conditions of the Subordination Agreement.

ARTICLE XII

Miscellaneous

SECTION 12.01 Amendments and Waivers. Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 12.01. The Required Lenders may, or, with the consent of the Required Lenders or the Administrative Agent, as applicable, may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or the Credit Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, that no such waiver, amendment, supplement or modification shall directly:

(i) (A) reduce or forgive any portion of any Loan or extend the final expiration date of any Lender’s Commitment or extend the final scheduled maturity date of any Loan or reduce the stated interest rate (it being understood that only the consent of the

Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate or amend Section 2.10(c)), or (B) reduce or forgive any portion or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or (C) amend or modify any provisions of Section 12.09(b) or any other provision that provides for the pro rata nature of disbursements by or payments to Lenders, in each case without the written consent of each Lender directly and adversely affected thereby;

(ii) amend, modify or waive any provision of this Section 12.01 or reduce the percentages specified in the definitions of the term “Required Lenders” or consent to the assignment or transfer by any Credit Party of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 9.03), in each case without the written consent of each Lender directly and adversely affected thereby;

(iii) increase the aggregate amount of any Commitment of any Lender without the consent of such Lender;

(iv) amend, modify or waive any provision of Article XI applicable to the Administrative Agent without the written consent of the Administrative Agent;

(v) release all or substantially all of the Guarantors under the Guarantee Agreement (except as expressly permitted by the Guarantee Agreement), or release all or substantially all of the Collateral under the Security Agreement and the Mortgages (except as expressly permitted thereby and in Section 12.19), in each case without the prior written consent of each Lender;

(vi) amend Section 2.10 so as to permit Interest Period intervals greater than six months if not agreed to by all applicable Lenders; or

Notwithstanding the foregoing or anything to the contrary herein:

(i) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, and the Borrower (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders;

(ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended, and amounts payable to such Lender hereunder may not be permanently reduced without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender);

(iii) schedules to this Agreement and the Security Agreement may be amended or supplemented by the delivery of a Compliance Certificate in accordance with, and solely to the extent set forth in, Section 8.01(d); and

(iv) this Agreement and any other Credit Document may be amended solely with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Lender if such amendment is delivered in order to (x) correct or cure ambiguities, errors, omissions, defects, (y) effect administrative changes of a technical or immaterial nature or (z) correct or cure incorrect cross references or similar inaccuracies in this Agreement or the applicable Credit Document, in each case with regards to clauses (x) through (z), the correction of which is not adverse to the interest of any Lender. Guarantees, collateral documents, security documents, intercreditor agreements, and related documents executed in connection with this Agreement may be amended, modified, terminated or waived, and consent to any departure therefrom may be given, without the consent of any Lender if such amendment, modification, waiver or consent is given in order to cause such guarantee, collateral document, security document, intercreditor agreement or related document to be consistent with this Agreement and the other Credit Documents. Any such amendment shall become effective without any further consent of any other party to such Credit Document.

SECTION 12.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by electronic transmission). All such written notices shall be mailed, e-mailed or delivered to the applicable address or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Credit Parties, the Administrative Agent, to the address, electronic mail address or telephone number specified for such Person on Schedule 12.02 or to such other address, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, and the Administrative Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three (3) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 12.02(c)), when delivered; provided, that notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by such Person.

(b) Effectiveness of Electronic Documents and Signatures. Credit Documents may be transmitted and/or signed by e-mail or other electronic communication. The effectiveness of any such documents and signatures shall have the same force and effect as manually signed originals and shall be binding on all Credit Parties, the Administrative Agent and the Lenders.

(c) Reliance by the Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of any Credit Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 12.03 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

SECTION 12.04 Survival of Representations and Warranties. All representations and warranties made hereunder and in the other Credit Documents shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

SECTION 12.05 Payment of Expenses; Indemnification. The Borrower agrees, subject to any limitations set forth in the Fee Letter, (a) to pay or reimburse the Administrative Agent and the Lenders for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of, and any amendment, waiver, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees, disbursements and other charges of one counsel (and, to the extent necessary, one local counsel in any relevant jurisdiction and, if reasonably required, one regulatory counsel) to the Administrative Agent, (b) to pay or reimburse (i) a single firm of counsel to the Administrative Agent, (ii) if reasonably necessary, one local counsel in each relevant jurisdiction (which may include special counsel acting in multiple jurisdictions) and (iii) solely in the case of an actual or perceived conflict of interest, one additional primary counsel and one additional counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for each group of affected Lenders similarly situated taken as a whole, for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, and (c) to pay, indemnify and hold harmless each Lender and the Administrative Agent and their respective Related Parties from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, and reasonable out-of-pocket costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges of one counsel, arising as a result of the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law on the part of any Credit Party or any of its Subsidiaries or any actual or alleged presence of Hazardous Materials as a result of the operations of each Credit Party or any of its Subsidiaries, including at any of their Real Property (all the foregoing in this clause (c), collectively, the “indemnified liabilities”); provided, that the Credit Parties shall have no obligation hereunder to the Administrative Agent or any Lender nor any of their Related Parties with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of the party to be indemnified or one of their Related Parties; (ii) disputes among the Administrative Agent, the Lenders and/or their transferees; or (iii) diminution in value of any Real Property of any Credit Party resulting from the presence of Hazardous Materials existing at such Real Property on or before the Closing Date. The agreements in this Section 12.05 shall survive repayment of the Loans and all other amounts payable hereunder and termination of this Agreement. To the fullest extent permitted by Applicable Law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Lender, the Administrative Agent and their respective Related Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Lender, the Administrative Agent nor any of their respective Related Parties shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby. This Section 12.05 shall not apply with respect to Taxes other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

SECTION 12.06 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as set forth in Section 9.03, no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.06. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 12.06) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. Notwithstanding anything to the contrary herein, (a) any Lender shall be permitted to pledge or grant a security interest in all or any portion of such Lender’s rights hereunder including, but not limited to, any Loans (without the consent of, or notice to or any other action by, any other party hereto) to secure the obligations of such Lender or any of its Affiliates to any Person providing any loan, letter of credit or other extension of credit to or for the account of such Lender or any of its Affiliates and any agent, trustee or representative of such Person and

(b) the Administrative Agent shall be permitted to pledge or grant a security interest in all or any portion of its rights hereunder or under the other Credit Documents, including, but not limited to, rights to payment (without the consent of, or notice to or any other action by, any other party hereto), to secure the obligations of the Administrative Agent or any of its Affiliates to any Person providing any loan, letter of credit or other extension of credit to or for the account of the Administrative Agent or any of its Affiliates and any agent, trustee or representative of such Person.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than to a Defaulting Lender or to the Borrower or to any of the Borrower’s Affiliates or Subsidiaries) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (which consent in each case shall not be unreasonably withheld or delayed) of:

(A) the Borrower; provided, that (1) no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee and (2) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, unless each of the Borrower and the Administrative Agent otherwise consents, which consent, in each case, shall not be unreasonably withheld or delayed; provided, however, that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing; and provided further, that contemporaneous assignments to a single assignee made by affiliated Lenders or related Approved Funds and contemporaneous assignments by a single assignor to affiliated Lenders or related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided, that this paragraph shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided, that only one such fee shall be payable in connection with simultaneous assignments to two or more Approved Funds; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(E) No Lender may assign or otherwise transfer its rights or obligations hereunder to any of the Credit Parties.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to such assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee (by its execution and delivery of the applicable Assignment and Acceptance to the Administrative Agent) and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full respective Pro Rata Share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 12.06, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 5.04, and 12.05); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.06 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 12.06.

(iv) The Administrative Agent, acting for this purpose on behalf of the Borrower (but not as an agent, fiduciary or for any other purposes), shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive absent manifest error, and the Credit Parties, the Administrative Agent, and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register, as in effect at the close of business on the preceding Business Day, shall be available for inspection by the Borrower, and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and any written consent to such assignment required by paragraph (b)(i) of this Section 12.06, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless and until it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower, or the Administrative Agent, sell participations to one or more banks or other entities (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i) of the first proviso to Section 12.01. Subject to paragraph (c)(ii) of this Section 12.06, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15, and 5.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 12.06. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.09(b) as though it were a Lender, provided, that such Participant agrees to be subject to Section 12.09(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Sections 2.14, 2.15 or 5.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 5.04 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.04(b) as though it were a Lender.

(iii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Lender’s obligations hereunder (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall not have any responsibility for maintaining a Participant Register.

SECTION 12.07 Replacements of Lenders Under Certain Circumstances.

(a) The Borrower, at its sole cost and expense, shall be permitted to replace any Lender (or any Participant), other than an Affiliate of the Administrative Agent, that (i) requests reimbursement for amounts owing pursuant to Sections 2.14, 2.15, 2.16, or 5.04, or (ii) is affected in the manner described in Section 2.14(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken, provided, that (A) such replacement does not conflict with any Applicable Law, (B) no Default or Event of Default shall have occurred and be continuing at the time of such replacement, (C) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts) pursuant to Sections 2.14, 2.15, 2.16, or 5.04, as the case may be, owing to such replaced Lender prior to the date of replacement, (D) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (E) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.06 (except that such replaced Lender shall not be obligated to pay any processing and recordation fee required pursuant thereto) and (F) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b) If any Lender (a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination, which pursuant to the terms of Section 12.01 requires the consent of all of the Lenders affected or the Required Lenders and with respect to which the Required Lenders shall have granted their consent, then, provided that no Default or Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent), at its own cost and expense, to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and Commitments to one or more assignees reasonably acceptable to the Administrative Agent, provided, that: (i) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment and (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon plus the Prepayment Premium. In connection with any such assignment, the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 12.06 (except that such Non-Consenting Lender shall not be obligated to pay any processing and recordation fee required pursuant thereto).

SECTION 12.08 Securitization. The Credit Parties hereby acknowledge that the Lenders and their Affiliates may securitize the Loans (a “Securitization”) through the pledge of the Loans as collateral security for loans to the Lenders or their Affiliates or through the sale of the Loans or the issuance of direct or indirect interests in the Loans to their controlled Affiliates, which loans to the Lenders or their Affiliates or direct or indirect interests will be rated by Moody’s, S&P or one or more other rating agencies. The Credit Parties shall, to the extent commercially reasonable, cooperate with the Lenders and their Affiliates to effect any and all Securitizations. Notwithstanding the foregoing, no such Securitization shall release the Lender party thereto from any of its obligations hereunder or substitute any pledgee, secured party or any other party to such Securitization for such Lender as a party hereto and no change in ownership of the Loans may be effected except pursuant to Section 12.06.

SECTION 12.09 Adjustments; Set-off. (a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 10.01(h), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans or interest thereon, such Benefited Lender shall (i) notify the Administrative Agent of such fact and (ii) purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, that (x) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (y) the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant (as to which the provisions of this Section shall apply).

Notwithstanding the foregoing, in the event that any Defaulting Lender shall exercise any such right of setoff, (1) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.05(d) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (2) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

(a) After the occurrence and during the continuance of an Event of Default, to the extent consented to by Administrative Agent, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower or any other Credit Party, any such notice being expressly waived by the Credit Parties to the extent permitted by Applicable Law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 12.10 Counterparts. This Agreement and the other Credit Documents may be executed by one or more of the parties thereto on any number of separate counterparts (including by electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower, and the Administrative Agent.

SECTION 12.11 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 12.11, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law), as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 12.12 Integration. This Agreement and the other Credit Documents represent the agreement of the Credit Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any party hereto or thereto relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

SECTION 12.13 GOVERNING LAW. THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS (UNLESS EXPRESSLY PROVIDED OTHERWISE THEREIN) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 12.14 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, or any Affiliate of the foregoing in any way relating to this Agreement or any other Credit Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable party at its respective address set forth on Schedule 12.02 or on Schedule 1.01(a) or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against the Borrower or any other Credit Party or their respective properties in the courts of any jurisdiction;

(e) waives, to the maximum extent not prohibited by law, all rights of rescission, setoff, counterclaims, and other defenses in connection with the repayment of the Obligations; and

(f) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 12.14 any special, exemplary, punitive or consequential damages.

SECTION 12.15 Acknowledgments. Each Credit Party hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Credit Parties arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between the Administrative Agent and Lenders, on one hand, and the Credit Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Credit Parties and the Lenders.

SECTION 12.16 WAIVERS OF JURY TRIAL. THE CREDIT PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 12.17 Confidentiality. The Administrative Agent and Lender shall hold all Confidential Information confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices; provided, that Confidential Information may be disclosed by the Administrative Agent or Lender:

(a) as required by any governmental agency or representative thereof (including, without limitation, public disclosures by the Administrative Agent, Lender, or any of their Related Parties required by the SEC or any other governmental or regulatory authority);

(b) pursuant to legal process;

(c) in connection with the enforcement of any rights or exercise of any remedies by the Administrative Agent or Lender under this Agreement or any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document;

(d) to the Administrative Agent’s or Lender’s attorneys, professional advisors, independent auditors or Affiliates,

(e) in connection with:

(i) the establishment of any special purpose funding vehicle with respect to the Loans,

(ii) any Securitization permitted under Section 12.08;

(iii) any prospective assignment of, or participation in, its rights and obligations pursuant to Section 12.06, to prospective assignees or Participants, as the case may be;

(iv) any Hedging Transaction entered into or proposed to be entered into in connection with the Loans made hereunder, to actual or proposed direct or indirect contractual counterparties; and

(v) any actual or proposed credit facility for loans, letters of credit or other extensions of credit to or for the account of the Administrative Agent or Lender or any of its Affiliates, to any Person providing or proposing to provide such loan, letter of credit or other extension of credit or any agent, trustee or representative of such Person; or

(f) with the consent of the Borrower;

provided, that in the case of clause (e) hereof, the Person to whom Confidential Information is so disclosed is advised of and has been directed to comply with the provisions of this Section 12.17.

For purposes of this Section, “Confidential Information” means all information received from a Credit Party or any Subsidiary, whether directly or from a Credit Party or a Subsidiary’s managers, officers, employees, attorneys, agents, or other advisors, relating to the Credit Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Secured Party on a nonconfidential basis prior to disclosure by or on behalf of such Credit Party or any Subsidiary.

Notwithstanding the foregoing, (A) each of the Administrative Agent, the Lenders and any Affiliate thereof is hereby expressly permitted by the Credit Parties to refer to any Credit Party and any of their respective Subsidiaries in connection with any promotion or marketing undertaken by the Administrative Agent, Lender or Affiliate and, for such purpose, the Administrative Agent, Lender or Affiliate may utilize any trade name, trademark, logo or other distinctive symbol associated with such Credit Party or such Subsidiary or any of their businesses and (B) any information that is or becomes generally available to the public (other than as a result of prohibited disclosure by the Administrative Agent or Lender) shall not be subject to the provisions of this Section 12.17.

EACH LENDER ACKNOWLEDGES THAT CONFIDENTIAL INFORMATION (AS DEFINED IN THIS SECTION 12.17) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING WAIVERS AND AMENDMENTS, FURNISHED BY THE CREDIT PARTIES OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE CREDIT PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE CREDIT PARTIES AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 12.18 Press Releases, etc. Each Credit Party will not, and will not permit any of its respective Subsidiaries, directly or indirectly, to publish any press release or other similar public disclosure or announcements (including any marketing materials) regarding this Agreement, the other Credit Documents, the Transaction Documents, or any of the Transactions, without the consent of the Administrative Agent, which consent shall not be unreasonably withheld.

SECTION 12.19 Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Credit Document, the Administrative Agent is hereby irrevocably authorized by each Secured Party (without requirement of notice to or consent of any Secured Party except as expressly required by Section 12.01) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Credit Document or that has been consented to in accordance with Section 12.01 or (ii) under the circumstances described in paragraph (b) below.

(a) At such time as (i) the Loans and the other Obligations (other than Unasserted Contingent Obligations) shall have been paid in full and (ii) the Commitments have been terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all pledges and obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Credit Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

(b) Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any guarantee obligations pursuant to this Section 12.19. In each case as specified in this Section 12.19, the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s request and expense, (i) execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Administrative Agent’s Liens and all notices of security interests and liens previously filed by the Administrative Agent and (ii) deliver all possessory collateral in the Administrative Agent’s possession, custody or control to the Borrower (or the Borrower’s designee), and (iii) execute and deliver to the applicable Credit Party such other documents as such Credit Party may reasonably request to evidence the release of such item of Collateral or obligation from the assignment, lien or security interest granted under the Security Documents, in each case in accordance with the terms of the Credit Documents and this Section 12.19.

SECTION 12.20 USA Patriot Act. Each Lender hereby notifies each Credit Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act. Each Credit Party agrees to provide all such information to the Lenders upon request by the Administrative Agent at any time, whether with respect to any Person who is a Credit Party on the Closing Date or who becomes a Credit Party thereafter.

SECTION 12.21 No Fiduciary Duty. Each Credit Party, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Credit Parties, their respective Subsidiaries and Affiliates, on the one hand, and the Administrative Agent, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

SECTION 12.22 Authorized Officers. The execution of any certificate requirement hereunder by an Authorized Officer shall be considered to have been done solely in such Authorized Officer’s capacity as an officer of the applicable Credit Party (and not individually). Notwithstanding anything to the contrary set forth herein, the Secured Parties shall be entitled to rely and act on any certificate, notice or other document delivered by or on behalf of any Person purporting to be an Authorized Officer of a Credit Party and shall have no duty to inquire as to the actual incumbency or authority of such Person.

SECTION 12.23 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution, and (b) the effects of any Bail-in Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document, or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BORROWER:	MINERVA SURGICAL, INC., a Delaware corporation

	By:	/s/ David Clapper
		Name:	David Clapper
		Title:	President and Chief Executive Officer

[Signature Page to Credit Agreement]

ADMINISTRATIVE AGENT:	ARES CAPITAL CORPORATION

	By:	/s/ Scott Lem
		Name:	Scott Lem
		Title:	Authorized Signatory

[Signature Page to Credit Agreement]

Schedule 1.01(a)

Commitments

Lender	Initial Term Loan Commitments	DDTL Commitments
Ares Capital Corporation	$29,625,000.00	$9,875,000.00
Ares Direct Finance I LP	$375,000.00	$125,000.00

Total	$30,000,000	$10,000,000

Schedule 12.02

Addresses for Notices

If to the Credit Parties:

Minerva Surgical, Inc.

101 Saginaw Drive

Redwood City, CA 94063

Attention: Dave Clapper, Chief Executive Officer

Email: daveclapper@minervasurgical.com

with a copy to:

Wilson Sonsini Goodrich & Rosati

701 Fifth Avenue, Suite 5100

Seattle, WA 98104

Attention: Philip Oettinger

Email: poettinger@wsgr.com

If to the Agent:

Ares Capital Corporation

2000 Avenue of the Stars, 12th Floor

Los Angeles, CA 90067

Attention: Doug Dieter

Email: ddieter@aresmgmt.com

with a copy to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

Attention: Kate Weinstein

Email: katherine.weinstein@morganlewis.com

EXHIBIT A-1

FORM OF ASSIGNMENT AND ACCEPTANCE

Date:                         , 20

Reference is made to the Credit Agreement, dated as of December 30, 2019 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), among ARES CAPITAL CORPORATION, a Maryland corporation, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Administrative Agent”) and MINERVA SURGICAL, INC. (“Borrower”).

Unless otherwise defined herein, capitalized terms used herein and defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement.

1. The Assignor identified on Schedule 1 hereto (the “Assignor”) and the Assignee identified on Schedule l hereto (the “Assignee”) agree as follows:

2. For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor, without recourse to the Assignor, subject to and in accordance with the terms and conditions of the Credit Agreement, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto with respect to the Commitments (the “Assigned Commitments”) or Loans (the “Assigned Facilities”), as applicable, contained in the Credit Agreement as are set forth on Schedule 1 hereto, in a principal amount for each such Assigned Commitments or Assigned Facilities, as applicable, as set forth on Schedule 1 hereto.

3. The Assignor (x) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and (y)(i) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower, any Subsidiary or any other Loan Party or the performance or observance by any Borrower, any Subsidiary or any other Loan Party of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (iii) attaches any promissory notes held by it evidencing the Assigned Facilities (“Notes”) and (A) requests that the Administrative Agent, upon request by the Assignee, exchange the attached Notes for a new Note or Notes payable to the Assignee and (B)

Exhibit A-1 - 1

if the Assignor has retained any interest in the Assigned Facilities, requests that the Administrative Agent exchange the attached Notes for a new Note or Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date (defined below)).

4. The Assignee (a) represents and warrants that (i) it has full power andauthority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement and (ii) it meets all the requirements to be an assignee under Section 12.06(a) and (b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 12.06(a) of the Credit Agreement); (b) confirms that (i) it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 8.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance, (ii) that it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type; and (iii) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest; (c) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement as a Lender thereunder, and to the extent of the Assigned Interest, and shall perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

5. The effective date of this Assignment and Acceptance shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five (5) Business Days after the date of such acceptance and recording by the Administrative Agent).

6. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date.

Exhibit A-1 - 2

7. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

8. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York, without reference to conflicts of law provisions.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first written above by their respective duly authorized officers on Schedule 1 hereto.

Exhibit A-1 - 3

Schedule 1

to Assignment and Acceptance

Name of Assignor: [____]

Name of Assignee: [____]

Effective Date of Assignment: [___], 20[____]

Assigned Interest	Principal	Percentage of the applicable	Purchase Price for Assignment
[Initial Term Loan Commitment]	Amount Assigned	[Assigned Commitment] [Assigned Loan]	$[_______]
[DDTL Commitment]

[Initial Term Loan]	$	. %
[Delayed Draw Term Loan]

[_____], as Assignor                [____], as Assignee

By:	By:
Name:	Name:
Title:	Title:
Assignee’s Address for Notices

Exhibit A-1 - 4

Accepted and Consented to:	[Consented To:

ARES CAPITAL CORPORATION, as Administrative Agent	MINERVA SURGICAL, INC., as Borrower[1]

By:	By:
Name:	Name:
Title:	Title:

[1]	To the extent required under the Credit Agreement.

Exhibit A-1 - 5

EXHIBIT C-1

FORM OF COMPLIANCE CERTIFICATE

[______________]

This certificate is delivered pursuant to Section 8.01(d) of the Credit Agreement, dated as of December 30, 2019 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), among MINERVA SURGICAL, INC., a Delaware corporation (the “Borrower”), the Persons signatory thereto as guarantors or hereafter designated as Guarantors pursuant thereto, the lenders from time to time party hereto (each a “Lender” and, collectively, the “Lenders”), ARES CAPITAL CORPORATION, a Maryland corporation (“Ares”), as administrative agent and collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”). Unless otherwise defined herein, capitalized terms used herein and in the attachments hereto shall have the meanings provided in the Credit Agreement.

The Borrower hereby certifies, on behalf of the Credit Parties, that as of the date hereof, [no Default or Event of Default has occurred and is continuing] [a Default/an Event of Default has occurred and is continuing and set forth on Attachment 4 are the details specifying such Default or Event of Default and the action taken or to be taken with respect thereto]. The Borrower hereby further certifies, on behalf of the Credit Parties, that as of                 , 20         (the“Computation Date”):

The financial statements delivered with this Certificate in accordance with Section 8.01 of the Credit Agreement have been prepared in accordance with GAAP, as applicable, and present fairly in all material respects the financial position and results of operations of the Credit Parties at the respective dates of such information and for the respective periods covered thereby, subject in the case of unaudited financial information, to changes resulting from normal year end audit adjustments and to the absence of footnotes.

As of the Computation Date, there are no material liabilities of any Credit Party of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in any such liabilities, other than those liabilities provided for or disclosed in the financial statements delivered with this Certificate in accordance with Section 8.01 of the Credit Agreement.

The Net Revenue of the Credit Parties on a consolidated basis as of the last day of the Test Period ending on the Computation Date was $        . Pursuant to Section 9.13(a) of the Credit Agreement, the Net Revenue for such period must be at least $         for such Test

Period.

Attachment 1 hereto contains the changes, if any, in the identity of the Subsidiaries from those identified to the Administrative Agent since [the Closing Date]2 [the date of the most recent Compliance Certificate delivered to the Administrative Agent].

Attachment 2 hereto contains a written supplement, if any, substantially in the form of Schedules 1-5 to the Collateral Disclosure Letter, as applicable, to the Security Agreement with respect to any additional assets and property acquired by any Credit Party [after the Closing Date]3 [since the date of the most recent Compliance Certificate delivered to the Administrative Agent], in reasonable detail and each such written supplement shall be deemed to immediately and automatically amend such Schedule as then in effect.

Attachment 3 hereto contains a written supplement, if any, updating Schedules [1.01(b)], [1.01(c)4], [7.12], [7.15], [7.22], [7.23], [7.25], [7.30], and [7.31] to the Disclosure Letter and each such written supplement shall be deemed to immediately and automatically amend such Schedule as then in effect.

[2]	To only be included for the first delivery of the Compliance Certificate only.
[3]	To only be included for the first delivery of the Compliance Certificate only.
[4]

Including delivery of copies of (x) each Material Contract entered into since the Closing Date or the most recently delivered Compliance Certificate, as applicable and (y) each material amendment or modification of any Material Contract since the Closing Date or the most recently delivered Compliance Certificate, as applicable.

[Remainder of page intentionally left blank]

The foregoing information is true, complete and correct as of the Computation Date.

MINERVA SURGICAL, INC.

By:
Name:
Title:

[Minerva - Signature Page to Compliance Certificate]

Attachment 1

(to     /    /

Compliance Certificate)

CHANGES IN IDENTITY OF THE SUBSIDIARIES

Attachment 2

(to     /    /

Compliance Certificate)

UPDATES/SUPPLEMENTS TO CERTAIN SCHEDULES OF THE COLLATERAL

DISCLOSURE LETTER

An updated Schedule [__] to the Collateral Disclosure Letter

Attachment 3

(to     /    /

Compliance Certificate)

UPDATES/SUPPLEMENTS TO CERTAIN SCHEDULES OF THE DISCLOSURE LETTER

An updated Schedule [__] of the Disclosure Letter

Attachment 4

(to     /    /

Compliance Certificate)

DETAILS SPECIFYING DEFAULT OR EVENT OF DEFAULT

AND THE ACTION TAKEN OR TO BE TAKEN WITH RESPECT THERETO

EXHIBIT D-1

FORM OF DDTL NOTE

$[__________]	[________ __], 20[____]

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby unconditionally promises to pay to [______________], a [____________] or its registeredassigns (the “Holder”), in lawful money of the United States and in immediately available funds, the principal amount of (a) [______________] DOLLARS ($[______________]), or, if less,(b) the unpaid principal amount of the Delayed Draw Term Loan of the Holder outstanding under the Credit Agreement (as defined below). The principal amount of this DDTL Note (as amended, restated, amended and restated, supplemented or otherwise modified, this “Note”) shall be paid in the amounts and on the dates specified in the Credit Agreement to the account designated by the Administrative Agent (as defined below). The Borrower further agrees to pay interest in like money to the Administrative Agent pursuant to Section 2.08(f) of the Credit Agreement on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.

This Note is (a) one of the promissory notes referred to in the Credit Agreement, dated as of December 30, 2019 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the other Credit Parties from time to time party thereto, the lenders from time to time party thereto (each a “Lender” and, collectively, the “Lenders”), and ARES CAPITAL CORPORATION, a Maryland corporation (“Ares”), as administrative agent and collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”), (b) subject to the provisions of the Credit Agreement and (c) subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Credit Documents. Reference is hereby made to the Credit Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the Holder in respect thereof.

Upon the occurrence of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, capitalized terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH SECTION 12.06 OF THE CREDIT AGREEMENT.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature page follows.]

MINERVA SURGICAL, INC.

By:
Name:
Title:

[Minerva – Signature Page to DDTL Note]

EXHIBIT G-1

FORM OF GUARANTEE AGREEMENT

GUARANTEE AGREEMENT (this “Guarantee”), dated as of                    ,         , made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Guarantors”), in favor of ARES CAPITAL CORPORATION, a Maryland corporation (“Ares”), as administrative agent and collateral agent for the lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”) acting pursuant to this Guarantee for the benefit of the Secured Parties.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, dated as of December 30, 2019 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), among Minerva Surgical, Inc., a Delaware corporation (the “Borrower”), its Subsidiaries signatory thereto as guarantors or hereafter designated as Guarantors pursuant to Section 8.11 of the Credit Agreement, the lenders from time to time party thereto (each a “Lender” and, collectively, the “Lenders”), and Ares, as Administrative Agent for the Lenders, the Lenders have severally agreed to make loans and other financial accommodations to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies and each Guarantor is a Subsidiary of the Borrower;

WHEREAS, the proceeds of the loans and other financial accommodations under the Credit Agreement will be used as permitted thereunder;

WHEREAS, the Borrower and the other Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefits from the making of the loans and other financial accommodations under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make and continue making their respective loans and other financial accommodations to the Borrower under the Credit Agreement that the Guarantors shall have executed and delivered this Guarantee to the Administrative Agent for the benefit of the Secured Parties;

NOW, THEREFORE, in consideration of these premises and to induce the Lenders to make and continue making their respective loans and other financial accommodations to the Borrower under the Credit Agreement, each Guarantor hereby agrees with the Administrative Agent, for the benefit of the Secured Parties, as follows:

DEFINITIONS

Definitions. Unless otherwise defined herein, terms defined in the Credit Agreement or the Security Agreement and used herein shall have the meanings given to them in the Credit Agreement or the Security Agreement, as applicable.

Other Definitional Provisions. (1) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Guarantee shall refer to this Guarantee as a whole and not to any particular provision of this Guarantee, and Section and Schedule references are to this Guarantee unless otherwise specified.

The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

GUARANTEE

Guarantee. (2) Each of the Guarantors hereby, jointly with the other Guarantors and severally, absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to the Administrative Agent for the benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration, mandatory prepayment or otherwise) of the Guaranteed Obligations. For purposes hereof, “Guaranteed Obligations” means the unpaid “Obligations” (as defined under the Credit Agreement), including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity thereof and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Security Agreement or any other Credit Document, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the other Secured Parties that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).

Anything herein or in any other Credit Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Credit Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws, including, without limitation, those federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing this Guarantee or affecting the rights and remedies of any Secured Party hereunder.

This Guarantee shall remain in full force and effect until the Termination Date (as defined in the Security Agreement) occurs, notwithstanding that from time to time during the term of the Credit Agreement no Guaranteed Obligations may be outstanding.

No payment made by the Borrower, any of the Guarantors or any other Person or received or collected by any Secured Party from the Borrower, any of the Guarantors or any other Person by virtue of any action or proceeding or any set-off or appropriation or application

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at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Guaranteed Obligations or any payment received or collected from such Guarantor in respect of the Guaranteed Obligations), remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Termination Date occurs.

Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Secured Parties, and each Guarantor shall remain liable to the Secured Parties for the full amount guaranteed by such Guarantor hereunder.

No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by any Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of any Secured Party against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by any Secured Party for the payment of the Guaranteed Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until the Termination Date occurs. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time prior to the Termination Date, such amount shall be held by such Guarantor for the benefit of Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Guaranteed Obligations, whether matured or unmatured, as the Administrative Agent may determine in accordance with Section 5.02 of the Credit Agreement.

Modification of the Guaranteed Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Guaranteed Obligations made by any Secured Party may be rescinded by such Secured Party and any of the Guaranteed Obligations continued, and the Guaranteed Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Secured Party, and the Credit Agreement and the other Credit Documents, and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by any Secured Party for the payment of the Guaranteed Obligations may be sold, exchanged, waived, surrendered or released. No Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Guaranteed Obligations or for this Guarantee or any property subject thereto.

6

Guarantee Absolute and Unconditional. Each Guarantor waives to the fullest extent permitted by applicable law any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of the guarantee contained in this Section 2. The Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guarantee and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guarantee. Each Guarantor, to the fullest extent permitted by applicable law, waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Guaranteed Obligations. Each Guarantor waives, to the fullest extent permitted by law, any right such Guarantor may now have or hereafter acquire to revoke, rescind, terminate or limit (except as expressly provided herein) this Guarantee or any of its obligations hereunder. Each Guarantor understands and agrees, to the fullest extent permitted by applicable law, that this Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Credit Document, any of the Guaranteed Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against any Secured Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower with respect to any Guaranteed Obligations, or of such Guarantor under this Guarantee, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by any Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Secured Party against any Guarantor. For the purposes hereof, “demand” shall include the commencement and continuance of any legal proceedings.

Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

7

Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the location specified pursuant to the Credit Agreement.

REPRESENTATIONS AND WARRANTIES

Each Guarantor hereby represents and warrants to each Secured Party as of the date hereof and as of the date of making of each Loan that:

Representations in Credit Agreement. In the case of each Guarantor, all representations and warranties set forth in Article VII of the Credit Agreement which relate to or are contemplated to be made by any Credit Party are hereby incorporated herein by reference, are true and correct in all material respects as of the date on which such representations and warranties are made or deemed made pursuant to the Credit Agreement (provided, that any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates), and each Secured Party shall be entitled to rely on each of them as if they were fully set forth herein.

Other Representations. (3) Each Guarantor has knowledge of each other Credit Party’s financial condition and affairs and it has adequate means to obtain from each Credit Party, on an ongoing basis, information relating thereto and to such Credit Party’s ability to pay and perform the Guaranteed Obligations, and agrees to assume the responsibility for keeping, and to keep, so informed for so long as this Guarantee is in effect. Each Guarantor acknowledges and agrees that the Secured Parties shall have no obligation to investigate the financial condition or affairs of any Credit Party for the benefit of such Guarantor nor to advise such Guarantor of any fact respecting, or any change in, the financial condition or affairs of any other Credit Party that might become known to any Secured Party at any time, whether or not such Secured Party knows or believes or has reason to know or believe that any such fact or change is unknown to such Guarantor, or might (or does) materially increase the risk of such Guarantor as guarantor, or might (or would) affect the willingness of such Guarantor to continue as a guarantor of the Guaranteed Obligations.

It is in the best interests of each Guarantor to execute this Guarantee inasmuch as such Guarantor will derive substantial direct and indirect benefits from the Loans, other Credit Extensions and other financial accommodations made to the Borrower by the Secured Parties pursuant to the Credit Documents, and each Guarantor agrees that the Secured Parties are relying on this representation in agreeing to make Loans, other Credit Extensions and other financial accommodations to the Borrower.

8

COVENANTS.

Each Guarantor covenants and agrees with the Secured Parties that, from and after the date hereof until the Termination Date:

Covenants in Credit Agreement. Each Guarantor hereby agrees and covenants to (a) do each of the things set forth in the Credit Agreement that a Credit Party agrees and covenants to do and/or, in the case of each Guarantor that is a Subsidiary, that a Credit Party agrees and covenants to cause its Subsidiaries and/or any Guarantor to do, and (b) to not do each of the things set forth in the Credit Agreement that a Credit Party agrees and covenants not to do and/or, in the case of each Guarantor that is a Subsidiary, that a Credit Party agrees and covenants to cause its Subsidiaries and/or any Guarantor not to do, in each case, fully as though such Guarantor was a party thereto, and such agreements and covenants are incorporated herein by this reference, mutatis mutandis.

MISCELLANEOUS

Amendments in Writing. None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except in accordance with Section 12.01 of the Credit Agreement.

Notices. All notices, requests and demands to or upon the Administrative Agent or any Guarantor hereunder shall be effected in the manner provided for in Section 12.02 of the Credit Agreement.

No Waiver by Course of Conduct; Cumulative Remedies. No Secured Party shall by any act (except by a written instrument pursuant to Section 5.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

Successors and Assigns. This Guarantee shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Administrative Agent and the other Secured Parties and their successors and assigns; provided, that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Guarantee without the prior written consent of the Administrative Agent.

Set-Off. Each Guarantor hereby irrevocably authorizes the Administrative Agent and each Secured Party at any time and from time to time after the occurrence and during the continuance of an Event of Default, upon any amount becoming due and payable by such Guarantor hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party to or for the credit or the account of such Guarantor, or any part thereof in such amounts as Administrative Agent or such Secured

9

Party may elect, against and on account of the obligations and liabilities of such Guarantor to Administrative Agent or such Secured Party, whether arising hereunder, under the Credit Agreement, or any other Credit Document to which such Guarantor is a party, as Administrative Agent or such Secured Party may elect, whether or not any Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured, in each case, for application in the order of priority set forth in the Credit Agreement. Each Secured Party, or Administrative Agent on their behalf, shall notify such Guarantor promptly of any such set-off and the application made by such Secured Party of the proceeds thereof; provided, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Secured Party under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Secured Party may have.

Counterparts. This Guarantee may be executed by one or more of the parties to this Guarantee on any number of separate counterparts (including by telecopy, PDF and/or other electronic form), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart to this Guarantee by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof.

Severability. Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section Headings. The Section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

Integration. This Guarantee and the other Credit Documents represent the entire agreement of the Guarantors and the Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any party hereto relative to the subject matter hereof and thereof not expressly set forth or referred to herein or in the other Credit Documents.

Survival. All representations and warranties made by the Guarantors in this Guarantee and in the certificates or other instruments delivered in connection with or pursuant to this Guarantee shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Guarantee and the making of the Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any loan or any fee or any other amount payable under the Credit Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.

10

GOVERNING LAW. THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Submission To Jurisdiction; Waivers. Each Guarantor hereby irrevocably and unconditionally:

agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Secured Party of the foregoing in any way relating to this Guarantee or the transactions relating hereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court;

consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Guarantor at its address referred to in Section 0 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 0 any special, exemplary, punitive or consequential damages.

Acknowledgements. Each party hereto hereby acknowledges that:

it has been advised by counsel in the negotiation, execution and delivery of this Guarantee and the other Credit Documents to which it is a party;

no Secured Party has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Guarantee or any of the other Credit Documents, and the relationship between the Guarantors, on the one hand, and the Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Guarantors and the Secured Parties.

11

Termination. This Guarantee is a continuing guarantee and shall remain in full force and effect until the Termination Date.

Additional Guarantors. Each Subsidiary of any Credit Party that is required to become a party to this Guarantee pursuant to Section 8.11 of the Credit Agreement and is not a signatory hereto shall become a Guarantor for all purposes of this Guarantee upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex I hereto.

Releases of Guarantees. (4) The Administrative Agent shall release and take any action requested by Borrower or any Guarantor having the effect of or evidencing the release of releasing any Guarantor’s obligations hereunder to the extent permitted pursuant to Section 12.19 of the Credit Agreement.

On the Termination Date, this Guarantee and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Guarantor under this Guarantee shall terminate, all without delivery of any instrument or performance of any act by any party or Person.

WAIVER OF JURY TRIAL. EACH GUARANTOR AND, BY ACCEPTANCE OF THE BENEFITS HEREOF, THE ADMINISTRATIVE AGENT AND EACH BENEFICIARY, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTEE OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Marshaling. Neither the Administrative Agent nor any other Secured Party shall be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Guaranteed Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of the rights and remedies of the Secured Parties hereunder and of the Secured Parties in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising. To the extent that it lawfully may, each Guarantor hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Administrative Agent’s rights and remedies under this Guarantee or under any other instrument creating or evidencing any of the Guaranteed Obligations or under which any of the Guaranteed Obligations is outstanding or by which any of the Guaranteed Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Guarantor hereby irrevocably waives the benefits of all such laws.

[Signature Page Follows.]

12

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee to be duly executed and delivered as of the date first above written.

[__________], as a Guarantor

By:
Name:
Title:

[__________], as a Guarantor

By:
Name:
Title:

[Minerva—Signature Page to Guarantee Agreement]

ACCEPTED:

ARES CAPITAL CORPORATION

By:
Name:
Title:

[Minerva - Signature Page to Guarantee Agreement]

Annex I

to

Guarantee Agreement

ASSUMPTION AGREEMENT (this “Assumption Agreement”), dated as of                     , 20        , made by                             , a                              corporation (the “Additional Guarantor”), in favor of ARES CAPITAL CORPORATION, a Maryland corporation (“Ares”), as administrative agent (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”) acting pursuant to this Assumption Agreement for the benefit of the Secured Parties (as defined in the Credit Agreement referred to below). All capitalized terms not defined herein shall have the meaning ascribed to them in the Credit Agreement.

W I T N E S S E T H :

WHEREAS, Minerva Surgical, Inc., a Delaware corporation (“Borrower”), its Subsidiaries signatory thereto as Guarantors or thereafter designated as Guarantors pursuant to Section 8.11 of the Credit Agreement, the lenders from time to time party thereto (each a “Lender” and, collectively, the “Lenders”), and Ares, as Administrative Agent for the Lenders, have entered into a Credit Agreement, dated as of December 30, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, certain Subsidiaries of the Borrower have entered into the Guarantee Agreement, dated as of                 ,          (as amended,restated, amended and restated, supplemented or otherwise modified from time to time, the “Guarantee Agreement”) in favor of the Administrative Agent, for the benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Guarantor to become a party to the Guarantee Agreement; and

WHEREAS, the Additional Guarantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee Agreement;

NOW, THEREFORE, IT IS AGREED:

Guarantee Agreement. By executing and delivering this Assumption Agreement, the Additional Guarantor, as provided in Section 5.15 of the Guarantee Agreement, hereby becomes a party to the Guarantee Agreement as a Guarantor thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby (a) jointly with the other Guarantors and severally, absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to the Administrative Agent, for the benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration, mandatory prepayment or otherwise) of the Guaranteed Obligations, and (b) expressly assumes all obligations and liabilities of a Guarantor thereunder. The Additional Guarantor hereby represents and warrants that, with respect to the Additional Guarantor, each of the representations and warranties contained in Section 3 of the Guarantee Agreement is true and correct in all material respects on and as of the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

GOVERNING LAW. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

No Novation or Release. Nothing in this Assumption Agreement shall be construed to release any other Guarantor at any time party to the Guarantee Agreement from its obligations and liabilities thereunder or otherwise affect any of such other Guarantor’s obligations or liabilities under any Credit Document.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GUARANTOR],
a

By:
Name:
Title:

[Minerva - Signature Page to Guarantee Agreement]

EXHIBIT N-1

NOTICE OF BORROWING

Ares Capital Corporation,

as Administrative Agent

2000 Avenue of the Stars, 12th Floor

Los Angeles, CA 90067

Attention: agency@aresmgmt.com

Ladies and Gentlemen:

This Notice of Borrowing is delivered to you as of [___], [___] pursuant to Section 2.03 of the Credit Agreement, dated as of December 30, 2019 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), among MINERVA SURGICAL, INC., a Delaware corporation (the “Borrower”), its Subsidiaries signatory thereto as guarantors or thereafter designated as Guarantors pursuant to Section 8.11 of the Credit Agreement, the lenders from time to time party thereto (each a “Lender” and, collectively, the “Lenders”), and ARES CAPITAL CORPORATION, a Maryland corporation (“Ares”), as administrative agent and collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”). Unless otherwise defined herein, capitalized terms used herein and defined in the Credit Agreement shall have the meanings provided in the Credit Agreement.

1. The Borrower hereby requests that on [___], [___], a[n] [Initial Term Loan] [Delayed Draw Term Loan] be made in the aggregate principal amount of ___________ ($____) as [a][an] [ABR Loan] [Eurodollar Loan withinterest payable in accordance with the Credit Agreement), with the proceeds of such Loan to be disbursed in accordance with Section 4 hereto.

2. The Borrower hereby acknowledges that, pursuant to Section 6.02(a) of the Credit Agreement, the acceptance by the Borrower for the benefit of the Credit Parties of the proceeds of the Loans requested hereby constitutes a representation and warranty by the Borrower, on behalf of each Credit Party, that, on the date of such Credit Extension (both immediately before and after giving effect thereto and to the application of the proceeds thereof) all the statements set forth in Section 6.02(a) of the Credit Agreement are true and correct [in all material respects (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date); provided, that any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language are true and correct in all respects on such respective dates]5.

[5]	To be included for borrowing of Delayed Draw Term Loan.

3. The Borrower agrees that if, prior to the time of the Borrowings requested hereby, any matter certified to herein by them will not be true and correct in all [material]6 respects at the date of such Borrowings as if then made, they will immediately so notify the Administrative Agent. Except to the extent, if any, that prior to the time of the Borrowings requested hereby, the Administrative Agent shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed to be certified as true and correct [in all material respects]7 at the date of such Borrowings.

4. Please wire transfer the proceeds of the Borrowings [to the following account and financial institution] [for the initial Notice of Borrowing; in accordance with that certain Letter of Direction and Flow of Funds to be delivered to the Administrative Agent]:

Bank Name: [__________________]

Bank Address: [________________]

Account Name:  [_______________]

Account No.:  [_________________]

ABA No.: [____________________]

Attention: [____________________]

[6]	To be included for borrowing of Delayed Draw Term Loan.
[7]	To be included for borrowing of Delayed Draw Term Loan.

[Remainder of page left intentionally blank.]

The Borrower has caused this Notice of Borrowing to be executed and delivered as of the date first written above.

MINERVA SURGICAL, INC.

By:
Name:
Title:

[Minerva – Signature Page to Notice of Borrowing]

EXHIBIT N-2

FORM OF NOTICE OF CONVERSION OR CONTINUATION

Ares Capital Corporation,

as Administrative Agent

[245 Park Avenue, 44th Floor

New York, New York 10167

Attention: __________]

Ladies and Gentlemen:

This Notice of Conversion or Continuation is delivered to you as of [                    ], 20[____] pursuant to Section 2.06 of the Credit Agreement, December 30, 2019 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), among MINERVA SURGICAL, INC., a Delaware corporation (the “Borrower”), its Subsidiaries signatory thereto as guarantors or thereafter designated as Guarantors pursuant to Section 8.11 of the Credit Agreement, the lenders from time to time party thereto (each a “Lender” and, collectively, the “Lenders”), and ARES CAPITAL CORPORATION, a Maryland Corporation (“Ares”), as administrative agent and collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”). Unless otherwise defined herein or the context otherwise requires, capitalized terms used herein and defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement.

The Borrower hereby requests8 that on                             , 20        9,

$                         .00 of the currently outstanding principal amount of the [Initial Term Loan] [Delayed Draw Term Loan] originally made on                     , 20        ,

all currently being maintained as [ABR][Eurodollar] Loans,

be [converted into][continued as],

[ABR Loans] [Eurodollar Loans with an Interest Period of [__] months (which shall be 1, 2, 3 or 6 months).

Except to the extent, if any, that prior to the time of the continuation or conversion requested hereby the Administrative Agent shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed to be certified as true and correct in all respects at the date of such continuation or conversion as if then made.

[8]

Such request to be made prior to 1:00 p.m. (New York time) at least three Business Days (or one Business Day in the case of a conversion into ABR Loans) (and in either case on not more than five Business Days) prior to the proposed conversion or continuation.

[9]	Such date to be a Business Day.

The Borrower has caused this Notice of Conversion or Continuation to be executed and delivered as of the date first written above.

MINERVA SURGICAL, INC.

By:
Name:
Title:

[Minerva – Signature Page to Notice of Continuation or Conversion]

EXHIBIT T-1

FORM OF TERM LOAN NOTE

$[_____________]	[_________ __], 20[____]

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby unconditionally promises to pay to [__________________], a [____________] or its registeredassigns (the “Holder”), in lawful money of the United States and in immediately available funds, the principal amount of (a) [______________] DOLLARS ($[________]), or, if less,(b) the unpaid principal amount of the Term Loans of the Holder outstanding under the Credit Agreement (as defined below). The principal amount of this Term Loan Note (as amended, restated, amended and restated, supplemented or otherwise modified, this “Note”) shall be paid in the amounts and on the dates specified in the Credit Agreement to the account designated by the Administrative Agent (as defined below). The Borrower further agrees to pay interest in like money to the Administrative Agent pursuant to Section 2.08(f) of the Credit Agreement on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.

This Note (a) is one of the promissory notes referred to in the Credit Agreement, dated as of December 30, 2019 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the other Credit Parties from time to time party thereto, the lenders from time to time party thereto (each a “Lender” and, collectively, the “Lenders”), and ARES CAPITAL CORPORATION, a Maryland corporation (“Ares”), as administrative agent and collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”), (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Credit Documents. Reference is hereby made to the Credit Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the Holder in respect thereof.

Upon the occurrence of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, capitalized terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH SECTION 12.06 OF THE CREDIT AGREEMENT.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature page follows.]

MINERVA SURGICAL, INC.

By:
Name:
Title:

[Minerva – Signature Page to Term Loan Note]

EXHIBIT P-1

FORM OF PERFECTION CERTIFICATE

FOR

[_______________].

[_________]

To: ARES CAPITAL CORPORATION, as Administrative Agent

To assist you in evaluation of the financing that you are considering on our behalf, to expedite the preparation of any documentation which may be required, and to induce you to provide such financing, the undersigned in [his/her] capacity as an Authorized Officer of [__________], a [__________] (the “Company”) delivers on behalf of the Company this certificateto Ares Capital Corporation, a Maryland corporation (“Ares”), as administrative agent and collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”).

In connection with the Credit Agreement, the undersigned in [his/her] individual capacity as an Authorized Officer of the Company and not in [his/her] individual capacity submits and represents the following information as of the date first written above:

All disclosures made herein supersede any and all other disclosures made with respect to the matters herein.

1. THE COMPANY

a.

The full and exact legal name (as it appears on its certificate or articles of organization, operating agreement, or similar organizational documents, in each case as amended to date), the jurisdiction of organization , the state issued organization identification number and federal taxpayer identification number of the Company is as follows:

Name of Company	Jurisdiction of Organization	Organization Identification Number	Federal Taxpayer Identification Number

b.

During the past five (5) years, the Company has not been a party to any merger, consolidation, acquisition or purchase of a substantial portion of the assets of any person or entity, change in form, nature, or jurisdiction of organization, except as follows (if none, so state):

Type of Transaction	Date Concluded

The following is a list of all other names (including legal names, as well as trade names or similar appellations) used by the Company, now or at any time during the past five (5) years, together with the dates such names were used (if none, so state):

Name	Date Used

c.

The Company was incorporated on [_______], under the laws of [_______], and it is in good standing under those laws. The Borrower has qualified to do business in the following states and is in good standing under the laws of those states:

[_______].

d.	The Company has ownership interests in, the following entities (including subsidiaries and joint ventures) (if none, so state):

Name and Address	Type of Operation	Ownership Percentage or Relationship

2. LOCATIONS OF COMPANY

a.	The current chief executive office address and the preferred mailing address of Company’s mailing address is as follows:

Address of Chief Executive Office	Mailing Address (if different)

b.

The following is a list of each chief executive office address used by the Company in the past five (5) years (if different from above) together with the dates such addresses were used (if none, so state):

c.

The following are all locations where the Company maintains (or within the past four (4) months have maintained) any equipment, inventory, books, records, or other tangible property (including county and ZIP code):

d.

The following are the names and addresses of all warehousemen, bailees, or consignees who have possession of any collateral (including inventory and equipment) of the Company, including the name and address of such bailee and the location of such inventory and equipment:

UNUSUAL TRANSACTIONS/SPECIAL TYPES OF COLLATERAL

a.

Except as listed below, (i) all accounts have been originated by the Company, and all inventory and equipment have been acquired by the Company, in the ordinary course of business, (ii) with respect to the accounts receivable of the company, none of the account debtors is a governmental authority, and none are Medicare or Medicaid, (iii) none of the assets of the Company consist of aircraft or aircraft accessories, ships, as-extracted collateral (i.e. oil), timber to be cut, farm or agricultural products, or railcars:

b.	The following are all of the registered patents, trademarks, servicemarks, and copyrights, or applications therefor, of the Company:

Patents:

Description	Application/Patent No.	Issue Date

Trademarks, Tradenames and Servicemarks:

Description	Application/Registration No.	Issue Date

Copyrights:

Description	Application/Registration No.	Issue Dates

c.	The following are all the licenses or similar agreements to use trademarks, patents and copyrights of others:

d.	The Company owns the following kinds of assets:

Franchises, marketing agreements, or similar agreements:	Yes	No

Stocks, bonds, or other securities (including, for the avoidance of doubt, securities accounts):	Yes	No

New drug applications, abbreviated new drug applications, biologics license applications, drug master files, investigational new drug applications:	Yes	No

Promissory notes, or other instruments or evidence of indebtedness in favor of such person:	Yes	No

Leases of equipment, security agreements naming such person as secured party, or other chattel paper:	Yes	No

Aircraft:	Yes	No

Vessels, boats or ships:	Yes	No

Railroad rolling stock:	Yes	No

Motor Vehicles or similar certificated collateral:	Yes	No

If the answer is yes to any of the above, please provide a detailed description of such assets as well as copies of any recent certificates, agreements or other documents relating thereto.

d.	The following are all banks or savings accounts institutions at which the Company maintains any deposit accounts or securities accounts:

Name of Institution	Account Number	Branch Address	Account Name and Description of Account

e.	The following are all of the providers of credit card clearinghouse or credit card processing services to the Company:

f.

Attached hereto as Schedule 3(f) is a copy of all governmental permits and/or licenses held by the Company, including any new drug applications or abbreviated new drug applications, whether approved or pending approval.

OWNERSHIP OF THE COMPANY

There is no agreement of the owners of the Company nor any provision in the governing documents of the Company requiring any vote or consent of the equity holders to authorize the creation of a security interest in any assets of the Company or any subsidiary, except (describe, if any):

The following collectively own 100% of the equity interests of the Company:

Name	Ownership Percentage

ADDITIONAL INFORMATION

The Company has the following employee benefit plans (pension, profit sharing, etc.):

The Company is not a party to any collective bargaining or other agreement with any organization or representative of any of its employees, except (if none, so state):

The following is a list of all known hazardous or toxic waste storage or dump sites on any premises owned or leased by the Company or any of its subsidiaries and a description of the nature of the substances located thereon and the type of facility:

The Company’s fiscal year end is:

Below provides the following information for any current indebtedness of the Company that is to be paid for at the closing of the proposed financing: each creditor’s name and the approximate amount of such indebtedness to be paid off. Copies of the principal transaction documents related to such indebtedness have been provided under separate cover.

Creditor’s Name	Contact Person (with phone, fax, and email)

There are no tax liens or judgments against the Company, except as follows (if none, so state):

[Remainder of page intentionally left blank]

By the execution and delivery hereof, I hereby represent and warrant to you in my capacity as an Authorized Officer of the Company and not in my individual capacity that all of the foregoing information is true, correct, and complete in all material respects as of the date hereof.

IN WITNESS WHEREOF, the undersigned has executed this Perfection Certificate as of the date first written above.

Very truly yours,

[___________]

By:
Name:
Title:

Execution Version

WAIVER AND AMENDMENT NO. 1 TO CREDIT AGREEMENT

This WAIVER AND AMENDMENT NO. 1 TO CREDIT AGREEMENT, dated as of January 4, 2021 and effective as of December 31, 2020 (this “Amendment”), is by and among MINERVA SURGICAL, INC., a Delaware corporation (the “Borrower”), the other Credit Parties party hereto, the Lenders party hereto and ARES CAPITAL CORPORATION, a Maryland corporation (“ARCC”), as administrative agent and collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”). For purposes of this Amendment, all terms used herein which are not otherwise defined herein, including but not limited to those terms used in the recitals hereto, shall have the respective meanings assigned thereto in the Amended Credit Agreement (as defined below).

WHEREAS, the Administrative Agent, Lenders, Borrower and other Credit Parties have entered into financing arrangements pursuant to which the Lenders (or Administrative Agent on behalf of the Lenders) have made and may make Loans and provide other financial accommodations to the Borrower as set forth in the Credit Agreement, dated as of December 30, 2019 (as in effect prior to the effectiveness of this Amendment, the “Credit Agreement”, and as the same is amended by this Amendment and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Amended Credit Agreement”), by and among the Administrative Agent, Lenders, Borrower and other Credit Parties and the other Credit Documents, including, without limitation, this Amendment;

WHEREAS, an Event of Default is continuing under the Credit Agreement as a result of the Borrower’s failure to comply with Section 8.01(c) thereof for the fiscal year ending December 31, 2019 (the “Existing Default”);

WHEREAS, the Borrower, the Administrative Agent, and the Lenders desire to provide a waiver of the Existing Default and amend certain provisions of the Credit Agreement, as provided more fully herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements and covenants contained in the Credit Agreement and herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Waiver. Subject to the conditions to effectiveness set forth in Section 4 hereof, and in reliance upon the representations and warranties made by the Credit Parties in Section 3 hereof, the Administrative Agent and the Lenders hereby waive the Existing Default. The foregoing waiver is granted only in this specific instance and for the specific purpose for which it is given, shall not entitle the Borrower or any other Credit Party to any other or further waiver, modification or consent in any similar or other circumstance and shall not establish any course of dealing between the parties hereto or create any obligation, commitment or agreement of the Administrative Agent or any of the Lenders with respect to any future restructuring, modification, amendment, waiver, consent or forbearance with respect to the Obligations, the Collateral or any of the Credit Documents.

Section 2. Amendments to the Credit Agreement. Subject to the conditions to effectiveness set forth in Section 4 hereof, and in reliance upon the representations and warranties made by the Credit Parties in Section 3 hereof, pursuant to Section 12.01 of the Credit Agreement and subject to the terms and conditions herein, the Credit Agreement is hereby amended as set forth below in this Section 2.

2.01. Section 1.01 of the Credit Agreement is hereby amended:

(a) by amending and restating in its entirety the definition of “DDTL Commitment Expiration Date” with the following:

“‘DDTL Commitment Expiration Date’ shall mean June 30, 2021.”

(b) by inserting the following new definitions in their proper alphabetical order:

“‘Amendment No. 1’ shall mean that certain Waiver and Amendment No. 1 to Credit Agreement, dated as of the Amendment No. 1 Effective Date, by and among, inter alios, the Administrative Agent, the Borrower, the other Credit Parties party thereto and the Lenders party thereto.”

“‘Amendment No. 1 Effective Date’ shall mean December 31, 2020.”

2.02. Section 4.01(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(b) The Borrower agrees to pay to each Lender having a DDTL Commitment a commitment fee (the “Unused DDTL Commitment Fee”) (i) from the Closing Date to (and not including) the Amendment No. 1 Effective Date, calculated at the per annum rate of 0.50% and (ii) from (and including) the Amendment No. 1 Effective Date to (and not including) the DDTL Commitment Expiration Date, calculated at the per annum rate of 1.00%, in each case, on the daily balance of the DDTL Commitment of such Lender during each fiscal quarter or portion thereof. The Unused DDTL Commitment Fee shall be payable quarterly in arrears on the last day of each March, June, September and December, beginning with the fiscal quarter ending March 31, 2020, and on the DDTL Commitment Expiration Date or any earlier date on which the DDTL Commitments shall terminate.

2.03. Section 8.01(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(c) Annual Financial Statements. After the Amendment No. 1 Effective Date, as soon as available and in any event within ninety (90) days, in each case, after the end of each fiscal year of Borrower, copies of the consolidated balance sheets of the Borrower and its Subsidiaries, and the related consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, setting forth in

2

comparative form (both in Dollar and percentage terms) the figures for the immediately preceding fiscal year, such consolidated statements to be audited and certified accompanied by a report and unqualified opinion (other than a qualification with respect to “going concern”) of BDO USA, LLP or another independent firm of certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent (which report and opinion shall (x) state that such financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP and (y) not be subject to any exception as to the scope of the audit), together with a management discussion and analysis (with reasonable detail and specificity) of the results of operations for the fiscal periods reported.”

Section 3. Representations and Warranties. Each Credit Party, jointly and severally, hereby represents and warrants to the Lenders and the Administrative Agent as follows, which representations and warranties are continuing and shall survive the execution and delivery hereof:

3.01. No Default. At and as of the date of this Amendment after giving effect to this Amendment, no Default or Event of Default is continuing.

3.02. Representations and Warranties True and Correct. At and as of the date of this Amendment, after giving effect to this Amendment, each of the representations and warranties contained in the Credit Agreement and other Credit Documents is true and correct in all material respects (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date).

3.03. Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute and deliver this Amendment and carry out the terms and provisions of this Amendment and the Amended Credit Agreement and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Amendment and the performance of the Amended Credit Agreement. Each Credit Party has duly executed and delivered this Amendment, and this Amendment and the Amended Credit Agreement constitute the valid and binding agreements of such Credit Party enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

3.04. No Violation. The execution, delivery and performance by any Credit Party of this Amendment and the performance of the Amended Credit Agreement, and compliance with the terms and provisions thereof, will not (i) contravene any applicable provision of any material Applicable Law of any Governmental Authority, (ii) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any Credit Party (other than Liens created under the Credit Documents) pursuant to (A) the

3

terms of any material indenture, loan agreement, lease agreement, mortgage or deed of trust, or (B) any other Material Contracts, in the case of either clause (ii)(A) or (ii)(B), to which any Credit Party is a party or by which it or any of its property or assets is bound, or (iii) violate any provision of the Organization Documents of any Credit Party, except with respect to any conflict, breach or contravention or default (but not creation of Liens) referred to in clause (ii), to the extent that such conflict, breach, contravention or default could not reasonably be expected to have a Material Adverse Effect.

3.05. Solvency. On the date hereof after giving effect to this Amendment and the other transactions related thereto, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

Section 4. Conditions. This Amendment shall not become effective until the date on which each of the following conditions is satisfied (or waived by the Required Lenders) (the “Amendment No. 1 Effective Date”):

4.01. The Administrative Agent shall have received counterparts of this Amendment duly executed by each Credit Party and each other relevant party to this Amendment;

4.02. The representations and warranties contained in Section 3 hereof shall be true and correct in all material respects on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date); and

4.03. The Administrative Agent shall have received all fees, costs and expenses due and payable to it pursuant to Section 5.01 hereof and Section 12.05 of the Amended Credit Agreement (including the reasonable fees, disbursements and other charges of counsel) for which invoices have been presented prior to the date hereof.

Section 5. Miscellaneous.

5.01. Fees and Expenses. The Borrower agrees and acknowledges that all reasonable out-of-pocket costs, fees and expenses incurred by the Administrative Agent in connection with this Amendment, including without limitation the fees, costs and expenses due and payable to it pursuant to Section 12.05 of the Amended Credit Agreement (including the reasonable fees, disbursements and other charges of counsel), shall be paid by the Credit Parties to the Administrative Agent.

5.02. No Waiver or Modification. Except to the extent expressly set forth in Section 1 hereof, nothing contained herein shall be deemed to constitute a waiver of compliance with any term or condition contained in the Credit Agreement or any other Credit Document or constitute a course of conduct or dealing among the parties. The Administrative Agent and Lenders reserve all rights, privileges and remedies under the Credit Documents. Except as expressly amended hereby, the Credit Agreement and other Credit Documents remain unmodified and in full force and effect in accordance with their respective terms and are hereby ratified and confirmed in all respects.

4

5.03. Credit Document. This Amendment shall constitute a Credit Document under and as defined in the Amended Credit Agreement. All references in the Credit Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement as amended hereby.

5.04. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM, CONTROVERSY OR DISPUTE UNDER, ARISING OUT OF OR RELATING TO THIS AMENDMENT, WHETHER BASED IN CONTRACT (AT LAW OR IN EQUITY), TORT OR ANY OTHER THEORY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

5.05. Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic format (i.e., “pdf” or “tif”) by electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

5.06. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not affect the interpretation of this Amendment.

5.07. Binding Effect; Assignment. This Amendment shall be binding upon and inure to the benefit of the Borrower, the other Credit Parties, the Administrative Agent and the Lenders and their respective successors and assigns in accordance with the terms of the Credit Agreement.

5.08. Integration. This Amendment, the Amended Credit Agreement, and the other Credit Documents incorporate all negotiations of the parties hereto with respect to the subject matter hereof and thereof and are the final expression and agreement of the parties hereto and thereto with respect to the subject matter hereof and thereof. This Amendment, the Amended Credit Agreement, and the other Credit Documents represent the agreement of the parties hereto with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any party hereto or thereto relative to the subject matter hereof or thereof not expressly set forth or referred to herein or therein.

5.09. Reaffirmation. Each Credit Party as debtor, grantor, pledgor, guarantor, assignor, or in any other similar capacity in which such Credit Party grants liens or security interests in its property or otherwise acts as accommodation party or guarantor, as the case may be, hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each Credit Document to which it is a party (after giving effect hereto) and (ii) to the extent such Credit Party granted liens on or security interests in any of its property pursuant to any such Credit Document as security for or otherwise guaranteed the Borrowers’ Obligations under or with respect to the Credit Documents, ratifies and reaffirms such guarantee and grant of security interests and liens and confirms and agrees that such security interests and liens hereafter secure all of the Obligations as amended hereby.

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Section 6. Release.

6.01. In consideration of the agreements of the Administrative Agent and the Lenders party hereto contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Credit Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges each of the Secured Parties, its successors and assigns, and its direct and indirect owners, partners, members, managers, consultants, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives, and all persons acting by, through, under or in concert with any of them (the Secured Parties and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”) of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, recoupment, rights of setoff, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, contingent or mature, suspected or unsuspected, both at law and in equity, which any Credit Party or any of its respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with this Amendment or any of the other Credit Documents or transactions thereunder or related thereto. Notwithstanding anything in this Amendment, the releases set forth in this Amendment shall not extend to any obligations of the Lenders to make Loans after the date of this Amendment to Borrower in accordance with, and subject to, the terms of the Amended Credit Agreement.

6.02. Each Credit Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

6.03. Each Credit Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

6.04. In entering into this Amendment, each Credit Party has consulted with, and has been represented by, legal counsel and expressly disclaims any reliance on any representations, acts or omissions by any of the Releasees and hereby agrees and acknowledges that the validity and effectiveness of the release set forth above does not depend in any way on any such representations, acts and/or omissions or the accuracy, completeness or validity hereof. The release set forth herein shall survive the termination of this Amendment and the Credit Documents and the payment in full of the Obligations.

6.05. Each Credit Party acknowledges and agrees that the release set forth above may not be changed, amended, waived, discharged or terminated orally.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:	MINERVA SURGICAL, INC., a Delaware corporation

	By:	/s/ David Clapper
Name: David Clapper
Title: President and Chief Executive Officer

[Signature Page to Waiver and Amendment No. 1 to Credit Agreement]

ADMINISTRATIVE AGENT AND LENDER:	ARES CAPITAL CORPORATION, a Maryland corporation

	By:	/s/ Scott Lem
Name: Scott Lem
Title: Authorized Signatory

[Signature Page to Waiver and Amendment No. 1 to Credit Agreement]

OTHER LENDERS:	ARES DIRECT FINANCE I LP, as a Lender By: Ares Capital Management LLC, its investment manager

	By:	/s/ Scott Lem
Name: Scott Lem
Title: Authorized Signatory

[Signature Page to Waiver and Amendment No. 1 to Credit Agreement]

EXECUTION VERSION

AMENDMENT NO. 2 TO CREDIT AGREEMENT

This AMENDMENT NO. 2 TO CREDIT AGREEMENT, dated as of March 31, 2021 (this “Amendment”), is by and among MINERVA SURGICAL, INC., a Delaware corporation (the “Borrower”), the other Credit Parties party hereto, the Lenders party hereto and ARES CAPITAL CORPORATION, a Maryland corporation (“ARCC”), as administrative agent and collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”). For purposes of this Amendment, all terms used herein which are not otherwise defined herein, including but not limited to those terms used in the recitals hereto, shall have the respective meanings assigned thereto in the Amended Credit Agreement (as defined below).

WHEREAS, the Administrative Agent, Lenders, Borrower and other Credit Parties have entered into financing arrangements pursuant to which the Lenders (or Administrative Agent on behalf of the Lenders) have made and may make Loans and provide other financial accommodations to the Borrower as set forth in the Credit Agreement, dated as of December 30, 2019, as amended by Waiver and Amendment No. 1 to Credit Agreement, dated as of January 4, 2021 (as in effect prior to the effectiveness of this Amendment, the “Credit Agreement”, and as the same is amended by this Amendment and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Amended Credit Agreement”), by and among the Administrative Agent, Lenders, Borrower and other Credit Parties and the other Credit Documents, including, without limitation, this Amendment;

WHEREAS, the Borrower, the Administrative Agent, and the Lenders desire to amend certain provisions of the Credit Agreement, as provided more fully herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements and covenants contained in the Credit Agreement and herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. [Intentionally Omitted].

Section 2. Amendments to the Credit Agreement. Subject to the conditions to effectiveness set forth in Section 4 hereof, and in reliance upon the representations and warranties made by the Credit Parties in Section 3 hereof, pursuant to Section 12.01 of the Credit Agreement and subject to the terms and conditions herein, the Credit Agreement is hereby amended as set forth below in this Section 2.

2.01. Section 8.01(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(c) Annual Financial Statements. After the Amendment No. 1 Effective Date, as soon as available and in any event within ninety (90) days, or in the case of the fiscal year ending December 31, 2020, one hundred fifty (150) days, in each case, after the end of each fiscal year of Borrower, copies of the consolidated balance sheets of the Borrower and its Subsidiaries, and the related consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form (both in Dollar and percentage terms) the figures for the immediately preceding fiscal year, such consolidated statements to be audited and certified accompanied by a report and unqualified opinion (other than a qualification with respect to “going concern”) of BDO USA, LLP or another independent firm of certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent (which report and opinion shall (x) state that such financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP and (y) not be subject to any exception as to the scope of the audit), together with a management discussion and analysis (with reasonable detail and specificity) of the results of operations for the fiscal periods reported.”

Section 3. Representations and Warranties. Each Credit Party, jointly and severally, hereby represents and warrants to the Lenders and the Administrative Agent as follows, which representations and warranties are continuing and shall survive the execution and delivery hereof:

3.01. No Default. At and as of the date of this Amendment after giving effect to this Amendment, no Default or Event of Default is continuing.

3.02. Representations and Warranties True and Correct. At and as of the date of this Amendment, after giving effect to this Amendment, each of the representations and warranties contained in the Credit Agreement and other Credit Documents is true and correct in all material respects (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date).

3.03. Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute and deliver this Amendment and carry out the terms and provisions of this Amendment and the Amended Credit Agreement and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Amendment and the performance of the Amended Credit Agreement. Each Credit Party has duly executed and delivered this Amendment, and this Amendment and the Amended Credit Agreement constitute the valid and binding agreements of such Credit Party enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

3.04. No Violation. The execution, delivery and performance by any Credit Party of this Amendment and the performance of the Amended Credit Agreement, and compliance with the terms and provisions thereof, will not (i) contravene any applicable provision of any material Applicable Law of any Governmental Authority, (ii) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets

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of any Credit Party (other than Liens created under the Credit Documents) pursuant to (A) the terms of any material indenture, loan agreement, lease agreement, mortgage or deed of trust, or (B) any other Material Contracts, in the case of either clause (ii)(A) or (ii)(B), to which any Credit Party is a party or by which it or any of its property or assets is bound, or (iii) violate any provision of the Organization Documents of any Credit Party, except with respect to any conflict, breach or contravention or default (but not creation of Liens) referred to in clause (ii), to the extent that such conflict, breach, contravention or default could not reasonably be expected to have a Material Adverse Effect.

3.05. Solvency. On the date hereof after giving effect to this Amendment and the other transactions related thereto, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

Section 4. Conditions. This Amendment shall not become effective until the date on which each of the following conditions is satisfied (or waived by the Required Lenders) (the “Amendment No. 1 Effective Date”):

4.01. The Administrative Agent shall have received counterparts of this Amendment duly executed by each Credit Party and each other relevant party to this Amendment;

4.02. The representations and warranties contained in Section 3 hereof shall be true and correct in all material respects on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date); and

4.03. The Administrative Agent shall have received all fees, costs and expenses due and payable to it pursuant to Section 5.01 hereof and Section 12.05 of the Amended Credit Agreement (including the reasonable fees, disbursements and other charges of counsel) for which invoices have been presented prior to the date hereof.

Section 5. Miscellaneous.

5.01. Fees and Expenses. The Borrower agrees and acknowledges that all reasonable out-of-pocket costs, fees and expenses incurred by the Administrative Agent in connection with this Amendment, including without limitation the fees, costs and expenses due and payable to it pursuant to Section 12.05 of the Amended Credit Agreement (including the reasonable fees, disbursements and other charges of counsel), shall be paid by the Credit Parties to the Administrative Agent.

5.02. No Waiver or Modification. Nothing contained herein shall be deemed to constitute a waiver of compliance with any term or condition contained in the Credit Agreement or any other Credit Document or constitute a course of conduct or dealing among the parties. The Administrative Agent and Lenders reserve all rights, privileges and remedies under the Credit Documents. Except as expressly amended hereby, the Credit Agreement and other Credit Documents remain unmodified and in full force and effect in accordance with their respective terms and are hereby ratified and confirmed in all respects.

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5.03. Credit Document. This Amendment shall constitute a Credit Document under and as defined in the Amended Credit Agreement. All references in the Credit Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement as amended hereby.

5.04. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM, CONTROVERSY OR DISPUTE UNDER, ARISING OUT OF OR RELATING TO THIS AMENDMENT, WHETHER BASED IN CONTRACT (AT LAW OR IN EQUITY), TORT OR ANY OTHER THEORY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

5.05. Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic format (i.e., “pdf” or “tif”) by electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

5.06. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not affect the interpretation of this Amendment.

5.07. Binding Effect; Assignment. This Amendment shall be binding upon and inure to the benefit of the Borrower, the other Credit Parties, the Administrative Agent and the Lenders and their respective successors and assigns in accordance with the terms of the Credit Agreement.

5.08. Integration. This Amendment, the Amended Credit Agreement, and the other Credit Documents incorporate all negotiations of the parties hereto with respect to the subject matter hereof and thereof and are the final expression and agreement of the parties hereto and thereto with respect to the subject matter hereof and thereof. This Amendment, the Amended Credit Agreement, and the other Credit Documents represent the agreement of the parties hereto with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any party hereto or thereto relative to the subject matter hereof or thereof not expressly set forth or referred to herein or therein.

5.09. Reaffirmation. Each Credit Party as debtor, grantor, pledgor, guarantor, assignor, or in any other similar capacity in which such Credit Party grants liens or security interests in its property or otherwise acts as accommodation party or guarantor, as the case may be, hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each Credit Document to which it is a party (after giving effect hereto) and (ii) to the extent such Credit Party granted liens on or security interests in any of its property pursuant to any such Credit Document as security for or otherwise guaranteed the Borrowers’ Obligations under or with respect to the Credit Documents, ratifies and reaffirms such guarantee and grant of security interests and liens and confirms and agrees that such security interests and liens hereafter secure all of the Obligations as amended hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:	MINERVA SURGICAL, INC., a Delaware corporation

	By:	/s/ David Clapper
Name: David Clapper
Title: President and Chief Executive Officer

[Signature Page to Amendment No. 2 to Credit Agreement]

ADMINISTRATIVE AGENT AND LENDER:	ARES CAPITAL CORPORATION, a Maryland corporation

	By:	/s/ Penni Roll
Name: Penni Roll
Title: Authorized Signatory

[Signature Page to Amendment No. 2 to Credit Agreement]

OTHER LENDERS:	ARES DIRECT FINANCE I LP, as a Lender By: Ares Capital Management LLC, its investment manager

	By:	/s/ Penni Roll
Name: Penni Roll
Title: Authorized Signatory

[Signature Page to Amendment No. 2 to Credit Agreement]

EXECUTION VERSION

WAIVER AND AMENDMENT NO. 3 TO CREDIT AGREEMENT

This WAIVER AND AMENDMENT NO. 3 TO CREDIT AGREEMENT, dated as of July 7, 2021 (this “Amendment”), is by and among MINERVA SURGICAL, INC., a Delaware corporation (the “Borrower”), the other Credit Parties party hereto, the Lenders party hereto and ARES CAPITAL CORPORATION, a Maryland corporation (“ARCC”), as administrative agent and collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”). For purposes of this Amendment, all terms used herein which are not otherwise defined herein, including but not limited to those terms used in the recitals hereto, shall have the respective meanings assigned thereto in the Amended Credit Agreement (as defined below).

WHEREAS, the Administrative Agent, Lenders, Borrower and other Credit Parties have entered into financing arrangements pursuant to which the Lenders (or Administrative Agent on behalf of the Lenders) have made and may make Loans and provide other financial accommodations to the Borrower as set forth in the Credit Agreement, dated as of December 30, 2019, as amended by that certain Waiver and Amendment No. 1 to Credit Agreement, dated as of January 4, 2021 and as amended by that certain Amendment No. 2 to Credit Agreement, dates as of March 31, 2021 (as in effect prior to the effectiveness of this Amendment, the “Credit Agreement”, and as the same is amended by this Amendment and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Amended Credit Agreement”), by and among the Administrative Agent, Lenders, Borrower and other Credit Parties and the other Credit Documents, including, without limitation, this Amendment;

WHEREAS, an Event of Default is continuing under the Credit Agreement as a result of the Borrower’s failure to comply with Section 8.01(c) thereof for the fiscal year ending December 31, 2020 (the “Existing Default”);

WHEREAS, the Borrower, the Administrative Agent, and the Lenders desire to provide a waiver of the Existing Default and amend certain provisions of the Credit Agreement, as provided more fully herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements and covenants contained in the Credit Agreement and herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Waiver. Subject to the conditions to effectiveness set forth in Section 4 hereof, and in reliance upon the representations and warranties made by the Credit Parties in Section 3 hereof, the Administrative Agent and the Lenders hereby waive the Existing Default. The foregoing waiver is granted only in this specific instance and for the specific purpose for which it is given, shall not entitle the Borrower or any other Credit Party to any other or further waiver, modification or consent in any similar or other circumstance and shall not establish any course of dealing between the parties hereto or create any obligation, commitment or agreement of the Administrative Agent or any of the Lenders with respect to any future restructuring, modification, amendment, waiver, consent or forbearance with respect to the Obligations, the Collateral or any of the Credit Documents.

Section 2. Amendments to the Credit Agreement. Subject to the conditions to effectiveness set forth in Section 4 hereof, and in reliance upon the representations and warranties made by the Credit Parties in Section 3 hereof, pursuant to Section 12.01 of the Credit Agreement and subject to the terms and conditions herein, the Credit Agreement is hereby amended as set forth below in this Section 2.

2.01. Section 1.01 of the Credit Agreement is hereby amended:

(a) by deleting in its entirety the definition of “Exit Fee Equity Value”.

(a) by amending and restating in its entirety the definition of “Obligations” with the following:

“Obligations” shall mean all Loans, advances, debts, fees (including, but not limited to the Exit Fee), premiums (including, but not limited to the Prepayment Premium), liabilities, obligations, covenants and duties owing by any Credit Party to any Lender, Agent, or any other Person required to be indemnified hereunder, that arise under any Credit Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired, including all fees, expenses and other amounts accruing during the pendency of any proceeding of the type described in Section 10.01(h), whether or not allowed in such proceeding.

2.02. Section 4.01(c) of the Credit is hereby amended and restated in its entirety as follows:

“(c) The Borrower shall pay to the Administrative Agent an exit fee (the “Exit Fee”) on the Exit Fee Payment Date, which Exit Fee shall be earned in full on the Closing Date and due and payable on the earliest to occur (such earliest date, the “Exit Fee Payment Date”) of (A) the Maturity Date and (B) the date on which all the Obligations are repaid, prepaid or required to be repaid or prepaid in full in cash (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise). The Exit Fee shall be in an amount equal to 6.25% of the principal amount of the Loans funded under this Agreement (plus all PIK Interest added thereon).”

2.03. Section 5.02(j)(ii) of the Credit is hereby amended and restated in its entirety as follows:

(ii) second, ratably, to pay any fees (including, but not limited to, the Exit Fee, if applicable) or premiums (including, but not limited to, the Prepayment Premium, if applicable) then due to any of the Lenders of any Term Loans until paid in full,

2.04. Section 5 of the Credit Agreement is hereby amended by inserting a new Section 5.06 at the end thereof as follows:

SECTION 5.06 Payment on Maturity. The Borrower agrees to repay to the Administrative Agent, for the benefit of the applicable Lenders, at maturity (whether by acceleration, prepayment, demand or otherwise), the entire remaining outstanding principal balance of all then outstanding Loans, all accrued but unpaid interest thereon, premiums (including, but not limited to, the Prepayment Premium as required by the terms herein), fees (including, but not limited to, the Exit Fee as required by the terms herein) and all other outstanding Obligations hereunder.

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2.05. Section 8.01(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(c) Annual Financial Statements. After the Amendment No. 1 Effective Date, as soon as available and in any event within ninety (90) days, or in the case of the fiscal year ending December 31, 2020, two hundred ten (210) days, in each case, after the end of each fiscal year of Borrower, copies of the consolidated balance sheets of the Borrower and its Subsidiaries, and the related consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form (both in Dollar and percentage terms) the figures for the immediately preceding fiscal year, such consolidated statements to be audited and certified accompanied by a report and unqualified opinion (other than a qualification with respect to “going concern”) of BDO USA, LLP or another independent firm of certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent (which report and opinion shall (x) state that such financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP and (y) not be subject to any exception as to the scope of the audit), together with a management discussion and analysis (with reasonable detail and specificity) of the results of operations for the fiscal periods reported.

Section 3. Representations and Warranties. Each Credit Party, jointly and severally, hereby represents and warrants to the Lenders and the Administrative Agent as follows, which representations and warranties are continuing and shall survive the execution and delivery hereof:

3.01. No Default. At and as of the date of this Amendment after giving effect to this Amendment, no Default or Event of Default is continuing.

3.02. Representations and Warranties True and Correct. At and as of the date of this Amendment, after giving effect to this Amendment, each of the representations and warranties contained in the Credit Agreement and other Credit Documents is true and correct in all material respects (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date).

3.03. Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute and deliver this Amendment and carry out the terms and provisions of this Amendment and the Amended Credit Agreement and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Amendment and the performance of the Amended Credit Agreement. Each Credit Party has duly executed and delivered this Amendment, and this Amendment and the Amended Credit Agreement constitute the valid and binding agreements of such Credit Party enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

3.04. No Violation. The execution, delivery and performance by any Credit Party of this Amendment and the performance of the Amended Credit Agreement, and compliance with the terms and provisions thereof, will not (i) contravene any applicable provision of any material Applicable Law of any Governmental Authority, (ii) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any Credit Party (other than Liens created under the Credit Documents) pursuant to (A) the terms of any material indenture, loan agreement, lease agreement, mortgage or deed of trust, or (B) any other Material Contracts, in the case of either clause (ii)(A) or (ii)(B), to which any Credit Party is a party or by which it or any of its property or assets is bound, or (iii) violate

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any provision of the Organization Documents of any Credit Party, except with respect to any conflict, breach or contravention or default (but not creation of Liens) referred to in clause (ii), to the extent that such conflict, breach, contravention or default could not reasonably be expected to have a Material Adverse Effect.

3.05. Solvency. On the date hereof after giving effect to this Amendment and the other transactions related thereto, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

Section 4. Conditions. This Amendment shall not become effective until the date on which each of the following conditions is satisfied (or waived by the Required Lenders):

4.01. The Administrative Agent shall have received counterparts of this Amendment duly executed by each Credit Party and each other relevant party to this Amendment;

4.02. The representations and warranties contained in Section 3 hereof shall be true and correct in all material respects on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date); and

4.03. The Administrative Agent shall have received all fees, costs and expenses due and payable to it pursuant to Section 5.01 hereof and Section 12.05 of the Amended Credit Agreement (including the reasonable fees, disbursements and other charges of counsel) for which invoices have been presented prior to the date hereof.

Section 5. Miscellaneous.

5.01. Fees and Expenses. The Borrower agrees and acknowledges that all reasonable out-of-pocket costs, fees and expenses incurred by the Administrative Agent in connection with this Amendment or as otherwise required to be paid to it pursuant to Section 12.05 of the Amended Credit Agreement (including the reasonable fees, disbursements and other charges of counsel), shall be paid by the Credit Parties to the Administrative Agent.

5.02. No Waiver or Modification. Except to the extent expressly set forth in Section 1 hereof, nothing contained herein shall be deemed to constitute a waiver of compliance with any term or condition contained in the Credit Agreement or any other Credit Document or constitute a course of conduct or dealing among the parties. The Administrative Agent and Lenders reserve all rights, privileges and remedies under the Credit Documents. Except as expressly amended hereby, the Credit Agreement and other Credit Documents remain unmodified and in full force and effect in accordance with their respective terms and are hereby ratified and confirmed in all respects.

5.03. Credit Document. This Amendment shall constitute a Credit Document under and as defined in the Amended Credit Agreement. All references in the Credit Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement as amended hereby.

5.04. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM, CONTROVERSY OR DISPUTE UNDER, ARISING OUT OF OR RELATING TO THIS AMENDMENT, WHETHER BASED IN CONTRACT (AT LAW OR IN EQUITY), TORT OR ANY OTHER THEORY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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5.05. Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic format (i.e., “pdf” or “tif”) by electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

5.06. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not affect the interpretation of this Amendment.

5.07. Binding Effect; Assignment. This Amendment shall be binding upon and inure to the benefit of the Borrower, the other Credit Parties, the Administrative Agent and the Lenders and their respective successors and assigns in accordance with the terms of the Credit Agreement.

5.08. Integration. This Amendment, the Amended Credit Agreement, and the other Credit Documents incorporate all negotiations of the parties hereto with respect to the subject matter hereof and thereof and are the final expression and agreement of the parties hereto and thereto with respect to the subject matter hereof and thereof. This Amendment, the Amended Credit Agreement, and the other Credit Documents represent the agreement of the parties hereto with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any party hereto or thereto relative to the subject matter hereof or thereof not expressly set forth or referred to herein or therein.

5.09. Reaffirmation. Each Credit Party as debtor, grantor, pledgor, guarantor, assignor, or in any other similar capacity in which such Credit Party grants liens or security interests in its property or otherwise acts as accommodation party or guarantor, as the case may be, hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each Credit Document to which it is a party (after giving effect hereto) and (ii) to the extent such Credit Party granted liens on or security interests in any of its property pursuant to any such Credit Document as security for or otherwise guaranteed the Borrowers’ Obligations under or with respect to the Credit Documents, ratifies and reaffirms such guarantee and grant of security interests and liens and confirms and agrees that such security interests and liens hereafter secure all of the Obligations as amended hereby.

Section 6. Release.

6.01. In consideration of the agreements of the Administrative Agent and the Lenders party hereto contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Credit Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges each of the Secured Parties, its successors and assigns, and its direct and indirect owners, partners, members, managers, consultants, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives, and all persons acting by, through, under or in concert with any of them (the Secured Parties and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”) of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, recoupment, rights of setoff, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, contingent or mature, suspected or unsuspected, both at law and in equity, which any Credit Party or any of its respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, including, without limitation, for or on account of, or in relation to, or in any way

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in connection with this Amendment or any of the other Credit Documents or transactions thereunder or related thereto. Notwithstanding anything in this Amendment, the releases set forth in this Amendment shall not extend to any obligations of the Lenders to make Loans after the date of this Amendment to Borrower in accordance with, and subject to, the terms of the Amended Credit Agreement.

6.02. Each Credit Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

6.03. Each Credit Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

6.04. In entering into this Amendment, each Credit Party has consulted with, and has been represented by, legal counsel and expressly disclaims any reliance on any representations, acts or omissions by any of the Releasees and hereby agrees and acknowledges that the validity and effectiveness of the release set forth above does not depend in any way on any such representations, acts and/or omissions or the accuracy, completeness or validity hereof. The release set forth herein shall survive the termination of this Amendment and the Credit Documents and the payment in full of the Obligations.

6.05. Each Credit Party acknowledges and agrees that the release set forth above may not be changed, amended, waived, discharged or terminated orally.

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6

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:	MINERVA SURGICAL, INC., a Delaware corporation

	By:	/s/ David Clapper
Name: David Clapper
Title: President and Chief Executive Officer

[Signature Page to Amendment No. 3 to Credit Agreement]

ADMINISTRATIVE AGENT AND LENDER:	ARES CAPITAL CORPORATION, a Maryland corporation

	By:	/s/ Scott Lem
Name: Scott Lem
Title: Authorized Signatory

[Signature Page to Amendment No. 3 to Credit Agreement]

OTHER LENDERS:	ARES DIRECT FINANCE I LP, as a Lender By: Ares Capital Management LLC, its investment manager

	By:	/s/ Scott Lem
Name: Scott Lem
Title: Authorized Signatory

[Signature Page to Amendment No. 3 to Credit Agreement]